    As filed with the Securities and Exchange Commission on November 6, 1998
                                                      Registration No. 333-64089

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                     TO THE

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          GRAND CENTRAL FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                (State or other jurisdiction of incorporation or
                                  organization)

                                      6035
                                (Primary Standard
                           Classification Code Number)

                                Being Applied For
                        (IRS Employer Identification No.)

                          Grand Central Financial Corp.
                                 601 Main Street
                             Wellsville, Ohio 43968
                                 (330) 532-1517
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               William R. Williams
                             Chief Executive Officer
                          Grand Central Financial Corp.
                                 601 Main Street
                             Wellsville, Ohio 43968
                                 (330) 532-1517
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                          Douglas P. Faucette, Esquire
                              John R. Hall, Esquire
                              Brian K. Lee, Esquire
                           Muldoon, Murphy & Faucette
                           5101 Wisconsin Avenue, N.W.
                             Washington, D.C. 20016
                                 (202) 362-0840

       Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /_/
       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
  Title of each Class of                              Proposed              Proposed Maximum
     Securities to be            Amount to        Maximum Offering      Aggregate Offering Price         Amount of
        Registered             be Registered       Price per Unit                  (1)                Registration Fee
-----------------------------------------------------------------------------------------------------------------------

       Common Stock              2,248,250
      $0.01 par Value             Shares               $10.00                  $22,482,500                 $ (2)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


--------------------
(1) Estimated solely for the purpose of calculating the registration fee.

(2) The registration fee of $7,803 was previously paid upon the initial filing of the Form SB-2.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

[To be used in connection with the Syndicated Community Offering only]

SYNDICATED PROSPECTUS SUPPLEMENT


                          GRAND CENTRAL FINANCIAL CORP.
              (Proposed Holding Company for Central Federal Savings
                       and Loan Association of Wellsville)

                        __________ Shares of Common Stock



     Grand Central Financial Corp. (the "Company"), a Delaware corporation, is offering for sale in a syndicated community offering (the "Syndicated Community Offering") __________ shares, at a per share price of $10.00, of its common stock, par value $.01 per share (the "Common Stock"), to be sold upon the conversion (the "Conversion") of Central Federal Savings and Loan Association of Wellsville, Wellsville, Ohio (the "Association") from a federally chartered mutual savings association to a federally chartered stock savings association and the issuance of the Association's outstanding capital stock to the Company pursuant to a plan of conversion, (the "Plan of Conversion"). The remaining __________ shares of the Common Stock to be sold in the Conversion have been subscribed for in subscription and community offerings (the "Subscription and Community Offerings") by holders of deposit accounts with the Association with a balance of $50 or more as of December 31, 1996, by the Central Federal Savings and Loan Association of Wellsville Employee Stock Ownership Plan, a tax-qualified employee benefit plan, and related trust (the "ESOP"), by holders of deposit accounts with the Association with a balance of $50 or more as of September 30, 1998, by certain other account holders and borrowers of the Association and, then, by certain members of the general public. See "The Conversion - General." Contained herein is the Prospectus in the form used in the Subscription and Community Offerings. The purchase price for all shares sold in the Syndicated Community Offering will be the same as the price paid by subscribers in the Subscription and Community Offerings (the "Purchase Price"). The Purchase Price of $10.00 per share is the amount to be paid for each share at the time a purchase order is submitted. See the cover page of the Prospectus and the table below for information as to the method by which the range within which the number of shares offered may vary and the method of subscribing for shares of the Common Stock.

     Funds submitted to the Association with purchase orders will earn interest at the Association's passbook rate of interest from the date of receipt until completion or termination of the Conversion. The Syndicated Community Offering will expire no later than _______________, 199_, unless extended by the Association and the Company with the approval of the Office of Thrift Supervision (the "OTS"). Such extensions may not go beyond December __, 2000. If an extension of time has been granted, all subscribers will be notified of such extension, and of their rights to confirm their subscriptions, or to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Association of his intention to confirm, modify or rescind his subscription. If an affirmative response to any resolicitation is not received by the Association and the Company from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. The minimum number of shares which may be purchased is 25 shares. Except for the ESOP, which may purchase up to 10% of the total number of shares of Common Stock issued in the Conversion, no person, together with associates of and persons acting in concert with such person, may purchase more than the total number of shares offered in the Community Offering and the Syndicated Community Offering that could be purchased for $200,000 at the Purchase Price and no person, together with associates of and persons acting in concert with such person, may purchase more than $200,000 in the Conversion. See "Plan of Conversion - Subscription Rights and Limitations on Common Stock Purchases." The Company reserves the right, in its absolute discretion, to accept or reject, in whole or in part, any or all subscriptions in the Syndicated Community Offering.


     The Company and the Association have engaged Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. ("Webb") as financial advisors to assist them in the sale of the Common Stock in the Syndicated Community Offering. It is anticipated that Webb will use the services of other registered broker-dealers ("Selected Dealers") and that fees to Webb and such Selected Dealers will not exceed 5.5% of the aggregate Purchase Price of the shares sold in the Syndicated Community Offering. Neither Webb nor any Selected Dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering.


     The Company has applied to have its Common Stock listed on the Nasdaq SmallCap Market under the symbol "GCFC." However, if the Company, after the Offerings, qualifies to be listed on the Nasdaq National Market, it will take steps to do so. Prior to this offering, there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the stock.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, DEPARTMENT OF THE TREASURY, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE, OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

                                                                             Minimum                      Maximum
                                                                            1,445,000                    1,955,000
                                                    Per Share                 Shares                     Shares (1)

                                               -------------------      ------------------       --------------------------
Public offering price....................          $10.00                  $17,000,000                  $26,450,000
Estimated underwriting commissions
     and other expenses..................      $0.34 to $0.45                $771,320                     $920,000
Estimated proceeds to Company............      $9.55 to $9.66              $16,228,680                  $25,530,000

__________________________________
(1) Subject to changes in market conditions and the approval of the Office of Thrift Supervision, up to 2,248,250 shares, an additional 15% above the maximum number of shares, may be issued.




----------------------------------------------------------------------
                        Charles Webb & Company
             a Division of Keefe, Bruyette & Woods, Inc.
----------------------------------------------------------------------

               The date of this Prospectus is _____________, 1998.

PROSPECTUS

                          GRAND CENTRAL FINANCIAL CORP.
                          (Proposed Holding Company for
           Central Federal Savings and Loan Association of Wellsville)


               From 1,445,000 to 1,955,000 Shares of Common Stock


        This offering is made as part of the plan of conversion of Central Federal Savings and Loan Association of Wellsville, Wellsville, Ohio, from a mutual to a stock association. In this conversion, the Association will become a wholly-owned subsidiary of Grand Central Financial Corp. No shares will be sold if the minimum number of shares are not subscribed for or if the necessary approvals from the banking regulatory authorities and the members of the Association are not received.



        There is currently no public market for the common stock. The Company has applied to have its common stock listed on the Nasdaq SmallCap Market, under the symbol "GCFC", upon completion of the conversion. However, if the Company, after the Offerings, qualifies to be listed on the Nasdaq National Market, it will take steps to do so.





        Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 15.



        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF THRIFT SUPERVISION OR ANY OTHER FEDERAL AGENCY, NOR HAS SUCH OFFICE OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

        THE SHARES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY NOR ARE THEY INSURED OR GUARANTEED BY THE ASSOCIATION OR THE COMPANY. THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL INVESTED.





                                                             Minimum           Maximum
                                                            1,445,000         1,955,000
                                          Per Share           Shares          Shares(1)
                                          ---------         ---------         ---------
Public offering price ............      $    10.00          $14,450,000      $19,550,000
Estimated underwriting commissions
  and other expenses .............      $0.42 to $0.53      $   765,800      $   826,800
Estimated proceeds to Company ....      $9.47 to $9.58      $13,684,200      $18,723,200




----------



(1) Subject to changes in market conditions and the approval of the Office of Thrift Supervision, up to 2,248,250 shares, an additional 15% above the maximum number of shares, may be issued.




        The shares are offered first in a Subscription Offering to persons who have specified priorities of subscription rights based on their relationship with the Association. IN ORDER TO PURCHASE SHARES PURSUANT TO A SUBSCRIPTION RIGHT, YOU MUST SUBMIT A PROPERLY COMPLETED SUBSCRIPTION ORDER FORM AND CERTIFICATION, TOGETHER WITH PAYMENT FOR THE SHARES, TO THE ASSOCIATION PRIOR TO THE EXPIRATION DATE, 12:00 NOON, EASTERN TIME, ON _______________, 1998, UNLESS EXTENDED.

        To the extent sufficient shares to complete the conversion are not sold in the Subscription Offering, the remaining shares will be offered for sale in a Community Offering and, if necessary, other public offering.

        Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. has agreed to assist the Company in selling the shares, but does not guarantee that at least the minimum number of shares will be sold.

                                   ----------

                             Charles Webb & Company
                   a Division of Keefe, Bruyette & Woods, Inc.

                                   ----------

              The date of this Prospectus is _____________, 1998.

                                TABLE OF CONTENTS



                                                                         Page
                                                                         ----
Summary...............................................................     4
Summary of Recent Developments........................................     9
Selected Financial and Other Data of the Association..................    13
Risk Factors..........................................................    15
Grand Central Financial Corp..........................................    22
Central Federal Savings and Loan Association of Wellsville............    22
Regulatory Capital Compliance.........................................    24
Use of Proceeds.......................................................    25
Dividend Policy.......................................................    26
Market for the Common Stock...........................................    27
Capitalization........................................................    28
Pro Forma Data........................................................    29
Statements of Income..................................................    34
Management's Discussion and Analysis of Financial Condition
     and Results of Operations........................................    35

Business of the Association...........................................    50
Federal and State Taxation............................................    72
Regulation............................................................    74
Management of the Company.............................................    82
Management of the Association.........................................    83
The Conversion........................................................    95
Restrictions on Acquisition of the Company and the Association........   115
Description of Capital Stock of the Company...........................   122
Description of Capital Stock of the Association.......................   123
Transfer Agent and Registrar..........................................   124
Experts...............................................................   124
Legal and Tax Opinions................................................   124
Additional Information................................................   125
Index to Financial Statements.........................................   F-1



        This document contains forward-looking statements which involve risks and uncertainties. Grand Central Financial Corp.'s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 15 of this document.

                              INSERT MAP PAGE HERE

                                     SUMMARY

        This summary highlights selected information from this document and does not contain all the information that you need to know before making an informed investment decision. To understand the stock offering fully, you should read carefully this entire Prospectus, including the financial statements and the notes to the financial statements of Central Federal Savings and Loan Association of Wellsville. References in this document to the "Association" refer to Central Federal Savings and Loan Association of Wellsville. References in this document to the "Company" refer to Grand Central Financial Corp.


Grand Central Financial Corp.

        Grand Central Financial Corp., a Delaware corporation, was recently organized to become a savings and loan holding company and own all of the capital stock of Central Federal Savings and Loan Association of Wellsville to be issued upon its conversion from mutual to stock form. To date, the Company has not engaged in any business.

        The Company's office is located at 601 Main Street, Wellsville, Ohio 43968 and its telephone number is (330) 532-1517. The Association's executive office has the same address and phone number.

Central Federal Savings and Loan
Association of Wellsville

        The Association is a federally chartered mutual savings and loan association. At June 30, 1998, the Association had total assets of $121.7 million, total deposits of $78.9 million and total equity of $14.4 million.

        The Association currently operates six banking offices in Columbiana, Mahoning and Jefferson Counties in Ohio. The Association historically has operated as a community-oriented banking institution primarily providing single-family residential mortgage loans and a variety of retail deposit products to consumers.

The Conversion

        The Association has adopted a Plan of Conversion which is subject to requirements of the Office of Thrift Supervision (the "OTS"), which is the primary federal banking regulator of the Association. The conversion, which hereafter is referred to as the "Conversion," is governed by the Plan and has three major components, as follows:

        (i)     The conversion of the Association to stock form;

        (ii) The acquisition by the Company of all of the outstanding capital stock of the Association; and

        (iii)   The sale by the Company of common stock.


        The Plan of Conversion is subject to approval by a majority of the Association's members. For more details regarding the Conversion, see "The Conversion--General."


Terms of the Offering

        The shares of common stock are offered at a fixed price of $10.00 per share in the Subscription Offering pursuant to subscription rights in the following order of priority to:

        (i)     Eligible Account Holders in the Association as of December 31,
                1996;

        (ii) Employee plans, consisting of the Employee Stock Ownership Plan of the Company and the Association (the "ESOP");

        (iii) Supplemental Eligible Account Holders in the Association as of September 30, 1998 who are not entitled to a first priority subscription right; and


        (iv) Other Members in the Association as of October 31, 1998 who are not entitled to a higher priority subscription right.


        Shares of common stock not subscribed for by persons having priority subscription rights will be offered to certain members of the general public in a concurrent Community Offering, with priority given to natural persons residing in Columbiana, Mahoning and Jefferson Counties of Ohio. For more information regarding the offerings, see "The Conversion--Subscription Offering and Subscription Rights" and "--Community Offering."

Expiration Date of
  Subscription Offering


        Subscription rights will expire if not exercised and all orders to purchase common stock in the Subscription Offering must be received by 12:00 noon, Eastern time, on ________, 1998, unless extended for up to 45 days by the Association or such additional periods with the approval of the OTS, if required, which is the "Expiration Date." If the minimum number of shares is not sold by the Expiration Date, any amounts paid will be promptly returned to investors.


Nontransferability of
  Subscription Rights

        The subscription rights are not transferable.

Number of Shares Offered


        The Company is offering between a minimum of 1,445,000 shares and a maximum of 1,955,000 shares of common stock, or up to an adjusted maximum of 2,248,250 shares if the maximum number of shares is increased.



        The number of shares offered is based upon an independent appraisal prepared by Keller & Company, Inc. ("Keller") dated as of September 18, 1998 and updated as of October 23, 1998, which estimates that the aggregate pro forma market value of the common stock to be sold ranged from $14.5 million to $19.6 million. (This range is referred to as the "Estimated Price Range"). Keller is an independent appraisal firm experienced in appraisals of savings institutions.


        The final aggregate estimated pro forma market value of the common stock to be sold will be determined at the time of closing of the Subscription and Community Offerings, or if all shares are not sold in the Subscription and Community Offerings, the closing of the Syndicated Community Offering. Such estimated aggregate pro forma market value is subject to change due to changes in market and general financial and economic conditions.

        The maximum number of shares to be sold may be increased by up to 15%, the adjusted maximum, if the aggregate estimated pro forma market value of the common stock to be sold is increased.

How To Order Stock

        If you are entitled to a subscription right, you may order shares in the Subscription Offering by delivering to the Association a properly executed stock order and certification form together with full payment for the shares ordered on or prior to the Expiration Date. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED OR MODIFIED WITHOUT THE CONSENT OF THE ASSOCIATION. All order forms should be accompanied or preceded by a Prospectus. Please make sure you review the Prospectus carefully. To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. The Association is not obligated to accept subscriptions not submitted on an original stock order form.

        IMPORTANT: To ensure that your subscription rights are properly identified, you must list qualifying deposit accounts and loans, as of the respective qualifying dates on the stock order form. Persons who do not list all qualifying deposit accounts and loans may be subject to reduction or rejection of their subscription.

        Persons wishing to order shares in the Community Offering also must submit a properly executed stock order and certification form prior to the expiration date for the Community Offering.

        For more information on how to order stock, see "The
Conversion--Procedure for Purchasing Shares in Subscription and Community Offerings."

Form of Payment for Shares

        Payment for subscriptions may be made:

        (i)     in cash (if delivered in person);

        (ii)    by check, bank draft or money order; or

        (iii) by authorization of withdrawal from deposit accounts maintained at the Association.

        Orders for common stock in the Subscription Offering which aggregate $50,000 or more must be paid by official bank or certified check or by withdrawal authorization from a deposit account at the Association. No wire transfers will be accepted.

Number of Shares that may
        be Ordered

        Minimum: 25 shares ($250).

        Maximum:

        - No Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in the Subscription Offering more than $200,000 of common stock.

        - No person, together with associates or persons acting in concert with such person, may purchase in the Community Offering more than $200,000 of common stock.


        - No person, together with associates or persons acting in concert with such person, may purchase in the aggregate more than $200,000 of the common stock to be sold. However, the ESOP may purchase up to 10% of the Common Stock to be issued in connection with the Conversion. It is intended that the ESOP will purchase 8% of the Common Stock issued.

Use of Proceeds

        The Company will use 50% of the net proceeds from the sale of common stock to purchase all of the common stock of the Association to be issued in the Conversion. The portion of net proceeds retained by the Company will be used for general business activities, including the loan of funds to the ESOP to enable the ESOP to purchase 8% of the stock issued in connection with the Conversion. The Company intends initially to use the funds for general corporate purposes, including investment in single-family residential mortgage loans and other loans and investment in short- to intermediate-term securities and mortgage-backed securities. In addition, under appropriate market conditions, the Company may repay advances from the Federal Home Loan Bank of Cincinnati ("FHLB-Cincinnati"). See "Use of Proceeds."

Dividend Policy


        No decision has been made by the Company with respect to the payment of dividends if any. Additionally, in connection with the Conversion, the Company and the Association have committed to the OTS that during the one-year period following the Conversion, the Company will not take any steps towards a distribution to stockholders that, for federal tax purposes, would be treated as a return of capital without prior approval of the OTS.


Benefits of the Conversion to
  Management


        Subsequent to the Conversion, the Company intends to adopt a Stock-Based Incentive Plan for the benefit of directors, officers and employees of the Company and Association. If the Stock-Based Incentive Plan is adopted within one year after the Conversion, the plan will be subject to stockholders' approval at a meeting of stockholders which may not be held earlier than six months after the Conversion. The Stock-Based Incentive Plan would provide for the award at no cost to the recipients of shares of common stock in an amount equal to 4% of the common stock issued in connection with the Conversion, and the grant of options to purchase common stock in an amount equal to 10% of the Common Stock issued in the Conversion.

        Additionally, an ESOP, which is a tax qualified plan, will be established to provide retirement benefits to employees. Benefits under that plan will be distributed to eligible employees over an approximate twelve-year period. See the table below for the estimated value of such benefits.


                                           Estimated            Percentage of
                                        Value of Shares(1)      Shares Issued
                                        ------------------      --------------
Employee Stock Ownership Plan              $1,360,000                 8.0%
Stock-Based Incentive Plan:
  Stock Awards(2) ...........                 680,000                 4.0
  Stock Options(3) ..........                    --                  10.0
                                           ----------                ----
      Total .................              $2,040,000                22.0%
                                           ----------                ----
                                           ----------                ----


        (1) Assumes that shares are allocated to participants at $10.00 per share and that shares are issued in the Conversion at the midpoint of the Estimated Price Range.

        (2) Any Common Stock awarded under the Stock-Based Incentive Plan will be awarded at no cost to the recipients.

        (3) Stock options will be granted with an exercise price equal to the fair market value of the Company's Common Stock on the day of grant. Recipients of stock options realize value only in the event of an increase in the price of the Common Stock of the Company following the date of grant of the stock options.



        Certain officers of the Company and the Association will also be provided with employment agreements which provide such officers with employment rights and/or payments upon their termination of service following a change in control. Benefits under such agreements may provide for up to three times the officer's salary and would only be paid if the officer were terminated without cause or if the officer voluntarily retired under certain circumstances following a change in control. See "Management of the Association -- Employment Agreements." The Stock-Based Incentive Plan may also provide participants with benefits upon a change in control of the Company or the Association.



Voting Control of Officers
  and Directors


        Directors and executive officers of the Association and the Company expect to purchase approximately 13.8% or 10.2% of the shares of common stock to be issued in the Conversion, based on the estimated minimum and maximum of such shares, respectively. Additionally, assuming the implementation of the ESOP and the Stock-Based Incentive Plan, directors, executive officers and employees have the potential to control the voting of approximately 25.8% or 22.2% of the common stock to be issued in the Conversion, based on the minimum and maximum of such shares, respectively.


No Board Recommendations

        The Association's Board of Directors and the Company's Board of Directors make no recommendation to depositors or other potential investors regarding whether such persons should purchase the common stock. An investment in the common stock must be made pursuant to each investor's evaluation of his or her best interests.

Conversion Center

        If you have any questions regarding the Conversion, please call the Conversion Center at (330) 505-1765.

                         SUMMARY OF RECENT DEVELOPMENTS

        The selected financial and operating data presented below at September 30, 1998 and for the nine-month periods ended September 30, 1998 and 1997 are derived from unaudited financial data but, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results from such interim periods. The results of operations of the nine months ended September 30, 1998 are not necessary indicative of the results of operations that may be expected for the year ended December 31, 1998.






                                                     At                  At
                                            September 30, 1998   December 31, 1997
                                            ------------------   -----------------
                                                       (In thousands)
Selected Financial Data:
   Total assets .............................   $119,901              $118,265
   Cash and cash equivalents ................      3,315                 5,846
   Loans, net ...............................     62,179                57,886
   Mortgage-related securities, net .........     37,266                35,616
   Investment securities, net ...............     11,205                13,678
   Deposits .................................     79,179                76,983
   FHLB advances ............................     25,312                26,161
   Total equity .............................     14,494                14,165
   Nonperforming assets and troubled debt
     restructurings .........................         25                   199






                                                 Nine Months Ended September 30,
                                                 -------------------------------
                                                   1998                  1997
                                                   ----                  ----
                                                        (In thousands)
Selected Operating Data:
   Total interest income ....................     $6,638                $6,628
   Total interest expense ...................      3,797                 4,001
                                                  ------                ------
      Net interest income ...................      2,841                 2,627
   Provision for loan losses ................        154                     7
                                                  ------                ------
      Net interest income after provision
        for loan losses                            2,687                 2,620
   Noninterest income:
       Net gain (loss) on sale of securities          13                     5
       Other ................................        234                   203
                                                  ------                ------
            Total noninterest income ........        247                   208
   Noninterest expense ......................      2,503                 2,027
                                                  ------                ------
   Income before income tax .................        431                   801
   Provision for income tax .................        105                   226
                                                  ------                ------
      Net income ............................     $  326                $  575
                                                  ------                ------

                                                  ------                ------


                                                                                  For the Nine Months Ended
                                                                                         September 30,
                                                                                  -------------------------
                                                                                     1998          1997
                                                                                    -------       -------
Selected Financial Ratios and Other Data (1):
Performance Ratios:
   Average yield on interest-earning assets(2) ...............................         7.64%         7.39%
   Average rate paid on interest-bearing liabilities .........................         4.82          4.94
   Net interest rate spread(3) ...............................................         2.82          2.45
   Net interest margin(4) ....................................................         3.33          2.93
   Ratio of interest-earning assets to interest-bearing liabilities ..........       111.89        110.95
   Efficiency ratio(5) .......................................................        81.40         71.63
   Noninterest expense as a percent of average assets ........................         2.76          2.19
   Return on average assets ..................................................         0.36          0.62
   Return on average equity ..................................................         3.04          5.70
   Ratio of average retained equity to average assets ........................        11.84         10.92
Regulatory Capital Ratios(6):
   Tangible capital ..........................................................        12.01         11.52
   Core capital ..............................................................        12.01         11.52
   Total Risk-based capital ..................................................        27.36         25.89
Asset Quality Data and Ratios:
   Total nonperforming loans(7) ..............................................      $    25       $   209
   Real estate owned, net ....................................................         --            --
   Total nonperforming assets(8) .............................................           25           209
   Allowance for loan losses .................................................          379           244
   Nonperforming loans as a percent of total loans(7)(9) .....................         0.04%         0.37%
   Nonperforming assets as a percent of total assets(8) ......................         0.02          0.17
   Allowance for loan losses as a percent of total loans(9) ..................         0.60          0.43
   Allowance for loan losses as a percent of nonperforming loans (7) .........        15.16x        1.17x




----------


(1) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Calculations of yields are presented on a taxable equivalent basis using the Federal income tax rate of 34%.

(3) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(4) The net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Equals noninterest expense divided by net interest income plus noninterest income (excluding gains or losses on securities transactions). (6) For definitions and further information relating to the Association's regulatory capital requirements, see "Regulation and Supervision -- Regulations -- Capital Requirements." See "Regulatory Capital Compliance" for the Association's pro forma capital levels as a result of the Offerings.

(7) Nonperforming loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the policy of the Association to cease accruing interest on all loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest. See "Business of the Association--Lending Activities--Delinquent and Classified Assets."

(8) Nonperforming assets consist of nonperforming loans, other repossessed assets and REO.

(9) Loans represent gross loans receivable, and loans held for sale net of the allowance for loan losses, loans in process and deferred loan origination fees.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

Comparison of Financial Condition at September 30, 1998 and December 31, 1997

        Total assets at September 30, 1998 were $119.9 million compared to $118.3 million at December 31, 1997, an increase of $1.6 million. The primary factor in this increase was a $4.3 million increase in net loans receivable from $57.9 million at December 31, 1997 to $62.2 million at September 30, 1998, offset by a $823,000 decrease in investment and mortgage-related securities from $49.3 million at December 31, 1997 to $48.5 million at September 30, 1998 and a $2.5 million decrease and cash equivalents from $5.8 million at December 31, 1997 to $3.3 million at September 30, 1998.

        Total deposits of the Association increased by $2.2 million from $77.0 million at December 31, 1997 to $79.2 million at September 30, 1998 due principally to an increase in certificates of deposits. Federal Home Loan Bank advances decreased by $849,000 from $26.2 million at December 31, 1997 to $25.3 million at September 30, 1998 due to regular amortization of the advances.

        Total equity at September 30, 1998 was $14.5 million compared to $14.2 million at December 31, 1997, an increase of $329,000, or 2.3%, due to net earnings of $326,000 for the nine months ended September 30, 1998 and a $3,000 SFAS No. 115 adjustment for an increase in the market value of certain securities available for sale.

Comparison of Operating Results for the Nine Months Ended September 30, 1998 and September 30, 1997.

        Net earnings for the nine months ended September 30, 1998 were $326,000 compared to $575,000 for the nine months ended September 30, 1997. Net interest income increased $214,000, or 8.2%, for the nine months ended September 30, 1998 compared to the same period in 1997, which was more than offset by the increase in noninterest expense during the nine months ended September 30, 1998 compared to the same period in 1997. In addition, the provision for loan losses for the nine months ended September 30, 1998 increased $154,000 over the similar period in 1997.

Interest Income

        Interest income for the nine months ended September 30, 1998 was $6.64 million compared to $6.63 million for the nine months ended September 30, 1997, an increase of $10,000 or 0.2%. The increase in interest income was the result of an increase in yield for interest-earning assets for the nine months ended September 30, 1998 of 7.5% compared to 7.4% for the same period in 1997. The increase in yield on interest-earning assets was partially offset by the decline in average interest-earning assets from $120.1 million for the nine months ended September 30, 1997 to $117.9 million for the nine months ended September 30, 1998.

Interest Expense

        Interest expense for the nine months ended September 30, 1998 was $3.8 million compared to $4.0 million for the nine months ended September 30, 1997, a decrease of $204,000 or 5.1%. The decrease in interest expense was due to the decrease in the yield on interest-bearing liabilities for the nine months ended September 30, 1998 from 4.8% compared to 4.9% for the same period in 1997 and due to the decrease in average interest-bearing liabilities from $108.2 million for the nine months ended September 30, 1997 to $105.4 million for the nine months ended September 30, 1998.

Provision for Loan Losses

        The Association's provision for loan losses for the nine months ended September 30, 1998 was $154,000 compared to $0 for the nine months ended September 30, 1997. The amount of the provision for loan losses is based upon management's periodic analysis of the adequacy of the allowance for loan losses. The increase in the provision for loan losses is due to a number of factors including the increased level of consumer bankruptcies, layoffs related to a strike of a major employer in the Association's market area (which has subsequently been resolved), the growth of the loan portfolio and the review of specific problem loans by management. Management believes the allowance for loan losses is adequate to absorb losses; however, future additions to the allowance may be necessary based on changes in economic conditions.

Noninterest Income

        Noninterest income for the nine months ended September 30, 1998 was $247,000 compared to $208,000 for the nine months ended September 30, 1997, an increase of $39,000 or 18.8%. The increase was primarily due to an increase in service charge income and, to a lesser extent, an increase in the gain on sale of securities available for sale.



Noninterest Expense



        Noninterest expense was $2.5 million for the nine months ended September 30, 1998 compared to $2.0 million for the nine months ended September 30, 1997, a $469,000, or 23.1%, increase. The increase was primarily due to an increase in salaries and employee benefits and occupancy expense due to the full year impact of the branch offices opened during 1997 and the additional impact of the branch offices open during 1998. The additional branches are part of management's strategy to increase its market area and expand into higher growth market areas than exist in the Association's traditional market area. Management expects further increases in noninterest expense in future periods due to the full impact of the branches opened during 1998.



Income Taxes




        Income taxes for the nine months ended September 30, 1998 were $105,000 compared to $226,000 for the nine months ended September 30, 1997, a decrease of $121,000 due to the decrease in net income.

              SELECTED FINANCIAL AND OTHER DATA OF THE ASSOCIATION

        The selected financial and other data of the Association set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Association and Notes thereto presented elsewhere in this Prospectus.


                                                      At June 30,                            At  December 31,
                                                ---------------------   ----------------------------------------------------------
                                                 1998(1)     1997(1)      1997        1996         1995        1994         1993
                                                ---------   ---------   ---------   ---------    ---------   ---------   ---------
                                                                              (In thousands)
Selected Financial Data:
   Total assets .............................   $ 121,641   $ 124,842   $ 118,265   $ 124,186    $ 110,412   $ 116,707   $ 121,643

   Cash and cash equivalents ................       3,433       3,680       5,846       5,238        4,640       3,408       8,613
   Loans, net (2) ...........................      60,562      53,622      57,886      49,517       48,233      48,748      47,774
   Securities held-to-maturity (3):
      Mortgage-related securities, net ......      34,076      35,554      27,987      37,893       38,485      44,262      53,640
      Investment securities, net ............       1,497       6,496       3,489       5,499         --          --          --
   Securities available-for-sale (3):
      Mortgage-related securities, net ......       5,947       9,411       7,629      10,093       11,871      13,945       6,956
Investment securities, net ..................      10,208      10,835      10,189      10,879        2,948       2,000         678
   Deposits .................................      78,909      75,339      76,983      75,828       71,991      71,274      71,218
   FHLB advances ............................      27,680      34,997      26,161      34,277       24,524      32,726      38,256
   Total equity .............................      14,331      13,665      14,165      13,243       13,224      12,063      11,503
   Real estate owned, net ...................        --          --          --          --           --          --          --
   Nonperforming assets and
     troubled debt restructurings ...........         138         117         199          45           24         126         165



                                                   For the Six Months
                                                       Ended June 30,                              For the Year Ended December 31,
                                                 1998(1)       1997(1)      1997      1996         1995         1994        1993
                                                                              (In thousands)
Selected Operating Data:
   Total interest income ....................   $   4,412   $   4,433   $   8,803   $   8,613    $   8,117   $   7,989   $   7,675
   Interest expense .........................       2,536       2,656       5,273       5,197        4,771       4,372       4,401
                                                ---------   ---------   ---------   ---------    ---------   ---------   ---------
      Net interest income ...................       1,876       1,777       3,530       3,416        3,346       3,617       3,274
   Provision for loan losses ................         150        --          --          --             42          48          48
                                                ---------   ---------   ---------   ---------    ---------   ---------   ---------
      Net interest income after provision
         for loan losses ....................       1,726       1,777       3,530       3,416        3,304       3,569       3,226
   Noninterest income:
      Net gain (loss) on sale of securities .           4        --          --            (9)        --          --           192
      Other .................................         158         115         241         178          157         253         296
                                                ---------   ---------   ---------   ---------    ---------   ---------   ---------
          Total noninterest income ..........         162         115         241         169          157         253         488
   Noninterest expense(4) ...................       1,692       1,359       2,883       3,252        2,485       2,411       2,416
                                                ---------   ---------   ---------   ---------    ---------   ---------   ---------
   Income before income taxes ...............         196         533         888         333          976       1,411       1,298
                                                ---------   ---------   ---------   ---------    ---------   ---------   ---------
   Income taxes .............................          45         156         207          46          307         432         407
   Cumulative effect of accounting
      change ................................        --          --          --          --           --          --           (24)
                                                ---------   ---------   ---------   ---------    ---------   ---------   ---------
      Net income ............................   $     151   $     377   $     681   $     287    $     669   $     979   $     867
                                                ---------   ---------   ---------   ---------    ---------   ---------   ---------
                                                ---------   ---------   ---------   ---------    ---------   ---------   ---------


                                                    (See footnotes on next page)


                                                                 At or For the Six
                                                                   Months Ended
                                                                     June 30,              At or for the Year Ended December 31,
                                                                 ------------------   ----------------------------------------------
                                                                  1998(1)   1997(1)    1997      1996      1995      1994      1993
                                                                  ------    ------    ------    ------    ------    ------    ------
                                                                                         (Dollars in thousands)
Selected Operating Ratios and Other Data (5):
Performance Ratios:
    Average yield on interest-earning assets (6) ...........       7.49%     7.44%     7.42%     7.37%     7.26%     7.03%     7.53%
    Average rate paid on interest-bearing liabilities ......       4.85      4.93      4.94      4.93      4.75      4.19      4.57
    Average interest rate spread (7) .......................       2.64      2.53      2.48      2.44      2.51      2.84      2.96
    Net interest margin (8) ................................       3.19      2.98      2.98      2.92      2.99      3.18      3.21
    Ratio of interest-earning assets to
       interest-bearing liabilities ........................     112.64    110.43    111.22    110.89    111.39    109.00    105.88
    Efficiency ratio(9) ....................................      83.19     71.83     76.45     90.48     70.94     62.30     67.68
    Noninterest expense as a percent of
       average assets ......................................       2.82      2.22      2.36      2.71      2.22      2.05      2.23
    Return on average assets ...............................       0.25      0.61      0.56      0.24      0.60      0.83      0.80
    Return on average equity ...............................       2.11      5.70      5.00      2.19      5.26      8.21      7.27
    Ratio of average equity to average assets ..............      11.80     10.78     11.16     10.94     11.37     10.14     10.99
Regulatory Capital Ratios: (10)
    Tangible capital ratio .................................      11.72     11.09     11.95     10.80     11.91     10.32      9.43
    Core capital ratio .....................................      11.72     11.09     11.95     10.80     11.91     10.32      9.43
    Risk-based capital ratio ...............................      23.22     25.83     27.39     28.38     30.90     27.80     25.59
Asset Quality Ratios:
    Nonperforming loans and troubled debt
       restructurings as a percent of total loans (11) .....       0.23      0.22      0.35      0.09      0.05      0.26      0.34
    Nonperforming assets and troubled debt
       restructurings as a percent of total assets (12) ....       0.11      0.09      0.17      0.04      0.02      0.12      0.14
      Allowance for loan losses as a percent
      of total loans .......................................       0.61      0.43      0.40      0.46      0.51      0.43      0.37
      Allowance for loan losses as a percent of
       nonperforming loans and troubled debt
       restructurings (2)(11) ..............................       2.72x     1.97x     1.16x     5.09x    10.38x     1.67x     1.07x
Full service offices at end of period ......................          5         4         4         4         3         3         3


----------

(1) The data presented for the six months ended June 30, 1998 and 1997 was derived from unaudited financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the six months ended June 30, 1998, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998.


(2) Loans, net, represents gross loans receivable and loans held for sale net of the allowance for loan losses, loans in process and deferred loan origination fees. The allowance for loan losses at June 30, 1998 and 1997 and December 31, 1997, 1996 , 1995, 1994 and 1993 was $375,000,
        $231,000, $231,000, $229,000, $249,000, $211,000 and $177,000,
        respectively.


(3) The Association adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," during fiscal 1994.

(4) Includes a one-time special assessment of $449,000 in order to recapitalize the SAIF fund in fiscal 1996.

(5) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods. Ratios for interim periods are stated on an annualized basis.

(6) Calculations of yield are presented on a taxable equivalent basis using the Federal income tax rate of 34%.

(7) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(8) The net interest margin represents net interest income as a percent of average interest-earning assets.

(9) Equals non-interest expense divided by net interest income plus non-interest income (excluding gains or losses on securities transactions).

(10) For definitions and further information relating to the Association's regulatory capital requirements, see "Regulation-- Capital Requirements." See "Regulatory Capital Compliance" for the Association's pro forma capital levels as a result of the Offerings.

(11) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the policy of the Association to cease accruing interest on loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest. See "Business of the Association--Lending Activities--Delinquencies and Classified Assets."

(12) Non-performing assets consist of non-performing loans, other repossessed assets and REO.

                                  RISK FACTORS


        The following risk factors should be considered by investors in deciding whether to purchase the Common Stock offered hereby.


Above Average Sensitivity to Increases in Interest Rates

        The Association's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Accordingly, the Association's results of operations and financial condition are largely dependent on movements in market interest rates and its ability to manage its assets in response to such movements.


        A significant portion of the Association's assets consist of fixed-rate residential mortgage loans. At June 30, 1998, the Association had $53.3 million of fixed-rate mortgage loans, or 87.21% of the Association's gross loans receivable, with average weighted maturities of 18.3 years. The Association's emphasis on fixed-rate mortgage loans is due to the consumer preference for fixed-rate mortgage loans in the Association's market area. Investment in fixed-rate mortgage loans generally results in increased interest rate risk as such loans generally do not reprice as quickly as adjustable-rate mortgage loans during periods of rising interest rates. In addition, the Association generally has accepted deposits for considerably shorter terms than its fixed-rate mortgage loans. At June 30, 1998, the Association had $25.6 million of certificate accounts maturing in less than twelve months. Consequently, management expects that the yield on interest-earning assets of the Association will adjust to changes in interest rates at a slower rate than the cost of the Association's interest-bearing liabilities, and that any significant increase in interest rates will have an adverse effect on the Association's results of operations. The Association attempts to offset the risks associated with its predominantly fixed-rate loan portfolio by investing in adjustable-rate mortgage-backed and other securities and by maintaining a relatively high level of capital. Although the Association will continue to offer ARM loans, there can be no assurance that in the future the Association will be able to originate a sufficient volume of ARM loans to constitute a significant portion of the Association's loan portfolio. In addition, the Association does not currently anticipate that commercial lending activities will significantly increase in the immediate future. At June 30, 1998, the Association had a $10 million, 15-year bond issued by FHLB-Cincinnati paying a rate of interest of 7.0%. The relatively long term of the bond as compared with the relatively short term of the Association's FHLB advances contributed to the Association's above average risk from rising interest rates. Moreover, because the bond may be repaid early and the Association may not be able to reinvest the funds at as high an interest rate, such early repayment could adversely affect the Association's net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Market Risk."


        Increases in market interest rates would result in an increase in the interest rates on the Association's adjustable-rate loans, thereby causing higher loan payment amounts by the borrowers which, in turn, may result in elevated delinquencies on such loans. Increases in the level of interest rates may also adversely affect the value of the Association's investment and mortgage-backed securities and other interest-earning assets and, in turn, its results of operations or retained earnings. At June 30, 1998, the Association's held-to-maturity and available-for-sale securities, including investment securities, and mortgage-backed securities, had an estimated fair value of $51.3 million, which was $300,000 less than their amortized cost. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Market Risk," "Business of the Association--Lending Activities--Single-Family Mortgage Lending" and "--Investment Activities."

Low Return on Equity Following the Conversion


        At June 30, 1998, the Association's ratio of average equity to average assets was 11.80%. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of June 30, 1998, assuming the sale of Common Stock at the maximum, as adjusted, of the Estimated Price Range, the Company's ratio of equity to assets would be approximately 22.26%. The Company's ability to deploy this new capital through investments in interest-earning assets, such as loans and securities, which bear rates of return comparable to its current investments, will be significantly affected by industry competition for such investments. The Company currently anticipates that it will take time to prudently deploy such capital. As a result, the Company's return on equity initially is expected to be below its historical return on equity and may be below peer group institutions after the Conversion. Additionally, due to the implementation of stock-based benefit plans such as the ESOP and the Stock-Based Incentive Plan, the Company's future compensation expense will be increased, thereby adversely affecting its net income and return on equity.




Heavy Concentration in Real Estate Lending in Eastern Ohio

        At June 30, 1998, 74.16% of the Association's total gross loan portfolio was secured by real estate, substantially all of which is located in the Association's primary market area in Eastern Ohio. The Association's primary market area includes the counties of Columbiana, Mahoning and Jefferson, which have experienced relatively slow growth in the last several years. In recent years, the Association has expanded its market area through the establishment of additional branches within those counties. The success of that expansion policy will depend on whether the increased operating expenses resulting from the additional branches can be offset by growth of the Association's business within its market area. Per capita income and median household income in the market area are lower and have increased at a lower rate than in Ohio and the United States. In addition, the recent closing of two large industrial plants in neighboring Trumbull County may also impact the Bank's market area. See "Business of the Association Market Area and Competition" and "- Lending Activities." Accordingly, a substantial decline in real estate values, the onset of other recessionary economic conditions or the loss of a large employer in the Association's primary market area could adversely affect the Association's operating results and financial condition by, among other things, requiring increased provisions for loan losses and increased non-interest expense associated with the management and disposition of real estate owned as well as decreasing demand for single-family mortgage loans.


Increased Credit Risks Associated with Consumer Loans

        At June 30, 1998, $15.4 million, or 25.20% of the Association's total gross loan portfolio consisted of consumer loans. Of these loans, $12.5 million or 20.42% of the Association's total loans consisted of new and used automobile loans. Loans secured by rapidly depreciable assets such as automobiles entail greater risks than single-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default. Because a significant portion of the Association's automobile loans are originated on the Association's behalf by dealers at the time of sale, the volume of such loans is substantially dependent on the Association's maintaining relationships with such dealers. Also, because loan underwriting is accomplished without benefit of direct interaction between the borrower and the Association's lending officers, underwriting risks associated with such loans may be greater than with loans originated directly by the Association.


Competition in Market Area


        The Association faces significant competition in its market area both in attracting deposits and in originating loans. The Association's primary market area is a competitive market for financial services. The Association faces direct competition from a number of financial institutions, many with a state-wide or regional presence, and, in some cases, a national presence. This competition arises from other savings institutions, commercial banks, credit unions and other providers of financial services, many of which are significantly larger than the Association and therefore have greater financial and marketing resources than the Association. See "Business of the Association -- Market Area and Competition."


Increased Expenses from Stock-Based Benefits to Management and Directors, Employment Contracts and Change in Control Payments



        Stock-Based Incentive Plan. The Company intends to adopt a Stock-Based Incentive Plan which would provide for the granting of options to purchase common stock ("Stock Options"), awards of common stock ("Stock Awards"), and certain related rights to eligible officers, employees and directors of the Company and Association. While the Company currently anticipates granting Stock Options and Stock Awards under a single plan, it may establish separate plans to provide for such awards. In the event such plan is adopted within one year after conversion, OTS regulations require the plan to be approved by stockholders at a meeting of stockholders which may be held no earlier than six months after completion of the Conversion. It is anticipated the Stock-Based Incentive Plan will provide for the granting of options to purchase shares of Common Stock equal to 10% of the shares of Common Stock issued in the Conversion (144,500 shares and 195,500 shares at the minimum and maximum of the Estimated Price Range, respectively) and the granting of Stock Awards in an amount equal to 4% of the shares of Common Stock issued in the Conversion (57,800 shares and 78,200 shares at the minimum and maximum of the Estimated Price Range, respectively). Shares of common stock used to satisfy such awards will be acquired by the Plan or a trust established for the Plan either through open market purchases or from authorized but unissued Common Stock. See "--Possible Dilutive Effect of Stock-Based Incentive Plan."

        Employee Stock Ownership Plan. In connection with the Conversion, certain officers and employees of the Association and the Company will obtain the benefit of stock ownership through the establishment of the ESOP, which is a tax-qualified plan for the benefit of all eligible employees, including executive officers, of the Association. The ESOP intends to purchase in the Subscription Offering 8% of the Common Stock issued in the Conversion, or 115,600 shares and 156,400 shares at the minimum and maximum of the Estimated Price Range. The ESOP will be funded over time by the Association and the Association will allocate shares of Common Stock to employees of the Association who are Participants in the ESOP at no cost to the ESOP beneficiaries. See "Management of the Association - Benefits - Employee Stock Ownership Plan and Trust."



        Employment Contracts and Change in Control Provisions. Employment agreements with certain officers and the employee severance compensation plan provide for benefits and cash payments in the event of a change in control of the Company or the Association. The provisions in such agreements and plan would provide the recipient with a change in control payment in the event of the recipient's involuntary or, in certain circumstances, voluntary termination of employment subsequent to a change in control of the Company or the Association. In addition to any payments which may be made under the Stock-Based Incentive Plan upon a change in control, these provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Association. Based solely on current salaries, cash payments to be paid in the event of a change in control pursuant to the terms of the employment agreements and an employee severance compensation plan would be approximately $1.19 million. However, the actual amount to be paid in the event of a change in control of the Company or Association cannot be estimated at this time because the actual amount is based on the average salary of the employee and other factors existing at the time of the change in control. See "Restrictions on Acquisition of the Company and the Association--Restrictions in the Company's Certificate of Incorporation and Bylaws," "Management of the Association--Employment Agreements," "-- Employee Severance Compensation Plan" and "-- Benefits."


Possible Dilutive Effect of Stock-Based Incentive Plan

        Following the Conversion, the Stock-Based Incentive Plan will acquire an amount of shares equal to 4% of the shares of Common Stock issued in the Conversion, either through open market purchases or the issuance of authorized but unissued shares of Common Stock from the Company. If the Stock-Based Incentive Plan is funded by the issuance of authorized but unissued shares, the voting interests of existing stockholders at that time will be diluted by 3.8%. Also following the Conversion, directors, officers and employees will be granted stock options under the Stock-Based Incentive Plan in an amount equal to 10% of the Common Stock issued in the Conversion. The exercise of such stock options may be satisfied by the issuance of authorized but unissued shares. Under certain circumstances, such options may be exercised and sold on the same day, thereby eliminating any risk to officers and directors in exercising options in the event that the market price exceeds the exercise price. If all of the stock options were to be exercised using authorized but unissued Common Stock and the stock awards granted under the Stock-Based Incentive Plan were funded with authorized but unissued shares, the voting interests of existing stockholders at that time would be diluted at that time by 12.3%.

Certain Anti-Takeover Provisions Which May Discourage Takeover Attempts


        Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Association's Stock Charter and Bylaws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered boards of directors, non-cumulative voting for directors, limits on the calling of special meetings, limits on voting shares in excess of 10% of outstanding shares, and certain uniform price provisions for certain business combinations. The Association's Stock Charter also prohibits, for five years, the acquisition or offer to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Association's equity securities. Any person violating this restriction may not vote the Association's securities in excess of 10%. These provisions in the Association's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate existing management. For a more detailed discussion of these provisions, see "Restrictions on Acquisitions of the Company and the Association."


Potential Voting Control of Executive Officers and Directors


        Directors and officers of the Association and the Company expect to purchase approximately 13.8% or 10.2% of the shares of Common Stock to be issued in the Conversion, based upon the minimum and the maximum of the Estimated Price Range, respectively, exclusive of shares that may be attributable to directors and officers through the Stock-Based Incentive Plan (exclusive of shares to be issued upon the exercise of options) and the ESOP, which plans may give directors, officers and employees the potential to control the voting of approximately 25.8% of the Company's Common Stock assuming such plans were funded with authorized but unissued shares. Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company and the Association--Restrictions in the Company's Certificate of Incorporation and Bylaws."


Absence of Market For Common Stock


        The Company and the Association have never issued capital stock. The Company has applied to have its Common Stock listed on the Nasdaq SmallCap Market under the symbol "GCFC" upon completion of the Conversion. However, if the Company, after the Offerings, qualifies to be listed on the Nasdaq National Market, it will take steps to do so. There can be no assurance that an active and liquid trading market for the Common Stock will develop or, once developed, will continue, nor can there be any assurances that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence or discontinuance of a market for the Common Stock would have an adverse impact on both the price and liquidity of the Common Stock. See "Market for the Common Stock."


Possible Increase in Estimated Price Range and Number of Shares Issued


        The number of shares to be issued in the Conversion may be increased as a result of an increase in the Estimated Price Range of up to 15% due to regulatory considerations, changes in market conditions or general financial and economic conditions following the commencement of the Subscription and Community Offerings. In the event that the Estimated Price Range is so increased, it is expected that the Company will issue up to 2,248,250 shares of Common Stock at the Purchase Price for an aggregate purchase price of up to $22.5 million. An increase in the number of shares issued will decrease a subscriber's pro forma net earnings per share and stockholders' equity per share and will increase the Company's pro forma consolidated stockholders' equity and net earnings. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net earnings per share.



Financial Institution Regulation and Legislative Uncertainty


        The Association is subject to extensive regulation and supervision as a federal savings association. In addition, the Company, as a savings association holding company, is subject to extensive regulation and supervision. Such regulations, which affect the Association on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations is also subject to change by the authorities who examine the Association and interpret those laws and regulations. Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Association, their operations or the Association's Conversion. See "Regulation."


        The Deposit Insurance Funds Act of 1996 (the "Funds Act"), which was enacted in September 1996, provides that the BIF (the deposit insurance fund that covers most commercial bank deposits) and the SAIF will merge on January 1, 1999, if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. A bill originally reported by the House Banking Committee would have required federal thrifts to become national banks or state banks within two years of enactment or they would have become national banks by operation of law. OTS would have been abolished and its functions transferred to the bank regulatory agencies. The bill as passed by the House of Representatives, however, did not provide for the elimination of the federal thrift charter or OTS, but did provide that unitary savings and loan holding companies existing or applied for after March 31, 1998 would not have the ability to engage in unlimited activities but would be subject to the activities restrictions applicable to multiple savings and loan holding companies. Unitary holding companies existing or applied for before 1998 would be grandfathered and could continue to engage in unlimited activities and could transfer the grandfather rights to acquirors of the holding company. The Senate has not acted on such legislation but if such legislation was enacted, the Company would not qualify for unlimited activities but would be subject to the activities restrictions applicable to multiple savings and loan holding companies. The Association is unable to predict whether such legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Association is also unable to predict whether the SAIF and BIF will eventually be merged or the federal thrift charter eliminated, and what effect, if any, such legislation would have on the Association.

Effect on Voting Rights of Members

        At present, all depositors and certain borrowers of the Association are members of, and have voting rights in, the Association as to all matters requiring membership action. Upon Conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Association. Upon Conversion, all voting rights in the Association will be vested in the Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors and borrowers of the Association will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.


Year 2000 Compliance

        As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products were designed to accommodate only two-digits. For example, "98" is stored on the system to represent 1998. Accordingly, the Association's operating system may recognize "00" as the year 1900 rather than 2000, causing the system to fail or generate erroneous information. The Association has not identified any material expenses which are reasonably likely to be incurred by the Association in connection with year-2000 issues and the Association does not expect to incur significant expense to implement corrective measures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

        The Association has received an opinion from Keller which states that, pursuant to Keller's valuation, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value. However, such valuation is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, such rights may be taxable as ordinary income or capital gain to those Eligible Account Holders, Supplemental Eligible Account Holders or Other Members who receive and/or exercise the subscription rights in an amount equal to such value. Additionally, the Association could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion
- Effects of Conversion" and "- Tax Aspects."

Risk of Delayed Offering


        The Company and the Association expect to complete the Conversion within the time periods indicated in this Prospectus. Nevertheless, it is possible, although not anticipated, that adverse market, economic or regulatory conditions, or other factors could significantly delay the completion of the Conversion and result in increased Conversion costs or in changes in the Conversion valuation. The Subscription and Community Offerings could be extended to _____________, 1999 before subscribers would have the right to confirm, modify or rescind their subscriptions. If the Subscription and Community Offerings are extended beyond December __, 2000, all subscribers will have the right to confirm, modify or rescind their subscriptions and to have their subscription funds returned promptly, with interest at a rate equal to the Association's interest rate paid on passbook accounts, or to have their withdrawal authorization terminated. See "The Conversion."

                          GRAND CENTRAL FINANCIAL CORP.

        The Company was recently organized under Delaware law at the direction of the Board of Directors of the Association for the purpose of acquiring all of the capital stock to be issued by the Association. The Company has applied to the OTS to become a savings and loan holding company, and, as such, will be subject to regulation by the OTS. See "The Conversion - General." After completion of the Conversion, the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation - Holding Company Regulation." Upon consummation of the Conversion, the Company's assets will consist of all of the outstanding shares of the Association's capital stock issued to the Company in the Conversion and that portion of the net proceeds of the Offerings retained by the Company. The Company intends to use part of the net proceeds it retains to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the Common Stock in the Conversion. See "Use of Proceeds." The Company will have no significant liabilities. The management of the Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Association. At the present time, the Company does not intend to employ any persons other than officers, but will utilize the support staff of the Association from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

        Management believes that the holding company structure will provide the Company with additional flexibility to diversify, should it decide to do so, its business activities through existing or newly-formed subsidiaries, or through acquisitions of other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the net proceeds retained by the Company and earnings thereon or, alternatively, through dividends from the Association.

        The Company's executive offices are located at the home office of the Association at 601 Main Street, Wellsville, Ohio 43968 and its telephone number is (330) 532-1517.

           CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF WELLSVILLE

        The Association was organized in 1892, and has operated for over one hundred years as a community-oriented savings institution. The Association's primary market area consists of the areas in and surrounding the Village of Wellsville and includes portions of the counties of Columbiana, Mahoning and Jefferson Counties in Eastern Ohio. The Association conducts its business from its home office located in Wellsville, Ohio, and its five full service branch offices, four of which have been opened since 1996.

        The Association's business has been and continues to be attracting deposits from the general public in its primary market area and investing such deposits and other funds, generated from operations, and FHLB advances, primarily in conventional mortgage loans secured by single-family residences. At June 30, 1998, $42.7 million, or 69.91%, of the Association's gross loans receivable generally consisted of fixed-rate single-family mortgage loans. In addition, the Association invests in consumer loans, primarily automobile loans originated directly or on the Association's behalf by automobile dealers at the time of sale. To a significantly lesser extent, the Association invests in home equity, multi-family, commercial real estate, construction (primarily to individual borrowers for the construction of owner-occupied residential properties) and land loans. In addition to its lending activities, the Association also invests in mortgage-backed securities, primarily those guaranteed or insured by government agencies such as Ginnie Mae, Fannie Mae and Freddie Mac, and other investment grade securities.

        The Association is subject to extensive regulation, supervision and examination by the OTS, its primary regulator, and the FDIC, which insures its deposits. As of June 30, 1998, the Association exceeded all regulatory capital requirements with tangible, core and risk-based capital of $14.3 million, $14.3 million and $14.6 million, respectively. Additionally, the Association's regulatory capital was in excess of the amount necessary to be "well-capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1992 ("FDICIA"). See "Regulatory Capital Compliance" and "Regulation." The Association is a member of the FHLB - Cincinnati which is one of the twelve regional banks which comprise the FHLB system.

        The Association's executive offices are located at its home office at 601 Main Street, Wellsville, Ohio 43968 and its telephone number is (330) 532-1517.

                          REGULATORY CAPITAL COMPLIANCE

        At June 30, 1998, the Association exceeded all regulatory capital requirements. See "Regulation - Federal Savings Institution Regulation - Capital Requirements." Set forth below is a summary of the Association's compliance with regulatory capital standards as of June 30, 1998, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Association of 50% of the net proceeds and that such net proceeds are invested in assets that carry a 20% risk-weighting, such as short-term interest-bearing deposits. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the Stock Programs are deducted from pro forma regulatory capital.



                                                            Central Federal Savings and Loan Association of Wellsville
                                                         Pro Forma at June 30, 1998, Based Upon Sale at $10.00 Per Share
                                                         ---------------------------------------------------------------

                                                                                                                2,248,250 Shares
                                                    1,445,000 Shares     1,700,000 Shares   1,955,000 Shares       (15% above
                                                      (Minimum of        (Midpoint of         (Maximum of            Maximum
                                   Historical          Estimated         Estimated            Estimated            of Estimated
                                 At June 30, 1998     Price Range)       Price Range)         Price Range)        Price Range)(1)
                                 ----------------     ------------       ------------         ------------        ---------------
                                          Percent             Percent            Percent              Percent             Percent
                                            of                  of                  of                 of                   of
                                Amount   Assets(2)  Amount   Assets(2)  Amount   Assets(2)  Amount   Assets(2)  Amount   Assets(2)
                                -------  ---------  -------  ---------  -------  ---------  -------  ---------  -------  ---------
                                                                        (Dollars in thousands)
GAAP Capital ...............    $14,331    11.8%    $19,439     15.3%   $20,393    16.0%    $21,347     16.6%   $22,443     17.3%
Tangible Capital:
          Capital Level(3)      $14,245    11.7%    $19,353     15.3%   $20,307    15.9%    $21,261     16.5%   $22,357     17.2%
          Requirement ......      1,824     1.5%      1,900      1.5%     1,915     1.5%      1,929      1.5%   $ 1,945      1.5%
                                -------    ----     -------     ----    -------    ----     -------     ----    -------     ----
          Excess ...........    $12,421    10.2%    $17,453     13.8%   $18,392    14.4%    $19,332     15.0%   $20,412     15.7%
                                -------    ----     -------     ----    -------    ----     -------     ----    -------     ----
                                -------    ----     -------     ----    -------    ----     -------     ----    -------     ----
Core Capital:
          Capital Level(3)      $14,245    11.7%    $19,353     15.3%   $20,307    15.9%    $21,261     16.5%   $22,357     17.2%
          Requirement(4) ...      3,647     3.0%      3,801      3.0%     3,829     3.0%      3,858      3.0%     3,891      3.0%
                                -------    ----     -------     ----    -------    ----     -------     ----    -------     ----
          Excess ...........    $10,598     8.7%     $15,652     12.3%   $16,478    12.9%    $17,403     13.5%   $18,466     14.2%
                                -------    ----     -------     ----    -------    ----     -------     ----    -------     ----
                                -------    ----     -------     ----    -------    ----     -------     ----    -------     ----
Total Risk-Based Capital:
          Capital Level(3)      $14,620    23.2%    $19,728     30.1%   $20,682    31.3%    $21,636     32.5%   $22,732     33.9%
          Requirement ......      5,037     8.0%      5,248      8.0%     5,287     8.0%      5,327      8.0%     5,372      8.0%
                                -------    ----     -------     ----    -------    ----     -------     ----    -------     ----
          Excess ...........    $ 9,583    15.2%    $14,480     22.1%   $15,395    23.3%    $16,309     24.5%   $17,360     25.9%
                                -------    ----     -------     ----    -------    ----     -------     ----    -------     ----
                                -------    ----     -------     ----    -------    ----     -------   ----    -------     ----


----------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations, changes in market conditions or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3) Certain deductions and additions are made to equity as calculated under generally accepted accounting principles ("GAAP") to determine regulatory capital. The general valuation allowance of $375,000 is added to GAAP capital to arrive at total risk-based capital. Assumes net proceeds are invested in assets that carry a risk weighting of 51.6%, the average risk weighting of the Association's assets at June 30, 1998.

(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation - Federal Savings Institution Regulation - Capital Requirements."

                                 USE OF PROCEEDS


        Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $13.7 million and $18.7 million (or $21.6 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion - Stock Pricing" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the consummation of the Conversion.



        The Company will purchase all of the outstanding capital stock of the Association to be issued upon Conversion in exchange for 50% of the net proceeds of the Offering. Such proceeds will be added to the Association's general funds to be used for general corporate purposes, including investment in loans, particularly single-family residential mortgage loans, non-residential real estate loans, including commercial real estate loans in the Association's primary market area, and construction loans, including home equity loans. The Association expects that the level of such lending activity generally will be proportionately consistent with its existing lending policies. See "Business of the Association -- Lending Activities." The Association also plans to use such proceeds to invest in short- to intermediate-term securities and mortgage-backed securities and fund the Stock-Based Incentive Plan. In addition, under appropriate market conditions, the Company may repay advances from the FHLB-Cincinnati. The Association has no current arrangements, understandings or agreements regarding any such transactions.



        Net proceeds to be retained by the Company after the purchase of the capital stock of the Association, and including the loan to the ESOP, are estimated to be between $6.9 million and $9.4 million (or $10.8 million if the Estimated Price Range is increased by 15%). The net proceeds retained by the Company will initially be invested primarily in short- to intermediate-term securities and mortgage-backed securities. The Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase 8.0% of the Common Stock issued in the Conversion. Based upon the issuance of 1,445,000 shares and 1,955,000 shares at the minimum and maximum of the Estimated Price Range, the amount of the loan to the ESOP would be $1.2 million or $1.6 million, respectively (or $1.8 million if the Estimated Price Range is increased by 15%) to be repaid over a 12-year period at the prevailing prime rate of interest, which is currently 8.5%. See "Management of the Association - Benefits Employee Stock Ownership Plan and Trust."


        The net proceeds retained by the Company may also be used to support the future expansion of operations through the acquisition of other savings associations and commercial banks or diversification into other banking related businesses. The Company may use a portion of the net proceeds to fund the Stock Programs. The Company has no current arrangements, understandings or agreements regarding any such transactions. The Company, upon the Conversion, will be a unitary savings and loan holding company, which under existing laws would generally not be restricted as to the types of business activities in which it may engage, provided that the Association continues to be a qualified thrift lender ("QTL"). See "Regulation Holding Company Regulation" for a description of certain regulations and proposed regulations applicable to the Company.

        Upon completion of the Conversion, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the

Common Stock for three years except for (i) an offer to all stockholders on a pro rata basis, (ii) the repurchase of qualifying shares of a director, or (iii) a purchase in the open market by an employee stock benefit plan. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion, the Company may repurchase its Common Stock so long as (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period, (ii) the repurchases do not cause the Association to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation, and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. See "Regulation - Prompt Corrective Regulatory Action." In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

        Based upon facts and circumstances following Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the Purchase Price in the Conversion.

        Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Association's current and projected results of operations and asset/liability structure, the economic environment and tax and other considerations. See "The Conversion - Certain Restrictions on Purchase or Transfer of Shares after Conversion."


        In connection with the Conversion, the Company and the Association have committed to the OTS that, during the one-year period following consummation of the Conversion, the Company will not take any steps in furtherance of a distribution to stockholders that, for federal tax purposes, would be treated as a return of capital without prior approval of the OTS.


                                 DIVIDEND POLICY

        Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Company is newly formed and has conducted no operations to date. The Board of Directors intends to consider a policy of paying dividends on the Common Stock in the future. No decision has been made as to the amount or timing of such dividends, if any. Declarations of dividends by the Board of Directors will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the

Company's and the Association's financial condition and results of operations, tax considerations and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if commenced, will continue to be paid.

        The Association will not be permitted to pay dividends on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion - Liquidation Rights." For information concerning federal regulations which apply to the Association in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions including payment of dividends to its holding company, see "Federal and State Taxation - Federal Taxation - Distributions" and "Regulation - Federal Savings Institution Regulation Limitation on Capital Distributions."


        Unlike the Association, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital (generally defined as the aggregate par value of the outstanding shares of the Company's capital stock having a par value plus the amount of the consideration paid for shares of the Company's capital stock without par value) or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. Since the Company initially will have no significant source of income other than dividends from the Association and earnings from the net proceeds retained by the Company, the payment of dividends by the Company may be dependent, in part, upon dividends from the Association which is subject to various tax and regulatory restrictions on the payment of dividends.


                           MARKET FOR THE COMMON STOCK


        The Company was recently formed and has never issued capital stock. The Association, as a mutual institution, has never issued capital stock. The Company has applied to have its Common Stock quoted on the Nasdaq SmallCap Market under the symbol "GCFC" subject to the completion of the Conversion and compliance with certain conditions. However, if the Company, after the Offerings, qualifies to be listed on the Nasdaq National Market, it will take steps to do so. The Company will seek to encourage and assist at least three market makers to make a market in its Common Stock. Keefe, Bruyette & Woods, Inc. has agreed to make a market for the Common Stock following consummation of the Conversion, although it has no obligation to do so, and will assist the Company in seeking to encourage at least two additional market makers to establish and maintain a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. There can be no assurance that an active and liquid trading market will develop or, if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of Common Stock at any given time, which is not within the control of the Company. No assurance can be given that an investor will be able to resell the Common Stock at or above the Purchase Price of the Common Stock after the Conversion. See "Risk Factors - Absence of Market for Common Stock."

                                 CAPITALIZATION

        The following table presents the unaudited historical consolidated capitalization of the Association at June 30, 1998, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."




                                                              Company Pro Forma Based Upon Sale at $10.00 Per Share
                                                              -----------------------------------------------------
                                                                                                              2,248,250
                                                           1,445,000        1,700,000        1,955,000          Shares
                                                            Shares           Shares           Shares          (15% above
                                                          (Minimum of     (Midpoint of      (Maximum of       Maximum of
                                          Association      Estimated        Estimated        Estimated         Estimated
                                           Historical     Price Range)     Price Range)     Price Range)    Price Range)(1)
                                           ----------     ------------     ------------     ------------    ---------------
                                                                     (Dollars in thousands)
Total deposits(2) ..................       $  78,909       $  78,909        $  78,909        $  78,909        $  78,909
FHLB advances ......................          27,680          27,680           27,680           27,680           27,680
                                           ---------       ---------        ---------        ---------        ---------
        Total ......................       $ 106,589       $ 106,589        $ 106,589        $ 106,589        $ 106,589
                                           ---------       ---------        ---------        ---------        ---------
                                           ---------       ---------        ---------        ---------        ---------
Stockholders' equity:
  Preferred Stock, $0.01 par value,
    1,000,000 shares authorized;
    none to be issued ..............             $--             $--              $--              $--              $--
  Common Stock, $0.01 par value,
    6,000,000 shares authorized;
    shares to be issued as reflected            --                14               17               20               22
  Additional paid-in capital(3) ....            --            13,670           16,187           18,703           21,599
  Retained earnings(4) .............          14,270          14,270           14,270           14,270           14,270
    Unrealized loss on securities
    available for sale .............              61              61               61               61               61
  Common Stock acquired by the
    ESOP(5) ........................            --            (1,156)          (1,360)          (1,564)          (1,799)
  Common Stock acquired by the
    Stock Programs(6) ..............            --              (578)            (680)            (782)            (899)
                                           ---------       ---------        ---------        ---------        ---------
Total stockholders' equity .........       $  14,331       $  26,281        $  28,495        $  30,708        $  33,254
                                           ---------       ---------        ---------        ---------        ---------
                                           ---------       ---------        ---------        ---------        ---------


----------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations, or changes in market conditions or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock-Based Incentive Plans intended to be adopted by the Company and presented for approval of stockholders at a meeting of stockholders following the Conversion. If approved by the stockholders of the Company, an amount equal to 10% of the shares of Common Stock issued in the Conversion will be reserved for issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. See "Risk Factors - Possible Dilutive Effect of Stock-Based Incentive Plan," Footnote 3 to the tables under "Pro Forma Data" and "Management of the Association - Benefits - Stock-Based Incentive Plan."

(4) The retained earnings of the Association will be substantially restricted after the Conversion. See "The Conversion - Liquidation Rights" and "Regulation - Federal Savings Institution Regulation - Limitations on Capital Distributions." Does not reflect the payment of any possible future dividends. See "Dividend Policy."

(5) Assumes that 8.0% of the shares offered for sale in the Conversion will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Association - Benefits - Employee Stock Ownership Plan and Trust."

(6) Assumes that an amount equal to 4.0% of the shares of Common Stock issued in the Conversion is purchased by the Stock- Based Incentive Plan subsequent to the Conversion through open market purchases. The Common Stock purchased by the Stock-Based Incentive Plan is reflected as a reduction of stockholder's equity. Implementation of the Stock-Based Incentive Plan is subject to the approval of the Company's stockholders at a meeting following the Conversion. See "Risk Factors - Possible Dilutive Effect of Stock-Based Incentive Plan," Footnote 2 to the tables under "Pro Forma Data" and "Management of the Association - Benefits - Stock-Based Incentive Plan."

                                 PRO FORMA DATA


        The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $13.7 million and $18.7 million (or $21.6 million in the event the Estimated Price Range is increased by 15% based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription and Community Offerings; (ii) directors, officers and employees of the Association and members of their immediate families (collectively, "Affiliates") will purchase an aggregate of 200,000 shares of Common Stock; (iii) Webb will receive a fee equal to 1.3% of the aggregate Purchase Price of the shares sold in the Subscription and Community Offerings, excluding shares purchased by Affiliates and the ESOP for which there is no fee; and (iv) Conversion expenses, excluding the marketing fees paid to Webb, will be approximately $594,000. Actual Conversion expenses may vary from those estimated.




        Pro forma consolidated net earnings of the Company for the six months ended June 30, 1998, and for the year ended December 31, 1997, have been calculated as if the Common Stock had been sold at the beginning of the respective periods and the net proceeds had been invested at 5.29% and 5.35%, respectively, the one-year U.S. Treasury note rate at June 30, 1998 and December 31, 1997, respectively. The Treasury yield was used on the reinvestment of proceeds because it more appropriately reflects a market rate of return than the arithmatic average yield on the Association's interest-earning assets and cost of deposits . The tables below do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock or the effect of any possible use of the net conversion proceeds. The pro forma after-tax yields for the Company and the Association are assumed to be 3.49% for the six months ended June 30, 1998, based on an effective tax rate of 34% and 3.53% for the year ended December 31, 1997, based on an effective tax rate of 34%. Historical and pro forma net earnings per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued, as adjusted to give effect to the purchase of shares by the ESOP. Historical and pro forma stockholders' equity per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds.


        The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with GAAP. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

        The following tables summarize historical data of the Association and pro forma data of the Company at or for the six months ended June 30, 1998, and at or for the year ended December 31, 1997, based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The tables below give effect to the Stock Programs, which are expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders. See Footnote 2 to the tables and "Management of the Association
- Benefits - Stock-Based Incentive Plan." No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plans which are expected to be adopted by the Board of Directors of the Company and presented to stockholders for approval at a meeting of stockholders, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or the bad debt reserve in liquidation. See Footnote 3 to the tables below, "The Conversion - Liquidation Rights" and "Management of the Association - Benefits - Stock-Based Incentive Plan."


                                                                        At or For the Six Months Ended June 30, 1998
                                                         ------------------------------------------------------------------------
                                                          1,445,000            1,700,000         1,955,000          2,248,250
                                                           Shares             Shares Sold       Shares Sold        Shares Sold
                                                          at $10.00           at $10.00          at $10.00          at $10.00
                                                          Per Share            Per Share         Per Share        Per Share (15%
                                                          (Minimum            (Midpoint          (Maximum         above Maximum
                                                         of Estimated        of Estimated       of Estimated      of Estimated
                                                          Price Range)        Price Range)       Price Range)     Price Range)(5)
                                                         -------------       --------------     --------------    ----------------
                                                                     (Dollars in thousands, except per share amounts)

Gross proceeds ....................................      $    14,450        $    17,000        $    19,550        $    22,483
Less: Offering expenses and
      commission ..................................             (766)              (796)              (827)              (862)
                                                         -----------        -----------        -----------        -----------
Estimated net proceeds ............................           13,684             16,204             18,723             21,621
Less: Common Stock acquired by
      ESOP ........................................           (1,156)            (1,360)            (1,564)            (1,799)
             Common Stock acquired by
                    Stock-Based Incentive Plan ....             (578)              (680)              (782)              (899)

      Estimated net proceeds, as adjusted .........      $    11,950        $    14,164        $    16,377        $    18,923
                                                         -----------        -----------        -----------        -----------
                                                         -----------        -----------        -----------        -----------
Consolidated net earnings:
      Historical ..................................      $       151        $       151        $       151        $       151
      Pro forma adjustments:
             Net income from proceeds .............              209                247                286                330
             ESOP (1) .............................              (32)               (37)               (43)               (49)
             Stock-Based Incentive Plan (2) .......              (38)               (45)               (52)               (59)
                                                         -----------        -----------        -----------        -----------
      Pro forma net income ........................      $       290        $       316        $       342        $       373
                                                         -----------        -----------        -----------        -----------
                                                         -----------        -----------        -----------        -----------
Net earnings per share:
      Historical ..................................      $      0.11        $      0.10        $      0.08        $      0.07
      Pro forma adjustments:
             Net income from proceeds .............             0.16               0.16               0.16               0.16
             ESOP (1) .............................            (0.02)             (0.02)             (0.02)             (0.02)
             Stock-Based Incentive Plan (2) .......            (0.03)             (0.03)             (0.03)             (0.03)

      Pro forma net income ........................      $      0.22        $      0.21        $      0.19        $      0.18
                                                         -----------        -----------        -----------        -----------
                                                         -----------        -----------        -----------        -----------

      Number of shares using SOP  93-6 ............        1,334,217          1,569,667          1,805,117          2,075,864
Stockholders' equity:
      Historical ..................................      $    14,331        $    14,331        $    14,331        $    14,331
      Estimated net proceeds ......................           13,684             16,204             18,723             21,621
      Less: Common Stock acquired
                    by ESOP(1) ....................           (1,156)            (1,360)            (1,564)            (1,799)
                    Common Stock acquired by Stock-
                      Based Incentive Plan(2) .....             (578)              (680)              (782)              (899)
                                                         -----------        -----------        -----------        -----------
      Pro forma stockholders'
             equity(2)(3)(4) ......................      $    26,281        $    28,495        $    30,708        $    33,254
                                                         -----------        -----------        -----------        -----------
                                                         -----------        -----------        -----------        -----------
Stockholders' equity per share:
      Historical ..................................      $      9.92        $      8.43        $      7.33        $      6.37
      Estimated net proceeds ......................             9.47               9.53               9.58               9.62
      Less: Common Stock acquired
                    by ESOP(1) ....................            (0.80)             (0.80)             (0.80)             (0.80)
                    Common Stock acquired by Stock-
                      Based Incentive Plan(2) .....            (0.40)             (0.40)             (0.40)             (0.40)
                                                         -----------        -----------        -----------        -----------
      Pro forma stockholders' equity
             per share(2)(3)(4) ...................      $     18.19        $     16.76        $     15.71        $     14.79
                                                         -----------        -----------        -----------        -----------
                                                         -----------        -----------        -----------        -----------
Offering  price as a percentage of
      pro forma stockholders' equity
             per share ............................            54.98%             59.66%             63.66%             67.61%
Number of shares ..................................        1,445,000          1,700,000          1,955,000          2,248,300
Offering price to pro forma net earnings
   per share ......................................           23.03x             23.49x             26.37x             27.87x


                                                   (footnotes on following page)

------------------------



(1) It is assumed that 8.0% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount borrowed is reflected as a reduction of stockholders' equity. The Association intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Association's total annual payment of the ESOP debt is based upon 12 equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the Association's contribution to the ESOP is equivalent to the debt service requirement (excluding interest, which is assumed to be paid to the Company and therefore eliminated in consolidation) for the six months ended June 30, 1998, and was made at the end of the period; (ii) that 48,167, 56,667, 65,167 and 74,942 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, were committed to be released during the six months ended June 30, 1998, at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Association - Benefits - Employee Stock Ownership Plan and Trust." Under SOP 93-6, the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Association's ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity.




(2) Gives effect to the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. The Stock-Based Incentive Plan intends to acquire an amount of Common Stock equal to 4.0% of the shares of Common Stock issued in the Conversion, or 57,800, 68,000, 78,200 and 89,930 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock-Based Incentive Plan to purchase the shares will be contributed to the Stock-Based Incentive Plan by the Association. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.22, $0.20, $0.19 and $0.18 and pro forma stockholders' equity per share would be $17.87, $16.50, $15.49 and $14.61. There can be no assurance that stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Association
        - Benefits - Stock-Based Incentive Plan."






(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion. The Company expects to present the Stock- Based Incentive Plan for approval at a meeting of stockholders. If the Stock-Based Incentive Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 144,500, 170,000, 195,500 and 224,825 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock-Based Incentive Plan and all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.22, $0.20, $0.19 and $0.18, respectively, and the pro forma stockholders' equity per share would be $17.44, $16.15, $15.19 and $14.36, respectively. See "Management of the Association - Benefits - Stock-Based Incentive Plan."


(4) The retained earnings of the Association will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion - Liquidation Rights" and "Regulation - Federal Savings Institution Regulation - Limitation on Capital Distributions."

(5) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations, changes in market conditions or general financial and economic conditions following the commencement of the Subscription and Community Offerings.


                                                                  At or For the Year Ended December 31, 1997
                                                      -----------------------------------------------------------------------
                                                      1,445,000          1,700,000        1,955,000          2,248,250
                                                      Shares Sold        Shares Sold      Shares Sold        Shares Sold
                                                      at $10.00          at $10.00        at $10.00          at $10.00
                                                      Per Share          Per Share        Per Share          Per Share (15%
                                                      (Minimum           (Midpoint        (Maximum           above Maximum
                                                      of Estimated       of Estimated     of Estimated       of Estimated
                                                      Price Range)       Price Range)     Price Range)       Price Range)(5)
                                                    ---------------     -------------    --------------     -----------------
                                                                  (Dollars in thousands, except per share amounts)


Gross proceeds .............................       $   14,450         $   17,000         $   19,550         $   22,483
Less:   Offering expenses and
    commissions ............................             (766)              (796)              (827)              (862)
                                                      -------            -------            -------            -------
Estimated net proceeds .....................           13,684             16,204             18,723             21,621
Less: Common Stock acquired by
      ESOP .................................           (1,156)            (1,360)            (1,564)            (1,799)
              Common Stock acquired by
              Stock-Based Incentive Plan ...             (578)              (680)              (782)              (899)
                                                      -------            -------            -------            -------
       Estimated net proceeds, as adjusted .       $   11,950         $   14,164         $   16,377         $   18,923
                                                      -------            -------            -------            -------
                                                      -------            -------            -------            -------
Consolidated net earnings:
       Historical ..........................       $      681         $      681         $      681         $      681
       Pro forma adjustments:
              Net income from proceeds .....              420                498                576                666
              ESOP (1) .....................              (64)               (75)               (86)               (99)
              Stock-Based Incentive Plan (2)              (76)               (90)              (103)              (119)
                                                      -------            -------            -------            -------
       Pro forma net income ................       $      961         $    1,014         $    1,068         $    1,129
                                                      -------            -------            -------            -------
                                                      -------            -------            -------            -------
Net income per share:
       Historical ..........................       $     0.51         $     0.43         $     0.38         $     0.33
       Pro forma adjustments:
              Net income from proceeds .....             0.32               0.32               0.32               0.32
              ESOP (1) .....................            (0.05)             (0.05)             (0.05)             (0.05)
              Stock-Based Incentive Plan (2)            (0.06)             (0.06)             (0.06)             (0.06)
                                                      -------            -------            -------            -------
       Pro forma net income ................       $     0.72         $     0.64         $     0.59         $     0.55
                                                      -------            -------            -------            -------
                                                      -------            -------            -------            -------

Number of shares using SOP 93-6 ............        1,339,033          1,575,333          1,811,633          2,083,378
Stockholders' equity:
       Historical ..........................       $   14,165         $   14,165         $   14,165         $   14,165
       Estimated net proceeds ..............           13,684             16,204             18,723             21,621
       Less:Common Stock acquired
              by ESOP(1) ...................           (1,156)            (1,360)            (1,564)            (1,799)
       Common Stock acquired
              by Stock-Based Incentive
                       Plan(2) .............             (578)              (680)              (782)              (899)
                                                      -------            -------            -------            -------
       Pro forma stockholders'
              equity(2)(3)(4) ..............       $   26,115         $   28,329         $   30,542         $   33,088
                                                      -------            -------            -------            -------
                                                      -------            -------            -------            -------
Stockholders' equity per share:
       Historical ..........................       $     9.80         $     8.33         $     7.25         $     6.30
       Estimated net proceeds ..............             9.42               9.49               9.54               9.58
       Less:  Common Stock acquired
              by ESOP(1) ...................            (0.80)             (0.80)             (0.80)             (0.80)
              Common Stock acquired
              by Stock-Based Incentive
                       Plan(2) .............            (0.40)             (0.40)             (0.40)             (0.40)
                                                      -------            -------            -------            -------
       Pro forma stockholders' equity
              per share(2)(3)(4) ...........       $    18.02         $    16.62         $    15.59          $   14.68
                                                      -------            -------            -------            -------
                                                      -------            -------            -------            -------
Offering  price as a percentage of
       pro forma stockholders' equity
              per share ....................            55.48%             60.16%             64.16%             68.10%
Offering  price to pro forma net
       earnings per share ..................            13.94x             15.54x             16.97x             18.45x



                                                   (footnotes on following page)

------------------------



(1) It is assumed that 8.0% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount borrowed is reflected as a reduction of stockholders' equity. The Association intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Association's total annual payment of the ESOP debt is based upon 12 equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the Association's contribution to the ESOP is equivalent to the debt service requirement (excluding interest, which is assumed to be paid to the Company and therefore eliminated in consolidation) for the year ended December 31, 1997, and was made at the end of the period; (ii) that 96,333, 111,333, 130,333 and 149,883 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, were committed to be released during the year ended December 31, 1997, at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Association - Benefits - Employee Stock Ownership Plan and Trust." Under SOP 93-6, the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Association's ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity.





(2) Gives effect to the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. The Stock-Based Incentive Plan intends to acquire an amount of Common Stock equal to 4.0% of the shares of Common Stock issued in the Conversion, or 57,800, 68,000, 78,200 and 89,930 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock-Based Incentive Plan to purchase the shares will be contributed to the Stock-Based Incentive Plan by the Association. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.70, $0.63, $0.58 and $0.53 and pro forma stockholders' equity per share would be $17.71, $16.37, $15.37 and $14.50. There can be no assurance that stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Association
        - Benefits - Stock-Based Incentive Plan."





(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion. The Company expects to present the Stock-Based Incentive Plan for approval at a meeting of stockholders. If the Stock-Based Incentive Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 144,500, 170,000, 195,500 and 224,825 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock-Based Incentive Plan and all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.68, $0.62, $0.57 and $0.52, respectively, and the pro forma stockholders' equity per share would be $17.27, $16.02, $15.08 and $14.26, respectively. See "Management of the Association - Benefits - Stock-Based Incentive Plan."



(4) The retained earnings of the Association will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion - Liquidation Rights" and "Regulation - Federal Savings Institution Regulation - Limitation on Capital Distributions."

(5) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations, changes in market conditions or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

           CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF WELLSVILLE
                              STATEMENTS OF INCOME

         The following Statements of Income of the Association for the fiscal years ended December 31, 1997, 1996 and 1995 have been audited by Robb, Dixon, Francis, Davis, Oneson & Company ("Robb, Dixon"), independent certified public accountants, whose report thereon is included elsewhere in this Prospectus. With respect to the information for the six months ended June 30, 1998 and 1997 which is unaudited, in the opinion of management, all adjustments necessary for a fair presentation of such interim periods have been included and are of a normal recurring nature. Results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998. These Statements of Income should be read in conjunction with the Financial Statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.


                                             For the Six Months Ended
                                                     June 30,                  For the Year Ended December 31,
                                             -----------------------        -------------------------------------
                                               1998           1997           1997          1996            1995
                                              -------        -------        -------       -------         -------
                                                   (Unaudited)
                                                                       (In thousands)

Interest income:

   Loans .............................        $ 2,434        $ 2,091        $ 4,405        $ 4,068         $ 4,002
   Mortgage-related securities .......          1,395          1,584          2,933          3,288           3,683
   Investment securities:
      Taxable ........................            510            706          1,347          1,093             248
      Non-taxable ....................              9              9             18             26              33
   Interest-bearing deposits .........             64             43            100            138             151
                                              -------        -------        -------        -------         -------
         Total interest income .......          4,412          4,433          8,803          8,613           8,117
                                              -------        -------        -------        -------         -------
Interest expense:
   Deposits ..........................          1,718          1,655          3,367          3,232           2,893
   FHLB advances and other ...........            818          1,001          1,906          1,965           1,878
                                              -------        -------        -------        -------         -------
      Total interest expense .........          2,536          2,656          5,273          5,197           4,771
                                              -------        -------        -------        -------         -------
Net interest income ..................          1,876          1,777          3,530          3,416           3,346
Provision for loan losses ............            150           --             --             --                42
                                              -------        -------        -------        -------         -------
Net interest income after provision
   for loan losses ...................          1,726          1,777          3,530          3,416           3,304
Noninterest Income:
   Service charges and other fees ....             85             83            171            130              96
   Gain (loss) on sale of:
         Loans .......................             33           --                5              4               2
         Available-for-sale securities              4           --             --               (9)           --
         Other .......................             40             32             65             44              59
                                              -------        -------        -------        -------         -------
         Total noninterest income ....            162            115            241            169             157
                                              -------        -------        -------        -------         -------
Noninterest expense:
   Salaries and net employee benefits             839            686          1,553          1,441           1,257
   Occupancy costs ...................            227            188            353            297             205
   Data Processing ...................             69             63            128            125             118
   FDIC assessments ..................             24             15             39            614             160
   Franchise taxes ...................            111            103            201            201             177
   Other .............................            422            304            609            574             568
                                              -------        -------        -------        -------         -------
      Total noninterest expense ......          1,692          1,359          2,883          3,252           2,485
                                              -------        -------        -------        -------         -------
Income before income taxes ...........            196            533            888            333             976
Income taxes .........................             45            156            207             46             307
                                              -------        -------        -------        -------         -------
Net income ...........................        $   151        $   377        $   681        $   287         $   669
                                              -------        -------        -------        -------         -------
                                              -------        -------        -------        -------         -------


       (See notes to the Financial Statements appearing elsewhere herein)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General

         The Company has only recently been formed and, accordingly, has no results of operations. The Association's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its loans, mortgage-backed securities, and securities portfolio and its cost of funds, consisting of interest paid on its deposits and borrowed funds. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Association's net income is also affected by, among other things, loan fee income, provisions for loan losses, service charges, operating expenses and franchise and income taxes. The Association's revenues are derived primarily from interest on mortgage loans, consumer loans, mortgage-backed securities and investment securities, as well as income from service charges and loan originations. The Association's operating expenses principally consist of employee compensation and benefits, occupancy, federal deposit-insurance premiums and other general and administrative expenses. The Association's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Association.

Management Strategy

         The Association has been, and intends to continue to be, a community oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Association attracts deposits from the general public and uses such deposits, together with borrowings and other funds, to originate single-family residential mortgage loans and short-term consumer loans. To a lesser extent, the Association also originates residential construction loans in its market area and a limited amount of commercial business loans and loans secured by multi-family and non-residential real estate. Management has sought in recent years to expand the business of the Association by establishing additional branches to reach additional customers in its market area. Management's efforts in increasing the Association's volume of shorter-term consumer loans have been intended to help reduce interest rate risk, as well as to build on the Association's residential mortgage business. The Association's deposits are insured up to the maximum allowable amount by the Savings Association Insurance Fund (the "SAIF"), and administered by the Federal Deposit Insurance Corporation (the "FDIC"). The Association also invests in mortgage-backed securities, most of which are insured or guaranteed by federal agencies, as well as securities issued by the U.S. government or agencies thereof.

         The Association is not aware of any market or institutional trends, events or uncertainties that are expected to have a material effect on liquidity, capital resources or operations, except as discussed below. The Association is also not aware of any current recommendations by its regulators which would have a material effect if implemented, except as discussed below.

Management of Market Risk

         General. Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The Association like other financial institutions, is subject to interest rate risk to the extent that its interest-earnings assets reprice differently than its interest-bearing liabilities. One of the Association's principal financial objectives is to achieve long-term profitability while reducing and managing its exposure to fluctuations in interest rates. To that end, management actively monitors and manages its interest rate risk exposure.


         Qualitative Aspects of Market Risk. The principal objective of the Association's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Association's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Board of Directors' approved guidelines. Through such management, the Association seeks to reduce the vulnerability of its operations to changes in interest rates. The Association monitors its interest rate risk as such risk relates to its operating strategies. The Association's Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets on a monthly basis and reports trends and interest rate risk position to the Board of Directors. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Association. See "Risk Factors--Sensitivity to Increases in Interest Rates."


         The Association has sought to reduce exposure of its earnings to changes in market interest rates by managing asset and liability maturities and interest rates primarily by reducing the effective maturity of assets through the use of adjustable-rate mortgage-backed securities and, subject to market conditions, adjustable-rate mortgage loans and by extending the maturities of its interest-bearing liabilities. In the current low interest rate environment, customer demand for adjustable-rate mortgage loans has been limited. See "Business of the Association--Investment Activities."


         Quantitative Aspects of Market Risk. As part of its interest rate risk analysis, the Association uses an interest rate sensitivity model which generates estimates of the change in the Association's net portfolio value ("NPV") over a range of interest rate scenarios and which is prepared by the OTS on a quarterly basis. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS produces such analysis using its own model, based upon data submitted on the Association's quarterly Thrift Financial Reports, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. See "Regulation--Federal Savings Institution Regulation." The following table sets forth the Association's NPV as of June 30, 1998, as calculated by the OTS.



                                                                        NPV as % of Portfolio
                                                                           Value of Assets
                                                                     -------------------------

   Change in                  Net Portfolio Value
 Interest Rates  ----------------------------------------------
In Basis Points                                          %              NPV
  (Rate Shock)     Amount         $ Change             Change          Ratio        Change (1)
------------     ----------      ----------          ----------      ---------     -----------
                                             (Dollars in thousands)

     400         $  7,946        $(10,082)             (56)%            7.09%         (730)
     300           10,473          (7,555)             (42)             9.08          (531)
     200           13,136          (4,892)             (27)            11.05          (333)
     100           15,763          (2,265)             (13)            12.89          (149)
  Static           18,028            --                 --             14.39            --
    (100)          19,977           1,949               11             15.60           121
    (200)          21,599           3,571               20             16.54           216
    (300)          23,425           5,397               30             17.58           319
    (400)          25,614           7,586               42             18.79           441
---------------------------------
(1)   Expressed in basis points.


         As illustrated in the table, the Association's NPV declines in a rising interest rate environment. Specifically, the table indicates that, at June 30, 1998, the Association's NPV was $18.0 million (or 14.39% of the market value of portfolio assets) and that, based upon the assumptions utilized, an immediate increase in market interest rates of 200 basis points would result in a $4.9 million or 27% decline in the Association's NPV and would result in a 333 basis point or 30.23% decline in the Association's NPV ratio to 11.05%. The percentage decline in the Association's NPV at June 30, 1998 was within the limit in the Association's Board-approved guidelines.


         In evaluating the Association's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or period to repricing, they may react in different degrees to changes in market interest rates. In addition, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Furthermore, in the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in case of an interest rate increase. Therefore, the actual effect of changing interest rates may differ from that presented in the foregoing table.

         The Board of Directors and management of the Association believe that certain factors afford the Association the ability to operate successfully despite its exposure to interest rate risk. The Association manages its interest rate risk by attempting to originate adjustable-rate loans as market conditions allow, purchasing adjustable-rate mortgage-backed securities, maintaining capital well in excess of regulatory requirements and by selling fixed rate single-family real estate loans, except such loans that bear an interest rate above levels established from time to time by the Association's board of directors based on current market rates.

Analysis of Net Interest Income

         Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

         Average Balance Sheet. The following table sets forth certain information relating to the Association at and for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown, except where otherwise noted, and reflect annualized yields and costs. Average balances are derived from average monthly balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields.



                                                                                  For the Six Months Ended June 30,
                                                                    ---------------------------------------------------------------
                                                  At June 30, 1998                1998                              1997
                                                 -----------------  -------------------------------    -----------------------------
                                                                                           Average                          Average
                                                           Yield/    Average                Yield/     Average               Yield/
                                                  Balance  Rate(6)   Balance    Interest    Rate(6)    Balance    Interest   Rate(6)
                                                 --------  -------  --------    --------   --------    --------   --------   -------
                                                                              (Dollars in thousands)
Interest-earning assets:

  Interest-bearing deposits .................    $  1,217   5.80%   $  6,226    $     64     2.07%    $   2,643   $     43    3.28%
  Investment securities(1):
    Taxable .................................      51,497   6.72      50,719       1,814     7.22        63,258      2,207    6.99
    Non-taxable(2) ..........................         231   9.87         268           9    10.25           305          9    9.03
  Loans, net(3) .............................      60,937   7.97      59,045       2,434     8.31        51,312      2,091    8.22
    FHLB stock ..............................       2,605   7.85       2,546          91     7.21         2,370         83    7.06
                                                 --------           --------    --------    -----     ---------   --------
    Total interest-earning assets ...........     116,487            118,804       4,412     7.49       119,888      4,433    7.46
Noninterest-earning assets ..................       5,154              2,277                              3,800
                                                 --------           --------                          ---------
    Total assets ............................    $121,641           $121,081                          $ 123,688
                                                 --------           --------                          ---------
                                                 --------           --------                          ---------
Interest-bearing liabilities:
  Deposits:
    NOW accounts ............................    $  7,953   2.50    $  7,632         109     2.88     $   7,698        110    2.88
    Money Market  Accounts ..................       2,585   3.00       2,635          45     3.44         2,807         45    3.23
    Savings accounts ........................      23,945   3.10      23,427         358     3.08        23,684        361    3.07
    Certificates of deposit .................      43,449   5.74      43,765       1,206     5.56        40,201      1,139    5.71
                                                 --------           --------    --------              ---------   --------
      Total deposits ........................      77,932             77,459       1,718     4.47        74,390      1,655    4.49
FHLB advances and other borrowings ..........      27,680   5.86      28,009         818     5.89        34,177      1,001    5.91
                                                 --------           --------    --------              ---------   --------
  Total interest-bearing liabilities ........     105,612            105,468       2,536     4.85       108,567      2,656    4.93
                                                                                --------     ----                 --------    ----
Noninterest-bearing liabilities .............       1,698              1,319                              1,782
                                                 --------           --------                          ---------
  Total liabilities .........................     107,310            106,787                            110,349
Equity ......................................      14,331             14,294                             13,339
                                                 --------           --------                          ---------
  Total liabilities and equity ..............    $121,641           $121,081                          $ 123,688
                                                 --------           --------                          ---------
                                                 --------           --------                          ---------
Net interest-earning assets .................    $ 10,875           $ 13,336                          $  11,322
                                                 --------           --------                          ---------
                                                 --------           --------                          ---------
Net interest income/interest rate
  spread (4) ................................                                   $  1,876     2.64%                $  1,777   2.53%
                                                                                --------    -----                 --------  ------
                                                                                --------    -----                 --------  ------
Net interest margin as a percentage of
  interest-earning assets (5) ...............                                                3.19%                           2.98%
                                                                                            -----                           ------
                                                                                            -----                           ------
Ratio of interest-earning assets to interest-
   bearing liabilities ......................                         112.64                             110.43
                                                                    --------                          ---------
                                                                    --------                          ---------



---------------------------------
(1) Includes investment securities available-for-sale and held-to-maturity, mortgage-related securities available-for-sale and held-to-maturity.
(2) Yield/Rate is presented on a taxable equivalent basis using the Federal income tax marginal rate of 34%.
(3) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and include nonperforming loans.
(4) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6)  Stated on an annualized basis.

                                                                           For the Years Ended December 31,
                                               -------------------------------------------------------------------------------------
                                                            1997                         1996                       1995
                                               ----------------------------  --------------------------  ---------------------------
                                                                    Average                     Average                      Average
                                                Average              Yield/  Average             Yield/  Average              Yield/
                                                Balance   Interest    Rate   Balance   Interest   Rate   Balance   Interest   Rate
                                               --------   --------  -------  --------  -------- -------  --------  --------   ------
                                                               (Dollars in thousands)
Interest earning assets:
   Interest-bearing deposits ................  $  2,892   $    100    3.46% $  3,382   $    138   4.08% $  3,314   $    151   4.56%
      Investment securities (1):
         Taxable ............................    59,325      4,107    6.89    61,400      4,224   6.85    56,810      3,788   6.65
         Non-taxable(2) .....................       291         18    9.36       411         26   9.59       530         33   9.43
      Loans (3) .............................    53,484      4,405    8.24    49,097      4,068   8.29    48,919      4,002   8.18
      FHLB stock ............................     2,412        173    7.17     2,250        157   6.98     2,100        143   6.81
                                              ---------    -------          --------   --------         --------   --------
         Total interest-earning assets ......   118,404      8,803    7.42   116,540      8,613   7.37   111,673      8,117   7.26
Noninterest-earning assets ..................     3,718                        3,491                       2,854
                                              ---------                     --------                    --------
Total assets ................................  $122,122                     $120,031                    $114,527
                                              ---------                     --------                    --------
                                              ---------                     --------                    --------
Interest-bearing liabilities:
   Deposits:
      NOW accounts ..........................  $  7,611        200    2.63  $  7,237        197   2.72  $  7,446        218   2.93
      Money market accounts .................     2,741         92    3.36     2,888         95   3.29     3,583        117   3.27
      Savings accounts ......................    23,424        724    3.09    24,536        759   3.09    25,282        781   3.09
      Certificates of deposit ...............    41,001      2,351    5.73    37,740      2,181   5.78    33,383      1,777   5.32
                                              ---------    -------          --------   --------         --------   --------
            Total deposits ..................    74,777      3,367    4.50    72,401      3,232   4.46    69,694      2,893   4.15
   FHLB advances and other
      borrowings ............................    31,907      1,906    5.97    32,953      1,965   5.96    30,727      1,878   6.11
                                              ---------    -------          --------   --------         --------   --------
         Total interest-bearing liabilities .   106,684      5,273    4.94   105,354      5,197   4.93   100,421   $  4,771   4.75
                                                           -------    ----             --------   ----             --------   ----
   Noninterest-bearing liabilities ..........     1,814                        1,550                       1,386
                                              ---------                     --------                    --------
         Total liabilities ..................   108,498                      106,904                     101,807
   Equity ...................................    13,624                       13,127                      12,720
                                              ---------                     --------                    --------
         Total liabilities and equity .......  $122,122                     $120,031                    $114,527
                                              ---------                     --------                    --------
                                              ---------                     --------                    --------
   Net interest-earning assets ..............  $ 11,720                     $ 11,186                    $ 11,252
                                              ---------                     --------                    --------
                                              ---------                     --------                    --------
   Net interest income/interest rate
      spread (4) ............................             $  3,530    2.48%            $  3,416   2.44%            $  3,346   2.51%
                                                           -------    ----             --------   ----             --------   ----
                                                           -------    ----             --------   ----             --------   ----
   Net interest margin as a percentage
     of interest-earning assets (5) .........                         2.98%                       2.92%                       2.99%
                                                                      ----                        ----                        ----
                                                                      ----                        ----                        ----
   Ratio of interest-earning assets
              to interest-bearing liabilities    111.22%                      110.89%                     111.39%
                                              ---------                     --------                    --------
                                              ---------                     --------                    --------



---------------------------------
(1) Includes investment securities available-for-sale and held-to-maturity, mortgage-related securities available-for-sale and held-to-maturity.
(2) Yield/Rate is presented on a taxable equivalent basis using the Federal income tax marginal rate of 34%.
(3) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and include nonperforming loans.
(4) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Association's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.


                                        Six Months Ended                   Year Ended                      Year Ended
                                         June 30, 1998                  December 31, 1997               December 31, 1996
                                          Compared to                     Compared to                     Compared to
                                        Six Months Ended                   Year Ended                      Year Ended
                                          June 30, 1997                  December 31, 1996               December 31, 1995
                                   ----------------------------     -----------------------------   ----------------------------
                                   Increase (Decrease)              Increase (Decrease)             Increase (Decrease)
                                         Due to                           Due to                           Due to
                                   -------------------              ------------------              ------------------
                                    Rate      Volume       Net       Rate      Volume        Net     Rate      Volume       Net
                                   ------     --------    -----     ------     -------      -----   -----      -------     -----
                                                            (Dollars in thousands)
Interest-earning assets:
   Interest-earning deposits ..     $ (20)     $  41      $  21      $ (19)     $ (19)     $ (38)     $ (16)     $   3      $ (13)
  Investment securities:
      Taxable .................        70       (463)      (393)        28       (145)      (117)       118        318        436
      Non-taxable .............         2         (2)      --            3        (11)        (8)         4        (11)        (7)
   Loans ......................        24        319        343        (24)       361        337         51         15         66
   FHLB .......................         2          6          8          4         12         16          4         10         14
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----
      Total interest-earning
         assets ...............     $  78      $ (99)     $ (21)     $  (8)     $ 198      $ 190      $ 161      $ 335      $ 496
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----
Interest-bearing liabilities:
   Deposits:
      NOW accounts ............       $--      $  (1)     $  (1)     $  (7)     $  10      $   3      $ (15)     $  (6)     $ (21)
      Money market accounts ...         3         (3)      --            2         (5)        (3)         1        (23)       (22)
      Savings accounts ........         1         (4)        (3)        (1)       (34)       (35)         1        (23)       (22)
      Certificates of deposit .       (32)        99         67        (17)       187        170        160        244        404
      FHLB advances and other
         borrowings ...........        (3)      (180)      (183)         3        (62)       (59)       (47)       134         87
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----
         Total interest-bearing
            liabilities .......     $ (31)     $ (89)     $(120)     $ (20)     $  96      $  76      $ 100      $ 326      $ 426
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----
Increase(decrease) in net
   interest income ............     $ 109      $ (10)     $  99      $  12      $ 102      $ 114      $  61      $   9      $  70
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----


Comparison of Financial Condition at June 30, 1998 and December 31, 1997


            Total assets of the Association were $121.6 million at June 30, 1998, compared to $118.3 million at December 31, 1997, representing an increase of $3.3 million, or 2.85%. This increase was primarily attributable to increases in both total securities and total loans, which was partially offset by a decrease in cash and cash equivalents. The increase in loans and securities was funded by increases in both deposits and advances from FHLB-Cincinnati. The changes in the balance sheets and the factors that caused the changes are discussed below.

            Securities. Total securities increased $2.4 million, or 4.87%, from $49.3 million at December 31, 1997 to $51.7 million at June 30, 1998. The increase was the result of the Association using funds obtained through FHLB advances and increased deposits to fund securities and loan growth.


            In addition, the Association has approximately $9.7 million, or 25.0% of mortgage-related securities, of privately backed CMOs at June 30, 1998. Privately backed CMOs carry more risk than government-backed CMOs due to slightly higher credit risk. While many private issues carry insurance or guarantees against credit losses to ensure a "AAA" market rating, the insurance is not 100% of the principal as is the implicit guarantee associated with government-backed CMOs. The reward for investing in private label products is the yield premium versus comparable government-backed CMOs.

            Loans. Loans increased $2.7 million, or 4.70% from $60.6 million at December 31, 1997 to $60.6 million at June 30, 1998. Average loans comprised 49.70% of average interest-earning assets in 1998 compared to 45.17% at December 31, 1997. The increase in real estate loans reflects the Association's expansion efforts through the new branch offices as well as the decrease in long-term rates in 1998 which led to an overall increase in loan demand due to significant refinancing activity.



            Deposits and Borrowings. The Association's deposits are obtained primarily from individuals and businesses in its market area. Total deposits increased $1.9 million, or 2.47%, from $77.0 million at December 31, 1997 to $78.9 million at June 30, 1998. The growth was primarily in certificates of deposit, which increased $1.2 million, or 2.85%. The increase in certificates of deposit, savings and interest-bearing checking accounts reflects the effect of the additional deposits obtained due to the Association's expansion efforts through the new branch offices. Advances from the FHLB-Cincinnati used to purchase securities and fund loan demand increased $1.6 million, or 6.13% during the period. Management uses increases to FHLB advances as an alternative source of funding for loan demand and to fund additional mortgage-related securities.


Comparison of Results of Operations for the Six Months Ended June 30, 1998 and 1997

            General. Net income for the six months ended June 30, 1998 decreased by $226,000 or 59.95% from $377,000 for the six months ended June 30, 1997 to $151,000 for the six months ended June 30, 1998. The decrease was primarily due to the increase in noninterest expense and the provision for loan losses. The decrease was partially offset by increases in net interest income and non-interest income and a decrease in federal income tax expense.

            Net Interest Income. Net interest income is the largest component of the Association's net income, and consists of the difference between interest income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is primarily affected by the volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities.

            Net interest income increased approximately $99,000, or 5.57%, from $1.8 million for the six months ended June 30, 1997 to $1.9 million for the six months ended June 30, 1998. The primary component of this change was $120,000, or 4.52%, decrease in interest expense. The decrease in interest expense consisted of a $180,000 decrease due to decreased average volume of interest-bearing liabilities and a $60,000 increase due to increasing average interest rates. The decrease in interest expense of $120,000 was partially offset by a $21,000, or 0.47%, decrease in interest income.


            Average loans outstanding during the six months ended June 30, 1998 increased $7.7 million, or 15.07%, compared to the six months ended June 30, 1997, while average securities decreased $12.6 million, or 19.79%, compared to the prior period. During the six months ended June 30, 1998, the Association experienced increases in yield on assets of 3 basis points and decreases in yield for the cost of liabilities of 8 basis points, resulting in the $99,000 increase in net interest income. Net interest margin increased 21 basis points from 2.98% for the six months ended June 30, 1997 to 3.19% for the six months ended June 30, 1998. The Association's average interest rate spread increased 11 basis points from 2.53% for the six months ended June 30, 1997 to 2.64% for the six months ended June 30, 1998.

            The tables appearing elsewhere in this prospectus provide a more detailed analysis of the changes in average balances, yields/rates and net interest income identifying that portion of change in average volume versus that portion due to change in average rates. See "Average Balances, Interest Rates and Yields," "Rate/Volume Analysis of Net Interest Income" and "Weighted Average Yields."

            Provision for Loan Losses. The provision for loan losses is based on management's regular review of the loan portfolio, which considers factors such as past experience, prevailing general economic conditions and considerations applicable to specific loans, such as the ability of the borrower to repay the loan and the estimated value of the underlying collateral, as well as changes in the size and growth of the loan portfolio.


            The provision for loan losses increased $150,000 from $0 for the six months ended June 30, 1997 to $150,000 for the six months ended June 30, 1998. At June 30, 1998, the allowance for loan losses totalled 0.61% of total loans compared to 0.43% at June 30, 1997. The increase in the provision and the allowance for loan losses is due in part to a $50,000 specific allocation for a commercial loan for which the collection of the principal is in doubt. The loan was classified as impaired during the six months ended June 30, 1998. The remaining increase in the provision was due to the continued increase in consumer lending, a significant portion of which is from indirect lending. While the Association has had a relatively low amount of charge-offs from its consumer loan portfolio, management believed that national increases in the level of consumer bankruptcies during 1998 and the growth in consumer lending in areas of the Association's market served by the Association's newer branches suggested the need to increase the overall level of the allowance for loan losses during 1998. In addition, significant layoffs caused by a strike at facilities of a major employer located in the northern portion of the Association's market area caused management to increase the overall level of the allowance during 1998. Subsequent to June 30, 1998, the strike was settled and the majority of the workers affected by the layoffs have returned to work. Management believes the allowance for loan losses is adequate to absorb potential losses; however, future additions to the allowance may be necessary based on changes in economic conditions.


            Noninterest Income. The Association experienced a $47,000, or 40.87%, increase in noninterest income for the six months ended June 30, 1998, as compared with the six months ended June 30, 1997. The increase was primarily due to loan sales which generated net gains of $33,000 in 1998, whereas no such gains were generated in 1997.

            Noninterest Expense. Noninterest expense increased $333,000, or 24.50%, primarily due to the increase in salaries and benefits of $153,000, or 22.30%, compared to 1997, and due to the increase in net occupancy expense of $39,000, or 20.74%, compared to 1997. The increase in both salaries and benefits and net occupancy expense were a direct result of the two branch offices opened during October, 1997 and February, 1998. The branches are leased facilities located in Phar-Mor stores and have allowed the Association to expand its market area by entering the Youngstown and Boardman markets. Salaries and benefits and net occupancy costs are expected to increase as a result of the additional branches and due to an additional in-store Phar-Mor branch which opened during the third quarter of 1998. Additional costs will also arise from the stock benefit plans discussed elsewhere in this prospectus.
See "Management of the Association--Benefits."


            Income Taxes. The provision for income taxes totaled $45,000 at June 30, 1998 compared to $156,000 at June 30, 1997, due to the decrease in income before income taxes.

Comparison of Financial Condition at December 31, 1997 and December 31, 1996

            Total assets of the Association were $118.3 million at December 31, 1997, compared to $124.2 million at December 31, 1996, representing a decrease of $5.9 million, or 4.75%. This decline was primarily attributable to decreases in total securities, which was partially offset by an increase in total loans. The decline resulted in a reduction in advances from the FHLB-Cincinnati, which was partially offset by an increase in deposits. The changes in the balance sheets and the factors that caused the changes are discussed below.

             Securities. Total securities decreased $15.0 million, or 23.33%, from $64.3 million at December 31, 1996 to $49.3 million at December 31, 1997. The decrease was the result of the Association using funds obtained through maturities and paydowns of investment and mortgage-backed securities to fund loan growth and reduce advances from the FHLB-Cincinnati.

            Loans. Loans increased $8.3 million, or 16.73% from $49.6 million at December 31, 1996 to $57.9 million at December 31, 1997. Average loans comprised 45.17% of interest-earning assets at December 31, 1997 compared to 42.13% at December 31, 1996. The increase in loans was primarily due to the increase of $4.8 million, or 13.28%, of single-family loans and $4.5 million, or 49.30% increase in consumer loans. The increase in single-family loans is due to the continued emphasis in growing the company's core loan product. The increase in consumer loans is directly related to an increase in indirect automobile lending as the Association continues to expand its dealer relationships and continues to emphasize increasing the consumer loan portfolio. Management continues to seek growth in both the single-family loan and consumer loan portfolios. See "Risk Factors -- Increased Credit Risks Associated with Consumer Loans."

            Deposits and Borrowings. The Association's deposits are obtained primarily from individuals and businesses in its market area. Total deposits increased $1.2 million, or 1.58%, from $75.8 million at December 31, 1996 to $77.0 million at December 31, 1997. The growth was primarily in certificates of deposit, which increased $2.2 million, or 5.50%. Advances from the FHLB decreased $8.1 million, or 23.91% during the period.

Comparison of Results of Operations for the Years Ended December 31, 1997 and December 31, 1996

            General. Net income for the year ended December 31, 1997 increased by $394,000 or 137.28% from $287,000 for the year ended December 31, 1996 to $681,000 for the year ended December 31, 1997. The increase was primarily due to an increase in net interest income and other income and the one-time $449,000 SAIF assessment in 1996. Excluding the one-time SAIF assessment, net income for 1996 would have been $583,000.

            Net Interest Income. Net interest income is the largest component of the Association's net income, and consists of the difference between interest income generated on interest-earnings assets and interest expense incurred on interest-bearing liabilities. Net interest income is primarily affected by the volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities.

            Net interest income increased approximately $114,000, or 3.34%, from $3.4 million for the year ended December 31, 1996 to $3,530,000 for the year ended December 31, 1997. The primary component of this change was $190,000, or 2.21%, increase in interest income. The increase in interest income consisted of a $198,000 increase due to increased average volume of interest-earning assets and an $8,000 decrease due to decreasing average interest rates. The increase in interest income was partially offset by a $76,000, or 1.46%, increase in interest expense.

            Average loans outstanding for the year ended December 31, 1997 increased $4.4 million, or 8.94%, compared to average loans outstanding for the year ended December 31, 1996, while average securities decreased $2.2 million, or 3.55%, compared to the prior year. For the year ended December 31, 1997, the Association experienced an increase in average yield on assets of 5 basis points and an increase in the average cost of liabilities of 1 basis point, resulting in a $114,000 increase in net interest income over net interest income for the year ended December 31, 1996. Average net interest margin increased 6 basis points from 2.92% for the year ended December 31, 1996 to 2.98% for the year ended December 31, 1997. The Association's average interest rate spread increased 4 basis points from 2.44% for the year ended December 31, 1996 to 2.48% for the year ended December 31, 1997.

            The tables appearing elsewhere in this prospectus provide a more detailed analysis of the changes in average balances, yields/rates and net interest income identifying that portion of change in average volume versus that portion due to changes in average rates. See "Average Balances, Interest Rates and Yields," "Rate/Volume Analysis of Net Interest Income" and "Weighted Average Yields."

            Provision for Loan Losses. The provision for loan losses is based on management's regular review of the loan portfolio, which considers factors such as past experience, prevailing general economic conditions and considerations applicable to specific loans, such as the ability of the borrower to repay the loan and the estimated value of the underlying collateral, as well as changes in the size and growth of the loan portfolio


            The provision for loan losses was $0 for each of the years ending December 31, 1996 and December 31, 1997. At December 31, 1997, the allowance for loan losses represented 0.40% of total loans compared to 0.46% at December 31, 1996. Management believes the allowance for loan losses is adequate to absorb losses; however, future additions to the allowance may be necessary based on changes in economic conditions.

            Noninterest Income. The Association experienced a $72,000, or 42.60%, increase in noninterest income for the year ended December 31, 1997 over the year ended December 31, 1996. The increase was primarily due to a $41,000 increase in service charges and fees compared to the prior year due to restructuring and increasing fees on certain deposit accounts and transactions.

            Noninterest Expense. Noninterest expense for the year ended December 31, 1997 decreased $369,000, or 11.35%, as compared with the year ended December 31, 1996, primarily due to $449,000 expensed during fiscal 1996 for the assessment to recapitalize the SAIF, which was not repeated in 1997. The increase in both salaries and benefits and net occupancy expense were related to the full year impact of the branch office opened in Wintersville during the first half of 1996 and due to the branch office located in Boardman opened during the fourth quarter of 1997. The decrease in FDIC expense was partially offset by increases in salaries and employee benefits of $112,000, or 7.77%, and an increase in net occupancy expense of $56,000, or 18.86%.

            Income Taxes. The provision for income taxes totaled $207,000 for the year ended December 31, 1997 compared to $46,000 for the year ended December 31, 1996, due to the increase in income before income taxes.

Comparison of Results of Operations for the Years Ended December 31, 1996 and December 31, 1995

            General. Net income for the year ended December 31, 1996 decreased by $382,000 or 57.10% from $669,000 for the year ended December 31, 1995 to $287,000 for the year ended December 31, 1996. The decrease was primarily due to the increase in noninterest expense partially offset by an increase in net interest income and a decrease in tax expense. The increase in noninterest expense was substantially due to the one-time SAIF assessment during 1996. Excluding the one-time SAIF assessment, net income for 1996 was $583,000.

            Net Interest Income. Net interest income is the largest component of the Association's net income, and consists of the difference between interest income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is primarily affected by the volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities.

            Net interest income increased approximately $70,000, or 2.09%, from $3,346,000 for the year ended December 31, 1995 to $3,416,000 for the year ended December 31, 1996. The primary component of this change was a $496,000, or 6.11%, increase in interest income. The increase in interest income consisted of a $335,000 increase due to increased average volume of interest-earning assets and a $161,000 increase due to increasing average interest rates. The increase in interest income was partially offset by a $426,000, or 8.93%, increase in interest expense.

            Average securities for the year ended December 31, 1996 increased $4.5 million, or 7.80%, compared to the year ended December 31, 1995, while average loans outstanding increased $178,000, or 0.36%, compared to the prior year. In 1996, the Association experienced increases in yields on assets of 11 basis points and an increase in the cost of liabilities of 18 basis points, resulting in the $70,000 increase in net interest income. Net interest margin decreased 7 basis points from 2.99% for the year ended December 31, 1995 to 2.92% for the year ended December 31, 1996. The Association's average interest rate spread decreased seven basis points from 2.51% for the year ended December 31, 1995 to 2.44% for the year ended December 31, 1996.

            The tables appearing elsewhere in this prospectus provide a more detailed analysis of the changes in average balances, yields/rates and net interest income identifying that portion of change in average volume versus that portion due to change in average rates. See "Average Balances, Interest Rates and Yields," "Rate/Volume Analysis of Net Interest Income" and "Weighted Average Yields."

            Provision for Loan Losses. The provision for loan losses is based on management's regular review of the loan portfolio, which considers factors such as past experience, prevailing general economic conditions and considerations applicable to specific loans, such as the ability of the borrower to repay the loan and the estimated value of the underlying collateral, as well as changes in the size and growth of the loan portfolio.


            The provision for loan losses was $42,000 for the year ended December 31, 1995 and $0 for the year ended December 31, 1996. At December 31, 1996, the allowance for loan losses represented 0.46% of total loans compared to 0.51% at December 31, 1995. Management believes the allowance for loan losses is adequate to absorb losses; however, future additions to the allowance may be necessary based on changes in economic conditions.

            Noninterest Income. The Association experienced a $12,000, or 7.64%, increase in noninterest income for the year ended December 31, 1996, as compared with the year ended December 31, 1995. The increase was primarily due to a $21,000 increase in service charges and fees compared to the prior year based on an increase in both individual fees and the volume of transactions.

            Noninterest Expense. Noninterest expense increased $767,000, or 30.87%, for the year ended December 31, 1996 as compared with the year ended December 31, 1995, primarily due to a $454,000 increase in FDIC expense due to a one time assessment of $449,000 to recapitalize the SAIF. The increase in noninterest expense was also due to higher salaries and employee benefit costs of $184,000, or 14.64%, and an increase in net occupancy expense of $92,000, or 44.88%. The increase in both salaries and benefits and net occupancy expense was a result of the new branch office opened in Wintersville during the first half of 1996.

            Income Taxes. The provision for income taxes totaled $46,000 for the year ended December 31, 1996 compared to $307,000 for the year ended December 31, 1995, due to a decrease in income before income taxes.

Liquidity and Capital Resources

            The Association's primary sources of funds are deposits and other borrowings including FHLB advances from the FHLB-Cincinnati, loan and mortgage-backed securities repayments and other funds provided by operations. The Association also has the ability to borrow additional funds from the FHLB-Cincinnati. The Association maintains investments in liquid assets based upon management's assessment of: (i) the Association's need for funds; (ii) expected deposit flows; (iii) the yields available on short-term liquid assets; and (iv) the objectives of the Association's asset/liability management program. The Association maintains a liquidity ratio above the regulatory requirement. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 4.0%. The Association's average regulatory liquidity ratios were 8.36%, 10.99%, 10.26%, 6.14% and 5.61% for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 and 5.12% and 10.09% for the six months ended June 30, 1998 and 1997, respectively. Management expects the Association's regulatory liquidity ratio to increase immediately after the consummation of the Conversion because the bulk of the net conversion proceeds will initially be invested in short-term investment securities.

            The Association's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $1.0 million and $600,000 for the six months ended June 30, 1998 and 1997, respectively, and were $1.7 million, $0.8 million and $1.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of investments and mortgage-backed securities, offset by principal collections on loans and proceeds from maturation of investments and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of activity in deposit accounts. The net increase in deposits was $1.9 million for the six months ended June 30, 1998, and $1.2 million, $3.8 million and $0.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.

            At June 30, 1998, the Association exceeded all of its regulatory capital requirements with a tangible capital level of $14.3 million, or 11.78%, of adjusted total assets, which is above the required level of $1.8 million, or 1.50%; core capital of $14.3 million, or 11.78%, of adjusted total assets, which is above the required level of $4.8 million, or 4.00%; and risk-based capital of $14.6 million, or 23.09%, of risk-weighted assets, which is above the required level of $5.0 million, or 8.00%. See "Regulatory Capital Compliance."

            The Association's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Association's operating, financing, lending and investing activities during any given period. At June 30, 1998, cash and short-term investments totalled $3.4 million. The Association has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Association may also utilize FHLB advances or the sale of securities available for sale as a source of funds. At June 30, 1998, the Association had advances outstanding from the FHLB-Cincinnati of $27.7 million and $16.2 million of securities available for sale.

            At June 30, 1998, the Association had outstanding commitments to originate loans of $4.7 million compared to $3.4 million at December 31, 1997. The Association anticipates that it will have sufficient funds available to meet its current loan origination commitments. See "Business of the Association - General." Certificate accounts which are scheduled to mature in less than one year from June 30, 1998 totalled $25.6 million. The Association expects that a substantial portion of the maturing certificate accounts will be retained by the Association at maturity. However, if a substantial portion of these deposits are not retained, the Association may utilize FHLB advances, or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Year 2000 Compliance


            As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products were designed to accommodate only two-digits. For example, "98" is stored on the system to represent 1998. Accordingly, operating systems upon which the Association relies may recognize "00" as the year 1900 rather than 2000, causing the systems to fail or generate erroneous information. Although there can be no assurance that the Association and its service providers and vendors will be successful in remedying all potential problems, the Association has conducted a comprehensive review of its computer systems and equipment to identify applications that could be affected by the "Year 2000" problem and has implemented a plan designed to ensure that all software used in connection with the Association's business will manage and manipulate data involving the transition with data from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such data. Pursuant to the plan, the Association has developed and implemented testing strategies and plans for testing internal mission critical systems and testing mission critical systems of service providers and vendors. Pursuant to the plan, the Association also proposes to identify material customers and evaluate Year 2000 risks that may be associated with them.

            The Association's mission critical data processing is performed under agreements with FISERV, Inc. ("FISERV"), a nationwide financial service bureau which performs loan processing, savings deposit processing, and other financial services. Consequently, the Association is very dependent on this service bureau to conduct its business. The Association has already contacted FISERV, as well as each of its other service providers to request schedules for Year 2000 compliance and expected costs, if any, to be passed along to the Association. To date, the Association has been informed that FISERV and other primary service providers anticipate that all reprogramming efforts will be completed by December 31, 1998, allowing the Association adequate time for testing. The Association believes that FISERV has completed its remediation efforts and is engaged in the testing phase of its Year 2000 plan. As a member of FISERV's client advisory group, the Association is participating in the group testing of the FISERV systems that is expected to be completed by December 31, 1998. The Association is scheduled to engage in individual testing with FISERV as needed during the first quarter of 1999. The Association's other service providers, which interface with FISERV, are scheduled for testing for Year 2000 compliance prior to March 31, 1999. While the Association's in-house computers play a less critical role in the Association's operations, they have also been upgraded for Year 2000 compliance and testing of those systems is expected to be completed by December 31, 1998. The Association believes that its costs related to Year 2000 will be approximately $70,000, in addition to any increased costs passed through as higher fees charged by service providers, which costs are not yet determined. Management does not expect these costs to have a significant impact on the Association's financial position or results of operations. However, there can be no assurance that all service providers' systems will be Year 2000 compliant; consequently, the Association could incur incremental costs to convert to another service provider.



            In addition to possible expense related to its own systems, the Association could incur losses if year-2000 issues adversely affect the Association's depositors or borrowers. Such problems could include delayed loan payments due to year-2000 problems affecting any of the Association's significant borrowers or impairing the payroll systems of large employers in the Association's market area. The Association has determined that Year 2000 non-compliance by any individual loan customer would have no material impact on the Association. Because the Association's loan portfolio is highly diversified with regard to individual borrowers and types of businesses, the Association does not expect any significant or prolonged year-2000 related difficulties arising from its customers that will affect net earnings or cash flows. The risks associated with the Year 2000 issue, however, could go beyond the Association's own ability to solve Year 2000 problems. Should suppliers of critical services fail in their efforts to be Year 2000 compliant, it could have significant adverse financial results for the Association. Accordingly, the Association is developing Year 2000 remediation contingency plans for mission-critical systems. These plans would likely involve replacement of service providers and alternatives to the Association's established plan. The Association expects that the contingency plans will be developed further or halted depending on the Association's view of the development and success of the established plan. Such determinations will likely be reached upon the conclusion of the testing phase, which is expected to occur by March 31, 1999.




            The above discussion contains certain forward-looking statements. The discussion is based on the Association's current estimates that are subject to uncertainties that could cause the implementation of the schedule, the costs and the results contemplated by the plan to differ materially from the Association's expectation. Such uncertainties include, but are not limited to, the continued progress and eventual success of service providers and other persons on which the Association and its customers depend.

Impact of New Accounting Standards

            Recent pronouncements by the Financial Accounting Standards Board ("FASB") will have an impact on financial statements issued in subsequent periods. Set forth below are summaries of such pronouncements.

         SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in 1995. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. SFAS No. 125 was originally effective for some transactions occurring after December 31, 1995, and was effective for others in 1998. SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which was issued in December 1995, defers for one year the effective date of provisions relating to securities lending, repurchase agreements and other similar transactions. The impact of partial adoption in 1996 was not material to the 1996 financial statements and the impact of the complete adoption in 1998 was not material to the 1998 financial statements.

         In June 1996, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This Statement is effective for fiscal years beginning after December 15, 1997.

         In June 1996, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997.


         In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 addresses the accounting for derivative instruments and certain derivative instruments embedded in other contracts, and hedging activities. The statement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for all fiscal years beginning after June 15, 1999. Management does not have any current plans to elect to adopt this statement prior to January 1, 2000 and does not have any current plans to elect the one-time reclassification of securities currently classified as held to maturity, to available for sale as allowed by SFAS No. 133.

         These statements are not expected to have a material effect on the Association's consolidated financial position or results of operation.

Impact on Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Association are monetary in nature. Therefore, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The liquidity, maturity structure and quality of the Association's assets and liabilities are critical to the maintenance of acceptable performance levels.

                           BUSINESS OF THE ASSOCIATION

General

         The Association's principal business is to operate as a community-oriented savings and loan association. The Association attracts retail deposits from the general public in the areas surrounding its offices and invests those deposits, together with funds generated from operations, primarily in fixed-rate single-family residential mortgage loans and investments in mortgage-backed securities. The Association also invests in consumer loans, primarily automobile loans, and on a limited basis, home equity loans, and construction and land loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Management Strategy." The Association's revenues are derived principally from interest on its mortgage loans and consumer loans, and interest and dividends on its investments and mortgage-backed securities. The Association's primary sources of funds are deposits, FHLB advances and principal and interest payments on loans and securities.

Market Area and Competition

         The Association's primary market area includes Columbiana, Mahoning and Jefferson Counties in Eastern Ohio. In recent years, the market area has experienced higher unemployment rates than in Ohio and the United States and a slightly decreasing population. Per capita income and median household income in the market area are lower and have increased at a lower rate than in Ohio and the United States.

         The Association's primary market area is a competitive market for financial services and the Association faces significant competition both in making loans and in attracting deposits. The Association faces direct competition from a number of financial institutions operating in its market area, many with a state-wide or regional presence, and in some cases, a national presence. Many of these financial institutions are significantly larger and have greater financial resources than the Association. The Association's competition for loans comes principally from savings institutions, mortgage banking companies, commercial banks and credit unions. Its most direct competition for deposits has historically come from savings institutions and commercial banks. In addition, the Association faces increasing competition for deposits and other financial products from non-bank institutions such as brokerage firms and insurance companies in mutual funds and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions.

Lending Activities

         Loan Portfolio Composition. The Association's loan portfolio consists primarily of conventional first mortgage loans secured by single-family residences. At June 30, 1998, the Association had gross loans receivable of $61.1 million, of which $42.7 million were single-family, residential mortgage loans, or 69.91% of the Association's gross loans receivable. The remainder of the portfolio consisted of: consumer loans of $15.4 million, or 25.20% of gross loans receivable; $1.6 million of construction and land loans, or 2.63% of gross loans receivable; $1.0 million of multi-family mortgage loans, or 1.62% of gross loans receivable; and $0.4 million of commercial real estate loans, or 0.64% of gross loans receivable. At that same date, 87.21% of the Association's loan portfolio had fixed interest rates. The Association had $689,000 in single-family residential mortgage loans held for sale at June 30, 1998.

         The types of loans that the Association may originate are subject to federal and state law and regulations. Interest rates charged by the Association on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, fiscal policies of the federal government, the monetary policies of the Federal Reserve Board, and legislative tax policies.

         The following table sets forth the composition of the Association's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.



                                                                                                At December 31,
                                     At June 30,      -----------------------------------------------------------
                                        1998                1997                1996                 1995
                                 ------------------  ------------------  -------------------  -------------------
                                           Percent             Percent              Percent              Percent
                                  Amount   of Total  Amount    of Total    Amount   of Total   Amount    of Total
                                 --------  --------  --------  --------  ---------  --------  ---------  --------
                                                                       (Dollars in thousands)

Real estate loans:

  Single-family(1) ............   $42,712   69.91%   $42,429    72.80%     $38,498      77.14%   $37,060    76.20%
  Multi-family and commercial..       990    1.62      1,006     1.73        1,448       2.90      2,176     4.74
  Construction.................     1,607    2.63      1,017     1.74          612       1.23         --       --
                                   ------  ------    -------  -------     --------     ------    -------   ------
    Total real estate loans....    45,309   74.16     44,452    76.27       40,558      81.27     39,236    80.67
                                   ------  ------    -------  -------     --------     ------    -------   ------

  Home equity loans............     2,132    3.49      2,227     3.82        1,598       3.20        928     1.91
  Automobile...................    12,473   20.42     10,585    18.16        6,879      13.79      6,834    14.05
  Other........................       788    1.29        710     1.22          580       1.16        845     1.74
                                   ------  ------    -------  -------     --------     ------    -------   ------
    Total consumer loans.......    15,393   25.20     13,522    23.20        9,057      18.15      8,607    17.70
                                   ------  ------    -------  -------     --------     ------    -------   ------
Commercial loans .............        394    0.64        308     0.53          290       0.58        791     1.63
                                   ------  ------    -------  -------     --------     ------    -------   ------
    Total loans...............     61,096  100.00%    58,282   100.00%      49,905     100.00%    48,634   100.00%
Less:                                      ------              ------                  ------              ------
                                           ------              ------                  ------              ------
Less:
  Deferred loan origination
    fees and discounts........       (159)              (165)                 (159)                 (152)
  Allowance for loan losses...       (375)              (231)                 (229)                 (249)
                                   ------            -------              --------               -------
    Total loans, net..........    $60,562            $57,886               $49,517               $48,233
                                   ------            -------              --------               -------
                                   ------            -------              --------               -------


                                                At December 31,
                                               ----------------
                                         1994                   1993
                                 ---------------------  ----------------------
                                       Percent                  Percent
                                  Amount    of Total     Amount      of Total
                                 ---------  ----------  ----------  -----------
                                                     (Dollars in thousands)
Real estate loans:

  Single-family(1) ............      $37,070      75.94%      $36,581    76.04%
  Multi-family and commercial..        2,952       6.01         4,005     8.33
  Construction................           --         --           --        --
                                     -------      -----       -------    ------
    Total real estate loans....       40,022      81.50        40,586    84.37
                                     -------      -----       -------    ------
Consumer loans:
  Home equity loans............          828       1.68           584      1.21
  Automobile...................        6,320      12.87         4,849     10.08
  Other........................        1,080       2.20         1,205      2.51
                                     -------      -----       -------    ------
    Total consumer loans.......        8,228      16.75         6,638     13.80
                                     -------      -----       -------    ------
Commercial loans ..............          858       1.75           880      1.83
                                     -------      -----       -------    ------
    Total loans................       49,108     100.00%       48,104    100.00%
                                                 ------                  ------
                                                 ------                  ------
Less:
  Deferred loan origination
    fees and discounts.........         (149)                    (153)
  Allowance for loan losses....         (211)                    (177)
                                     -------                  -------
    Total loans, net...........      $48,748                  $47,774
                                     -------                  -------
                                     -------                  -------

-------------------------------------
(1)    Includes loans held for sale.

         Loan Maturity. The following table shows the remaining contractual maturity of the Association's total loans at June 30, 1998. The table does not include the effect of future principal prepayments.


                                                                            At June 30, 1998
                                             ------------------------------------------------------------------------------
                                                          Multi-
                                                        Family and
                                              Single    Commercial                                                Total
                                              Family   Real Estate  Construction (1)  Consumer    Commercial      Loans
                                             --------  ------------ ----------------  ---------  ------------  ------------
                                                                          (In thousands)

Amounts due in:
   One year or less.........................  $  1,097         $  --         $     --   $    994          $146      $  2,237
   After one year:                                                                           --
     More than one year to three years......      219           162               --      3,772            --         4,153
     More than three years to five years....      780            20               --     10,122            --        10,922
     More than five years to 10 years.......    5,031           263               --        491            82         5,867
     More than 10 years to 15 years.........   18,392           410               --         --           166        18,968
     More than 15 years.....................   17,193           135            1,607         14            --        18,949
                                             --------         -----          -------  -----------      ------      --------
      Total amount due......................  $42,712          $990           $1,607    $15,393          $394       $61,096
                                             --------         -----          -------  -----------      ------      --------
                                             --------         -----          -------  -----------      ------      --------


-----------------------

(1) Construction loans, which consist of loans to the owner for the construction of single-family residences, automatically convert to permanent financing upon completion of the construction phase.



         The following table sets forth, at June 30, 1998, the dollar amount of loans contractually due after June 30, 1999, and whether such loans have fixed interest rates or adjustable interest rates.



                                                                                Due After June 30, 1999
                                                                     ----------------------------------------------
                                                                       Fixed           Adjustable          Total
                                                                     ---------        ------------       ----------
                                                                                     (In thousands)
Real estate loans:
   Single-family............................................           $35,630              $5,985          $41,615
   Multi-family and commercial real estate..................               734                 256              990
   Construction.............................................             1,336                 271            1,607
                                                                     ---------            --------        ---------
      Total real estate loans...............................            37,700               6,512           44,212
Consumer loans..............................................            14,399                  --           14,399
Commercial loans............................................                82                 166              248
                                                                     -----------         ---------       ----------
      Total loans...........................................           $52,181             $ 6,678          $58,859
                                                                     -----------         ---------       ----------
                                                                     -----------         ---------       ----------


         Origination of Loans. The Association's mortgage lending activities are conducted through its home office and five branch offices. Although the Association may originate both adjustable-rate and fixed-rate mortgage loans, a substantial majority of the Association's loan originations have been fixed-rate mortgage loans. The Association's ability to originate loans is dependent upon the relative customer demand for fixed-rate or adjustable-rate mortgage loans, which is affected by the current and expected future level of interest rates. The Association has not emphasized the origination of adjustable-rate mortgage loans due to the relatively low demand for such loans in the Association's primary market area. The Association sells a portion of the mortgage loans that it originates, primarily to Freddie Mac and retains only loans that bear an interest rate above levels established from time to time by the Association's board of directors based on current market rates. At June 30, 1998, there were 9 loans categorized as held for sale. In addition, the Association also emphasizes the origination of home equity loans and construction loans secured primarily by owner-occupied properties.

         The following table sets forth the Association's loan originations, purchases, sales and principal repayments for the periods indicated:


                                                                      For the Six Months                For the Year
                                                                        Ended June 30,               Ended December 31,
                                                                    -----------------------  ----------------------------------
                                                                       1998        1997         1997        1996        1995
                                                                    ----------- -----------  ----------  ----------  ----------
                                                                                          (In thousands)

Loans at beginning of period.....................................       $57,886     $49,517     $49,517     $48,233     $48,748
                                                                        -------     -------     -------     -------     -------
   Originations:
      Real estate:
         Single-family...........................................        10,177       5,238      11,932      11,495       6,513
         Multi-family and commercial.............................            32          --          --         353          --
         Construction............................................         1,095         272       1,042         376         198
         Consumer................................................         5,533       5,073      10,139       5,469       5,652
         Commercial..............................................           177         234         341         283          73
                                                                     ----------  ----------  ----------  ----------  -----------
            Total loans originated...............................        17,014      10,817      23,454      17,976      12,436
                                                                       --------    --------    --------    --------    --------

   Principal loan repayments and prepayments.....................       (9,560)     (6,548)    (14,161)    (16,076)    (12,331)
      Loan sales.................................................       (4,624)       (115)       (877)       (629)       (547)
      Transfers to REO...........................................           (4)        (39)        (39)          --        (32)
      Change in unearned origination fees........................           (6)         (8)         (6)         (7)         (3)
      Change in allowance for loan losses........................         (144)         (2)         (2)         20         (38)
                                                                      ---------   ---------   ---------   ---------  ---------
Net loan activity................................................         2,676       4,105       8,369      1,284        (515)
                                                                      ---------   ---------   ---------   ---------  ---------
      Loans at end of period (1).................................       $60,562     $53,622     $57,886     $49,517    $48,233
                                                                      ---------   ---------   ---------   ---------  ---------
                                                                      ---------   ---------   ---------   ---------  ---------



----------------------

(1) Loans at end of period include loans in process of $1,058 and $491 for the six months ended June 30, 1998 and 1997, and $574, $550 and $199 for fiscal years 1997, 1996 and 1995, respectively.


         Single-Family Mortgage Lending. The primary lending activity of the Association has been and continues to be the origination of permanent conventional mortgage loans secured by single-family residences located in the Association's primary market area. The Association sells a portion of the fixed-rate loans that it originates. The Association retains the servicing rights on the loans it sells. The Association retains fixed-rate loans with a rate of interest higher than the level established by the Association's board of directors as high in relation to the current market based on Freddie Mac's levels. At June 30, 1998, the Association retained 30-year loans with a rate of interest of 7.5% or higher and 15-year loans with a rate of interest of 7.0% or higher. The Association generally retains for its portfolio any ARM loans that it originates. Most single-family mortgage loans are underwritten according to Freddie Mac guidelines. Loan originations are obtained from the Association's loan officers and their contacts with the local real estate industry, existing or past customers, and members of the local communities. The Association primarily originates fixed-rate loans in the current low interest rate environment, but also offers adjustable-rate mortgage ("ARM") loans. At June 30, 1998, single-family mortgage loans totalled $42.7 million, or 69.91% of total loans at such date. At that date, of the Association's mortgage loans secured by single-family residences, $35.7 million, or 83.7%, were fixed-rate loans.

         The Association's policy is to originate single-family residential mortgage loans in amounts up to 80% of the appraised value of the property securing the loan and up to 95% of the appraised value if private mortgage insurance is obtained. Mortgage loans originated by the Association generally include due-on-sale clauses which provide the Association with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Association's consent.

Due-on-sale clauses are an important means of adjusting the rates on the Association's fixed-rate mortgage loan portfolio and the Association exercises its rights under these clauses. The residential mortgage loans originated by the Association are generally for terms to maturity of up to 30 years.

         The Association offers several adjustable rate loan programs with terms of up to 25 years and interest rates that adjust either annually or every three years. Of the Association's mortgage loans secured by single-family residences, $7.0 million, or 16.3%, had adjustable rates. Certain of the Association's one-year ARM loans have a maximum adjustment limitation of 2% per year and a 6% lifetime cap on adjustments. The Association has additional one-year ARM loans that have no caps. The Association's three-year ARM loan has a maximum adjustment limitation of 1.5% per change and a 6% lifetime cap. The interest rate adjustments on ARM loans currently offered are indexed to the monthly average rate on a variety of established indices.

         The volume and types of ARM loans originated by the Association have been affected by such market factors as the level of interest rates, consumer preferences, competition and the availability of funds. In recent years, demand for ARM loans in the Association's primary market area has been weak due to the low interest rate environment and consumer preference for fixed-rate loans. Consequently, in recent years the Association has not originated a significant amount of ARM loans as compared to its originations of fixed-rate loans. The ARM loans offered by the Association do not provide for initial deep discount interest rates or for negative amortization. Although the Association will continue to offer ARM loans, there can be no assurance that in the future the Association will be able to originate a sufficient volume of ARM loans to constitute a significant portion of the Association's loan portfolio.

         Multi-Family and Commercial Real Estate Lending. On a limited basis, the Association occasionally originates multi-family mortgage loans generally secured by properties located in the Association's primary market area. In reaching its decision on whether to make a multi-family loan, the Association considers a number of factors including: the net operating income of the mortgaged premises before debt service and depreciation; the debt service ratio (the ratio of net operating income to debt service); and the ratio of loan amount to appraised value. Pursuant to the Association's current underwriting policies, a multi-family mortgage loan may be made in an amount up to 80% of the appraised value of the underlying property. In addition, the Association generally requires a debt service ratio of 120%. Properties securing a multi-family loan are appraised by an independent appraiser.

         When evaluating a multi-family loan, the Association also considers the financial resources and income level of the borrower, the borrower's experience in owning or managing similar property, and the Association's lending experience with the borrower. The Association's underwriting policies require that the borrower be able to demonstrate strong management skills and the ability to maintain the property from current rental income. The borrower is required to present evidence of the ability to repay the mortgage and a satisfactory credit history. In making its assessment of the creditworthiness of the borrower, the Association generally reviews the financial statements, employment and credit history of the borrower, as well as other related documentation.

         On a limited basis, the Association originates commercial real estate loans that are generally secured by properties used for business or religious purposes such as farms, churches, small office buildings or retail facilities located in its primary market area. The Association's underwriting procedures provide that commercial real estate loans may be made in amounts up to 70% of the appraised value of the property. The Association's underwriting standards and procedures are similar to those applicable to its multi-family loans, whereby the Association considers the net operating income of the property, the debt service ratio and the borrower's expertise, credit history and profitability. The largest commercial real estate loan in the Association's portfolio at June 30, 1998 was $120,000. The loan was current and performing in accordance with its contractual terms at June 30, 1998.

         Multi-family and commercial real estate loans are generally considered to involve a greater degree of risk than single-family residential mortgage loans. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Association seeks to minimize these risks through its underwriting policies, which require such loans to be qualified at origination on the basis of the property's income and debt coverage ratio.

         The Association's multi-family and commercial real estate loan portfolio at June 30, 1998 totalled $1.0 million or 1.62% of gross loans receivable. The Association's largest multi-family loan at June 30, 1998, had a principal balance outstanding of less than $200,000.

         Commercial Lending. On a very limited basis, the Association makes commercial business loans generally secured by business equipment, inventory, accounts receivable and other business assets. At June 30, 1998, the Association's commercial loan portfolio was $394,000 or 0.64% of gross loans receivable, of which amount $50,000 was in non-accrual status. The Association does not currently anticipate that commercial lending activities will significantly increase in the immediate future.

         Construction and Land Lending. The Association generally originates construction and land development loans to contractors and individuals in its primary market area. The Association's construction loans primarily are made to finance the construction of owner-occupied single-family residential properties and, to a significantly lesser extent, individual properties built by developers for future sale. The Association's construction loans to individuals are primarily fixed-rate loans which, after a four-month construction period, convert to permanent loans with maturities of up to 30 years. The Association's policies provide that construction loans may be made in amounts up to 80% of the appraised value of the property for construction of single-family residences. The Association requires an independent appraisal of the property. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. The Association requires regular inspections to monitor the progress of construction. Land loans are determined on an individual basis, but generally they do not exceed 75% of the actual cost or current appraised value of the property, whichever is less. The largest construction and land loan in the Association's portfolio at June 30, 1998 had a balance of $168,000 and is secured by a single family residence. This loan is currently performing in accordance with its terms. At June 30, 1998, the Association had $1.6 million of construction and land loans totalling 2.63% of the Association's gross loans receivable.

         Construction and land financing is considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the Association may be confronted with a project, when completed, having a value which is insufficient to assure full repayment.

         Consumer and Other Lending. The Association's originated consumer loans generally consist of automobile loans, second mortgage loans, home equity loans and loans secured by deposits. The Association originates a relatively small number of home equity lines of credit, which are generally ARM loans with the rate adjusting monthly at 2% above the prime rate of interest as disclosed in The Wall Street Journal. At June 30, 1998, the Association's consumer loan portfolio was $15.4 million, or 25.2% of gross loans receivable.

         Loans secured by rapidly depreciable assets such as automobiles entail greater risks than single-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default. A significant portion of the Association's automobile loans are originated on the Association's behalf by automobile dealers at the time of sale. This lending requires the maintenance of relationships with such dealers. Such loans do not have the benefit of direct interaction between the borrowers and the Association's lending officers during the underwriting process.

         Loan Approval Procedures and Authority. The Board of Directors establishes the lending policies of the Association. Consumer loans in amounts up to $25,000 may be approved by the Association's loan officers. Loans in excess of $25,000 and up to $50,000 must be approved by the President or Vice President. Consumer loans in excess of $50,000 must be approved by the Board of Directors. All mortgage loans are approved by the Executive Committee. Pursuant to OTS regulations, loans to one borrower cannot exceed 15% of the Association's unimpaired capital and surplus. The Association will not make loans to one borrower that are in excess of regulatory limits.

         Delinquencies and Classified Assets. The Board of Directors performs a monthly review of all delinquent loans thirty days or more past due. The procedures taken by the Association with respect to delinquencies vary depending on the nature of the loan and period of delinquency. When a borrower fails to make a required payment on a loan, the Association takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Association sends the borrower a written notice of non-payment after the loan is first past due. In the event payment is not then received, additional letters are sent and phone calls are made. If management believes that the loan is well-secured, the Association generally will try to work with the borrower to have the loan brought current. If the loan is still not brought current and it becomes necessary for the Association to take legal action, the Association will commence foreclosure proceedings against any real property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan is foreclosed upon and sold at a sheriff's sale.

         Federal regulations and the Association's Classification of Assets Policy require that the Association utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Association has incorporated the OTS internal asset classifications as a part of its credit monitoring system. The Association currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

         When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, under current OTS policy the Association is required to consider establishing a general valuation allowance in an amount deemed prudent by management. The general valuation allowance, which is a regulatory term, represents a loss allowance which has been established to recognize the inherent credit risk associated with lending and investing activities, but which, unlike specific allowances, has not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

         A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation allowances. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. While the Association believes that it has established an adequate allowance for estimated loan losses, there can be no assurance that regulators, in reviewing the Association's loan portfolio, will not request the Association to materially increase its allowance for loan losses, thereby negatively affecting the Association's financial condition and earnings. Although management believes that an adequate allowance for loan losses has been established, actual losses are dependent upon future events and, as such, further additions to the level of allowances for estimated loan losses may become necessary.

         The Association's Classification of Assets Committee reviews and classifies the Association's assets on a quarterly basis and the Board of Directors reviews the results of the reports on a quarterly basis. The Association classifies assets in accordance with the management guidelines described above. At June 30, 1998, the Association had $19,000 of assets designated as Special Mention which consisted of two loans, $151,000 of assets classified as Substandard consisting of ten loans and no assets classified as doubtful and loss. At June 30, 1998 the largest loan designated as Special Mention was a $12,000 loan and was secured by real estate. At June 30, 1998, the largest adversely (other than Special Mention) classified loan was $50,000 and was secured by lumber yard equipment and inventory.

         The following table sets forth the delinquencies in the Association's loan portfolio as of the dates indicated.(1)


                                                    June 30, 1998                                 December 31, 1997
                                  --------------------------------------------------  ---------------------------------------------
                                          60-89 Days            90 Days or More            60-89 Days            90 Days or More
                                  -------------------------  -----------------------  ----------------------   --------------------
                                    Number       Principal    Number     Principal     Number    Principal     Number    Principal
                                      of         Balance of    of        Balance of      of      Balance of      of      Balance of
                                    Loans          Loans      Loans        Loans        Loans       Loans       Loans      Loans
                                  ----------   ------------  --------    -----------  --------   -----------   -------   ----------
                                                                     (Dollars in thousands)
Real Estate Loans:
   Single-family ...........           2         $ 21            8         $ 88            8        $114           6        $128
   Multi-family and
     commercial ............          --           --           --           --           --          --          --          --
Consumer Loans:
   Home equity loans and
     lines of credit .......          --           --           --           --            3          26          --          --
   Automobile ..............          --           --           --           --           --          --          --          --
   Unsecured lines of credit          --           --           --           --           --          --          --          --
   Other ...................           2            8            2            5            2           5           3           7
Commercial Loans ...........          --           --            1           50           --          --           1          50
                                  ----------   ------------  --------    -----------  --------   -----------   -------   ----------
      Total ................           4         $ 29           11         $143           13        $145          10        $185
                                  ----------   ------------  --------    -----------  --------   -----------   -------   ----------
                                  ----------   ------------  --------    -----------  --------   -----------   -------   ----------
Delinquent loans to
   total loans .............                     0.05%                     0.23%                    0.25%                   0.32%



                                              December 31, 1996                           December 31, 1995
                                  --------------------------------------------------------------------------------------
                                       60-89 Days         90 Days or More          60-89 Days         90 Days or More
                                  --------------------- --------------------- --------------------- --------------------
                                   Number   Principal    Number    Principal   Number    Principal   Number   Principal
                                     of     Balance of    of      Balance of    of      Balance of    of      Balance of
                                    Loans     Loans      Loans       Loans     Loans       Loans     Loans      Loans
                                  -------- ------------ -------- ------------ -------- ------------ -------- -----------
                                                             (Dollars in thousands)
Real Estate Loans:
   Single-family ...............       6      $215          2        $41         2        $18          1        $  7
   Multi-family and
     commercial  ...............      --        --         --         --        --         --         --          --
Consumer Loans:
   Home equity loans and
     lines of credit ...........      --        --         --         --        --         --          1           2
   Automobile ..................      --        --         --         --        --         --          1           2
   Unsecured lines of credit ...       1         1         --         --        --         --         --          --
   Other .......................       3        10          1          4         1          3          3          11
Commercial Loans ...............      --        --         --         --        --         --         --          --
                                  -------- ------------ -------- ------------ -------- ------------ -------- -----------
      Total ....................      10      $226          3        $45         3        $21          6         $22
                                  -------- ------------ -------- ------------ -------- ------------ -------- -----------
                                  -------- ------------ -------- ------------ -------- ------------ -------- -----------
Delinquent loans to
   total loans .................             0.45%                 0.09%                0.04%                   0.05%


--------------------------
(1) The table does not include delinquent loans less than 60 days past due. At June 30, 1998 and December 31, 1997, 1996 and 1995, total loans past due 30 to 59 days amounted to $356,000, $356,000, $471,000 and $190,000, respectively.

         Non-Performing Assets and Impaired Loans. The following table sets forth information regarding non-accrual loans and REO. At June 30, 1998, non-accrual loans totalled $138,000, consisting of 9 loans and no REO. It is the policy of the Association to cease accruing interest on loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest. At June 30, 1998, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $10,000. At June 30, 1998, the Association had a $55,000 recorded investment in impaired loans which had specific allowances of $0. At December 31, 1997, there were $5,000 of impaired loans with specific loan loss allowances of $0. At December 31, 1996, there were no impaired loans.



                                                     At June 30,                         At December 31,
                                             ----------------------  ----------------------------------------------------
                                                   1998      1997       1997         1996       1995     1994      1993
                                             ------------- --------  ----------   ---------  --------- --------- --------
                                                                       (Dollars in thousands)
Non-accruing loans:
   Single-family real estate ...........         $  88      $106        $128         $41       $  8       $120      $161
   Consumer ............................            --        11          21           4         16          6         4
   Commercial ..........................            50        --          50          --         --         --        --
                                             ------------- --------  ----------   ---------  --------- --------- --------
      Total(1) .........................           138       117         199          45         24        126       165
Real estate owned (REO) ................            --        --          --          --         --         --        --
Other repossessed assets ...............            --        --          --          --         --         --        --
                                             ------------- --------  ----------   ---------  --------- --------- --------
      Total nonperforming assets(2) ....          $138      $117        $199         $45        $24       $126      $165
Troubled debt restructurings ...........            --        --          --          --         --         --        --
                                             ------------- --------  ----------   ---------  --------- --------- --------
Troubled debt restructurings and
  total nonperforming assets ...........          $138      $117        $199         $45        $24       $126      $165
                                             ------------- --------  ----------   ---------  --------- --------- --------
                                             ------------- --------  ----------   ---------  --------- --------- --------

Total nonperforming loans and
  troubled debt restructurings as a
  percentage of total loans ............         0.23%     0.22%       0.34%       0.09%      0.05%      0.26%     0.34%
Total nonperforming assets and
  troubled debt restructurings as a
  percentage of total assets ...........         0.11%     0.09%       0.17%       0.04%      0.02%      0.11%     0.14%


-----------------------
(1) Total non-accruing loans equals total nonperforming loans.
(2) Nonperforming assets consist of nonperforming loans (and impaired loans), other repossessed assets and REO.

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in the Association's loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to make additional provisions for loan losses based upon information available at the time of the review. As of June 30, 1998, the Association's allowance for loan losses was 0.61% of gross loans receivable as compared to 0.40% as of December 31, 1997. The Association had non-accrual loans of $138,000 and $199,000 at June 30, 1998 and December 31, 1997, respectively. The Association will continue to monitor and modify its allowances for loan losses as conditions dictate.

         The following table sets forth activity in the Association's allowance for loan losses for the periods indicated.




                                          At or For the Six
                                            Months Ended
                                              June 30,                  At or for the Year Ended December 31,
                                     ------------------------  -----------------------------------------------------
                                         1998          1997      1997        1996        1995       1994       1993
                                     ----------     ---------  --------    --------    --------  ---------  --------
                                                                 (Dollars in thousands)
Allowance for loan losses,
beginning of year ....................   $231          $229      $229        $249        $211       $177       $129
Charged-off loans:
         Single-family real estate ...      7            --        --          15          --         --         --
         Multi-family and commercial
         real estate .................     --            --        --          --          --         --         --
         Consumer ....................     --            --         4           5           4         14         --
                                     ----------     ---------  --------    --------    --------  ---------  --------
          Total charged-off loans ....      7            --         4          20           4         14         --
Recoveries on loans previously
  charged off:
         Single-family real estate ...     --            --        --          --          --         --         --
         Consumer ....................      1             2         6          --          --         --         --
                                     ----------     ---------  --------    --------    --------  ---------  --------
          Total recoveries ...........      1             2         6          --          --         --         --
Net loans charged-off ................      6            (2)       (2)         20           4         14         --
Provision for loan losses ............    150            --        --          --          42         48         48
                                     ----------     ---------  --------    --------    --------  ---------  --------
Allowance for loan losses, end of
   period ............................   $375          $231      $231        $229        $249       $211       $177
                                     ----------     ---------  --------    --------    --------  ---------  --------
                                     ----------     ---------  --------    --------    --------  ---------  --------

Allowance for loan losses to total
    loans ............................   0.61         0.43%     0.40%       0.46%       0.51%      0.43%      0.37%
Allowance for loan losses to
    nonperforming loans and
    troubled debt restructuring ......  2.72x         1.97x     1.16x       5.09x      10.38x      1.67x      1.07x
Net loans charged-off (recovered)
to allowance for loan losses .........  1.60%       (0.87)%   (0.87)%       8.73%       1.61%      6.64%         --

Net loans charged off (recovered)
         to average loans ............  0.01%            --        --       0.04%       0.01%      0.03%         --



         The following table sets forth the Association's allowance for loan losses in each of the categories listed at the dates indicated and the percentage of such amounts to the total allowance and to total loans.


                                                                At June 30,
                                                        ---------------------------------
                                                                   1998
                                                        ---------------------------------
                                                                   % of       Percent
                                                                  Allowance   of Loans
                                                                  in each     in Each
                                                                  Category    Category
                                                                  to Total    to Total
                                                        Amount    Allowance    Loans
                                                       --------  ----------- -----------
                                                             (Dollars in thousands)
Real estate .........................................   $135       36.00%      74.16%
Consumer ............................................    103       27.47       25.20
Commercial ..........................................    137       36.53        0.64
Unallocated .........................................     --          --          --
                                                       --------  ----------- -----------
   Total allowance
     for loan losses ................................   $375      100.00%   100.00%
                                                       --------  ----------- -----------
                                                       --------  ----------- -----------



                                               At December 31,
                       ----------------------------------------------------------------------
                                      1997                            1996
                       -----------------------------------  ---------------------------------
                                     % of       Percent               % of        Percent
                                   Allowance    of Loans            Allowance     of Loans
                                    in each     in Each              in each      in Each
                                    Category    Category             Category     Category
                                    to Total    to Total              to Total    to Total
                        Amount      Allowance     Loans     Amount   Allowance      Loans
                       ---------- ------------ ---------- --------- ----------- ------------
                                             (Dollars in thousands)
Real estate ........     $107         46.32%      76.27%     $107      46.73%      81.27%
Consumer ...........       37         16.02       23.20        35      15.28       18.15
Commercial .........       87         37.66        0.53        87      37.99        0.58
Unallocated ........      --           --          --          --         --          --
                       ---------- ------------ ---------- --------- ----------- ------------
   Total allowance
     for loan losses.... $231        100.00%     100.00%     $229     100.00%     100.00%
                       ---------- ------------ ---------- --------- ----------- ------------
                       ---------- ------------ ---------- --------- ----------- ------------


                                                 At December 31,
                        -------------------------------------------------------------------
                                       1995                            1994
                        ---------------------------------- --------------------------------
                                      % of       Percent               % of      Percent
                                    Allowance   of Loans             Allowance  of Loans
                                     in each     in Each              in each    in Each
                                     Category    Category            Category    Category
                                     to Total    to Total            to Total    to Total
                         Amount     Allowance     Loans     Amount   Allowance     Loans
                        --------- ------------ ----------- -------- ----------- -----------
                                             (Dollars in thousands)
Real estate ........     $120         48.19%      80.67%    $111       52.61%      81.50%
Consumer ...........       42         16.87       17.70       30       14.22       16.75
Commercial .........       87         34.94        1.63       70       33.17        1.75
Unallocated ........       --            --          --       --          --          --
                        --------- ------------ ----------- -------- ----------- -----------
   Total allowance
     for loan losses.... $249        100.00%     100.00%    $211      100.00%     100.00%
                        --------- ------------ ----------- -------- ----------- -----------
                        --------- ------------ ----------- -------- ----------- -----------

                                  At December 31,
                       -------------------------------------
                                       1993
                       -------------------------------------
                                      % of        Percent
                                    Allowance     of Loans
                                     in each       in Each
                                     Category     Category
                                     to Total     to Total
                         Amount     Allowance      Loans
                       ---------- ------------- ------------
                               (Dollars in thousands)
Real estate ........     $ 87         49.15%      84.37%
Consumer ...........       32         18.08       13.80
Commercial .........       58         32.77        1.83
Unallocated ........      --        --          --
                       ---------- ------------- ------------
   Total allowance
     for loan losses.... $177        100.00%     100.00%
                       ---------- ------------- ------------
                       ---------- ------------- ------------


Real Estate Owned

         At June 30, 1998, the Association had no REO. If the Association acquires any REO, it is initially recorded at fair value less costs to sell and thereafter REO is recorded at the lower of the recorded investment in the loan or the fair value of the related assets at the date of foreclosure, less costs to sell. Thereafter, REO is valued at the lower of the recorded investment or the fair value of the property less costs to sell. If there is a further deterioration in value, the Association provides for a specific valuation allowance.

Investment Activities

         Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certificates of deposit of insured banks and savings institutions, bankers' acceptances and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Association must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "Regulation - Federal Savings Institution Regulation - Liquidity." Historically, the Association has maintained liquid assets above the minimum OTS requirements and at a level considered to be more than adequate to meet its normal daily activities.

         The investment policy of the Association as established by the Board of Directors attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement the Association's lending activities. The Association's policies generally limit investments to government and federal agency securities. The Association's policies provide the authority to invest in U.S. Treasury and federal agency securities meeting the Association's guidelines and in mortgage-backed securities guaranteed by the U.S. government and agencies thereof. The Association funds such investments not only through payments on deposit accounts and the proceeds from the repayment of loans and the Association's operations, but also through FHLB advances. The success of such use of FHLB advances depends on management's ability to maintain a positive spread between the interest earned on the investment securities and the interest cost of the FHLB advances. At June 30, 1998, the Association had investment and mortgage-backed securities with a carrying value of $51.7 million and a market value of $51.3 million. At June 30, 1998, the Association had $16.2 million in mortgage-backed and investment securities classified as available for sale and $35.6 million in investment and mortgage-backed securities classified as held to maturity. Of the Association's mortgage-backed securities, $5.8 million had adjustable rates at June 30, 1998.

         At June 30, 1998, all of the Association's mortgage-backed securities were insured or guaranteed by either Freddie Mac, Fannie Mae or Ginnie Mae. In addition, the Association owned one CMO which has passed stress testing at June 30, 1998. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing or increasing, respectively, the net yield on such securities. There is also the risk associated with the necessity to reinvest the cash flows from such securities at market interest rates which may be lower than the interest rates received on such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

         The following table sets forth certain information regarding the amortized cost and fair value of the Association's securities at the dates indicated.


                                                           At June 30,                   At December 31,
                                                     --------------------- --------------------------------------------
                                                              1998                 1997                    1996
                                                     --------------------- ---------------------  ---------------------
                                                     Amortized     Fair     Amortized    Fair     Amortized     Fair
                                                        Cost       Value      Cost      Value       Cost        Value
                                                     ---------- ---------- ----------- ---------  ----------  ---------
Investment securities:                                                          (In thousands)
   Debt securities held-to-maturity:
   Obligations of U.S. government agencies .......   $  1,497   $  1,511   $  2,497   $  2,515   $  5,499    $  5,507
      Commercial paper ...........................       --         --          992        992       --          --
                                                     ---------- ---------- ----------- ---------  ----------  ---------
            Total ................................      1,497      1,511      3,489      3,507      5,499       5,507
                                                     ---------- ---------- ----------- ---------  ----------  ---------
   Debt securities available-for-sale:
      Obligations of U.S. Treasury and U.S.
        government agencies ......................      9,990      9,977      9,989      9,905     10,988      10,540
      Municipal securities .......................        225        231        275        284        328         339
                                                     ---------- ---------- ----------- ---------  ----------  ---------
            Total ................................     10,215     10,208     10,264     10,189     11,316      10,879

            Total debt securities ................     11,712     11,719     13,753     13,696     16,815      16,386
                                                     ---------- ---------- ----------- ---------  ----------  ---------
Mortgage-related securities:
   Mortgage-related securities held-to-
     maturity:
      Freddie Mac ................................     19,927     19,555     22,714     22,884     31,991      30,967
      Fannie Mae .................................      4,425      4,410      5,273      5,234      5,902       6,033
      Collateralized Mortgage Obligations ........      9,724      9,623       --         --         --          --
                                                     ---------- ---------- ----------- ---------  ----------  ---------
          Total mortgage-related securities
            held-to-maturity .....................     34,076     33,588     27,987     28,118     37,893      37,000
                                                     ---------- ---------- ----------- ---------  ----------  ---------
   Mortgage-related securities available-for-sale:
      Freddie Mac ................................        367        354        391        396        490         491
      Fannie Mae .................................      2,530      2,568      3,734      3,809      5,452       5,531
      Ginnie Mae .................................      2,949      3,025      3,358      3,424      4,014       4,071
                                                     ---------- ---------- ----------- ---------  ----------  ---------
        Total mortgage-related securities
         available-for-sale ......................      5,846      5,947      7,483      7,629      9,956      10,093
                                                     ---------- ---------- ----------- ---------  ----------  ---------
            Total mortgage-related securities ....     39,922     39,535     35,470     35,747     47,849      47,093
                                                     ---------- ---------- ----------- ---------  ----------  ---------
         Net unrealized (losses) gains on
          available-for-sale securities ..........         94       --           71       --         (300)       --
                                                     ---------- ---------- ----------- ---------  ----------  ---------
            Total securities .....................   $ 51,728   $ 51,254   $ 49,294   $ 49,443   $ 64,364    $ 63,479
                                                     ---------- ---------- ----------- ---------  ----------  ---------
                                                     ---------- ---------- ----------- ---------  ----------  ---------


                                                        At December 31,
                                                     --------------------
                                                             1995
                                                     --------------------
                                                       Amortized   Fair
                                                         Cost      Value
                                                     ---------- ---------
Investment securities:                                  (In thousands)
   Debt securities held-to-maturity:
   Obligations of U.S. government agencies .......   $   --     $   --
      Commercial paper ...........................       --         --
                                                     ---------- ---------
            Total ................................       --         --
                                                     ---------- ---------
   Debt securities available-for-sale:
      Obligations of U.S. Treasury and U.S.
        government agencies ......................      2,499      2,500
      Municipal securities .......................        426        448
                                                     ---------- ---------
            Total ................................      2,925      2,948

            Total debt securities ................      2,925      2,948
                                                     ---------- ---------
Mortgage-related securities:
   Mortgage-related securities held-to-
     maturity:
      Freddie Mac ................................     31,908     31,815
      Fannie Mae .................................      6,577      6,550
      Collateralized Mortgage Obligations ........       --         --
                                                     ---------- ---------
          Total mortgage-related securities
            held-to-maturity .....................     38,485     38,365
                                                     ---------- ---------
   Mortgage-related securities available-for-sale:
      Freddie Mac ................................        538        533
      Fannie Mae .................................      6,611      6,660
      Ginnie Mae .................................      4,633      4,678
                                                     ---------- ---------
        Total mortgage-related securities
         available-for-sale ......................     11,782     11,871
                                                     ---------- ---------
            Total mortgage-related securities ....     50,267     50,236
                                                     ---------- ---------
         Net unrealized (losses) gains on
          available-for-sale securities ..........        112       --
                                                     ---------- ---------
            Total securities .....................   $ 53,304   $ 53,184
                                                     ---------- ---------
                                                     ---------- ---------


         The following table sets forth the Association's securities activities for the periods indicated.


                                                                For the Six Months
                                                                  Ended June 30,     For the Year Ended December 31,
                                                            ----------------------- -----------------------------------
                                                                1998       1997        1997        1996        1995
                                                            ----------- ----------- ----------   ---------   ----------
                                                                                   (In thousands)
Investment securities:
Investment securities, beginning of period(1) ............   $ 49,294    $ 64,364    $ 64,364    $ 53,304    $ 60,306
         Purchases:
            Investment securities - held-to-maturity .....      8,243       2,000       3,987      11,499        --
            Investment securities - available-for-sale ...      1,929        --         4,989      11,144       1,000
         Sales:
            Investment securities - available-for-sale ...       (180)       --          --        (1,518)       --
         Calls, maturities and payments:
            Investment securities - held-to-maturity .....     (4,179)     (3,457)    (15,964)     (6,451)     (5,403)
            Investment securities - available-for-sale ...     (3,460)       (740)     (8,522)     (3,137)     (2,916)
         Net Increase (decrease) in premium amortization
             and discount accretion ......................         58          60          67         (66)       (341)
         Net Increase (decrease) in unrealized gain (loss)....     23          69         373        (411)        658
                                                            ----------- ----------- ----------   ---------   ----------
              Net increase (decrease) in investment
                  securities .............................      2,434      (2,068)    (15,070)     11,060      (7,002)
                                                            ----------- ----------- ----------   ---------   ----------
         Investment securities, end of period ............   $ 51,728    $ 62,296    $ 49,294    $ 64,364    $ 53,304
                                                            ----------- ----------- ----------   ---------   ----------
                                                            ----------- ----------- ----------   ---------   ----------


-------------------------------
(1)  Includes mortgage-related securities.

         The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Association's investment securities and mortgage-related securities as of June 30, 1998.


                                                                    At June 30, 1998
                                            ------------------------------------------------------------------

                                                                   More than One Year   More than Five Years
                                              One Year or Less       to Five Years         to Ten Years
                                            --------------------- --------------------- ----------------------
                                                       Weighted               Weighted              Weighted
                                             Carrying   Average   Carrying     Average   Carrying   Average
                                              Value      Yield      Value       Yield     Value      Yield
                                            ---------- ---------- --------- ----------- ---------- -----------
                                                                             (Dollars in thousands)
Held-to-maturity securities:
  Investment securities:
    Obligations of U.S.
     government  agencies ..............     $  --       --%       $ 1,497        7.05%  $  --       --%
  Mortgage-related securities:
    Freddie Mac ........................        --       --            148        9.50     2,727     6.00
    Fannie Mae .........................        --       --           --         --         --       --
    Collateralized Mortgage Obligations...      --       --           --         --         --       --
                                            ----------            ---------              ----------
      Total securities at amortized cost...  $  --       --%       $ 1,645        7.27%  $ 2,727     6.00%
                                            ----------            ---------              ----------
                                            ----------            ---------              ----------
Available-for-sale securities:
  Investment securities:
    Obligations of U.S.
     government agencies ...............     $  --       --%       $  --         --%     $  --       --%
    Municipal securities (1) ...........         102     9.89          129        9.85      --       --
  Mortgage-related securities:
    Freddie Mac ........................        --       --           --         --         --       --
    Fannie Mae .........................        --       --           --         --         --       --
    Ginnie Mae .........................        --       --           --         --         --       --
                                            ---------- ---------- --------- ----------- ---------- -----------
      Total securities at fair value ...     $   102     9.89%     $   129        9.85%  $  --       --%
                                            ---------- ---------- --------- ----------- ---------- -----------
                                            ---------- ---------- --------- ----------- ---------- -----------



                                                          At June 30, 1998
                                             --------------------------------------------
                                             More than Ten Years          Total
                                             --------------------  ---------------------
                                                        Weighted               Weighted
                                             Carrying    Average   Carrying     Average
                                               Value      Yield     Value        Yield
                                             ---------- --------- ----------- -----------
Held-to-maturity securities:
  Investment securities:
    Obligations of U.S.
     government  agencies ..............     $  --         --%     $ 1,497        7.05%
  Mortgage-related securities:
    Freddie Mac ........................      17,052        6.57%   19,927        6.51
    Fannie Mae .........................       4,425        6.44     4,425        6.44
    Collateralized Mortgage Obligations...     9,724        6.75     9,724        6.75
                                             ----------           -----------
      Total securities at amortized cost...  $31,201        6.61%  $35,573        6.59%
                                             ----------           -----------
                                             ----------           -----------
Available-for-sale securities:
  Investment securities:
    Obligations of U.S.
     government agencies ...............     $ 9,977        7.00%  $ 9,977        7.00%
    Municipal securities (1) ...........        --            --       231        9.87
  Mortgage-related securities:
    Freddie Mac ........................         354        6.95       354        6.95
    Fannie Mae .........................       2,568        7.51     2,568        7.51
    Ginnie Mae .........................       3,025        6.91     3,025        6.91
                                             ---------- --------- ----------- -----------
      Total securities at fair value ...     $15,924        7.06%  $16,155        7.06%
                                             ---------- --------- ----------- -----------
                                             ---------- --------- ----------- -----------


-----------------------
(1) Weighted Average Yield data for municipal securities is presented on a tax equivalent basis based on an assumed tax rate of 34%.

Sources of Funds

         General. Deposits, loan repayments and prepayments and cash flows generated from operations are the primary sources of the Association's funds for use in lending, investing and for other general purposes. The Association has historically also used FHLB advances as a source of funds.


         Deposits. The Association offers a variety of deposit accounts with a range of interest rates and terms. The Association's deposits consist of passbook accounts, savings and club accounts, NOW accounts, money market accounts and certificates of deposit. For the six months ended June 30, 1998, certificates of deposit constituted 56.27% of total average deposits. The term of the certificates of deposit offered by the Association vary from six months to four years and the offering rates are established by the Association on a weekly basis. Once a certificate account is established, no additional amounts are permitted to be deposited in that account, with the exception of Individual Retirement Account certificates. Specific terms of an individual account vary according to the type of account, the minimum balance required, the time period funds must remain on deposit and the interest rate, among other factors. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. At June 30, 1998, the Association had $25.6 million of certificate accounts maturing in less than one year. The Association expects that most of these accounts will be reinvested and does not believe that there are any material risks associated with the respective maturities of these certificates. The Association's deposits are obtained predominantly from the area in which its banking offices are located. The Association relies primarily on a willingness to pay market-competitive interest rates to attract and retain these deposits. Accordingly, rates offered by competing financial institutions significantly affect the Association's ability to attract and retain deposits.


         The following table presents the deposit activity of the Association for the periods indicated:


                                                   For the Six Months
                                                     Ended June 30,            For the Year Ended December 31,
                                                -------------------------- -----------------------------------------
                                                     1998          1997           1997         1996          1995
                                                 -----------  -------------   -----------   -----------   ----------
                                                                             (In thousands)
Increase (decrease) before interest
   credited................................         $1,626         $(807)       $   510        $3,174       $  (308)
Interest credited..........................            300           327            645           655         1,025
                                                 -----------  -------------   -----------   -----------   ----------
Net increase..............................          $1,926         $(480)        $1,155        $3,829       $   717
                                                 -----------  -------------   -----------   -----------   ----------
                                                 -----------  -------------   -----------   -----------   ----------



         At June 30, 1998, the Association had $3.3 million in certificate accounts in amounts of $100,000 or more maturing as follows:


                                                                                        Weighed
                                                                                        Average
             Maturity Period                                   Amount                     Rate
----------------------------------------------              --------------            -----------
                                                                     (Dollars In thousands)
Three months or less...........................               $   210                     5.71%
Over 3 through 6 months........................                   531                      5.96
Over 6 through 12 months.......................                 1,391                      6.01
Over 12 months.................................                 1,212                      5.95
                                                             -------------
         Total.................................                $3,344                     5.96%
                                                             -------------
                                                             -------------


         The following table sets forth the distribution of the Association's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented and such information at June 30, 1998. Averages for the periods presented utilize month-end balances.



                                                    At June 30, 1998
                                            ----------------------------------
                                                          Percent
                                                          of Total
                                            Balance       Deposits   Rate Paid
                                            -------       --------   ---------
                                                 (Dollars in thousands)
NOW accounts ..........................     $ 7,953         10.08%     2.50%
Money market accounts .................       2,585          3.28      3.00
Savings accounts ......................      23,945         30.35      3.10
Certificates of deposit ...............      43,449         55.05      5.74
Noninterest-bearing deposits:
   Demand deposits ....................         977          1.24      --
                                            -------        ------
      Total average deposits ..........     $78,909        100.00%     4.50%
                                            -------        ------
                                            -------        ------

                                                                       For the Year Ended December 31,
                                           -----------------------------------------------------------------------------------------
                                                      1997                         1996                            1995
                                           ----------------------------  ----------------------------  -----------------------------
                                                   Percent of                    Percent of                    Percent of
                                                     Total                         Total                          Total
                                           Average  Average    Average   Average  Average    Average   Average   Average   Average
                                           Balance  Deposits  Rate Paid  Balance  Deposits  Rate Paid  Balance   Deposits  Rate Paid
                                           -------  --------  ---------  -------  --------  ---------  -------   --------  ---------
                                                                           (Dollars in thousands)
NOW accounts ..........................    $ 7,611    10.08%     2.63%  $ 7,237     9.90%       2.72%  $ 7,446    10.59%     2.93%
Money market accounts .................      2,741     3.63      3.36     2,888     3.95        3.29     3,583     5.10      3.27
Savings accounts ......................     23,424    31.01      3.09    24,536    33.58        3.09    25,282    35.96      3.09
Certificates of deposit ...............     41,001    54.29      5.73    37,740    51.65        5.78    33,383    47.49      5.32
Noninterest-bearing deposits:
   Demand deposits ....................        751     0.99      --         666     0.92        --         605     0.86       --
                                           -------   ------             -------   ------               -------   ------
      Total average deposits ..........    $75,528   100.00%     4.46%  $73,067   100.00%       4.42%  $70,299   100.00%     4.12%
                                           -------   ------             -------   ------               -------   ------
                                           -------   ------             -------   ------               -------   ------

         The following table presents by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding.

                                       Period to Maturity from June 30, 1998                              At December 31,
                          ---------------------------------------------------------------      ------------------------------------
                                                       Two to       Over
                         Less than      One to         Three        Three
                          One Year      Two Years      Years        Years          Total         1997          1996          1995
                          -------       -------       -------       -------       -------       -------       -------       -------
                                                              (Dollars in thousands)
Certificate accounts:
   0 to 3.99% .......     $  --         $  --         $  --         $  --         $  --         $  --             $--           $--
   4.00 to 4.99% ....       3,650          --            --            --           3,650         3,976         5,171         5,410
   5.00 to 5.99% ....      15,147        11,218         1,065           227        27,657        24,615        24,770        23,140
   6.00 to 6.99% ....       6,766         5,265          --            --          12,031        12,437         8,864         7,142
   7.00 to 7.99% ....        --            --            --            --            --           1,098         1,088          --
   Over 8.00% .......          22          --            --              89           111           121           121           122
                          -------       -------       -------       -------       -------       -------       -------       -------
    Total certificate
      accounts ......     $25,585       $16,483       $ 1,065       $   316       $43,449       $42,247       $40,014       $35,814
                          -------       -------       -------       -------       -------       -------       -------       -------
                          -------       -------       -------       -------       -------       -------       -------       -------


         Borrowings. The Association utilizes FHLB advances as an alternative to retail deposits to fund its operations as part of its operating strategy. These FHLB advances are collateralized primarily by certain of the Association's mortgage loans and mortgage-backed securities and secondarily by the Association's investment in capital stock of the FHLB. FHLB advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Association, fluctuates from time to time in accordance with the policies of the FHLB. See "Regulation -- Federal Home Loan Bank System."

         The following table sets forth certain information regarding the Association's borrowed funds at or for the periods ended on the dates indicated:

                                         At or For the Six Months                 At or For the Year Ended
                                              Ended June 30,                            December 31,
                                         -----------------------        ---------------------------------------
                                            1998          1997            1997           1996           1995
                                         ---------      --------        --------       --------       ---------
                                                                (Dollars in thousands)
FHLB advances and other borrowings:
   Average balance outstanding ....       $28,009        $34,177        $31,907        $32,953        $30,727
   Maximum amount outstanding at
   any month-end during the period...      31,951         35,098         35,098         37,588         33,751
   Balance outstanding at end of
   period .........................        27,680         34,997         26,161         34,277         24,524
   Weighted average interest
   rate during the period .........          5.89%          5.91%          5.97%          5.96%          6.11%
   Weighted average interest
   rate at end of period ..........          5.86%          5.88%          6.51%          6.06%          6.19%

Subsidiary Activities

         As of June 30, 1998, the Association did not own any subsidiaries.

Properties

         The Association conducts its business through six banking offices located in Columbiana, Mahoning and Jefferson Counties, Ohio. The following table sets forth the Association's offices as of June 30, 1998.

                                                                                         Net Book Value
                                                                                         of Property or
                                                                Original                   Leasehold
                                                                  Year       Date of     Improvements
                                                   Leased or    Leased or     Lease       at June 30,
Location                                            Owned       Acquired    Expiration        1998
                                                   ---------   ----------   ----------   ---------------
                                                                                          (In thousands)
Administrative/Home Office:
601 Main Street ........................            Owned        1998(1)       --              $502
Wellsville, Ohio 43968

Branch Offices:
49028 Foulks Drive .....................            Owned         1979         --              $273
East Liverpool, Ohio 43920

100 Main Street ........................           Leased         1996         2011            $200
Wintersville, Ohio 43952

7121 Tiffany Boulevard .................           Leased         1997         2012            $243
Boardman, Ohio 44514

3551 Belmont Avenue ....................           Leased         1998         2013            $216
Youngstown, Ohio 44505

4755 Mahoning Avenue ...................           Leased        1998(2)       2013             --
Austintown, Ohio  44515


--------------------------
(1)      Expansion completed 1998.
(2)      Opened September, 1998.


Legal Proceedings

         At June 30, 1998, the Association was not involved in any pending legal proceedings. However, from time to time, the Association is involved in legal proceedings occurring in the ordinary course of business.

Personnel

         As of June 30, 1998, the Association had 48 full-time employees and 19 part-time employees. The employees are not represented by a collective bargaining unit and the Association considers its relationship with its employees to be good. See "Management of the Association - Benefits" for a description of certain compensation and benefit programs offered to the Association's employees.

                           FEDERAL AND STATE TAXATION

Federal Taxation

         General. The Company and the Association will report their income on a fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Association's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Association or the Company. The Association has not been audited by the IRS in the past five years.

         Bad Debt Reserve. Historically, savings institutions such as the Association which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Association's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on the Association's actual loss experience, or a percentage equal to 8% of the Association's taxable income, computed with certain modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Due to the Association's loss experience, the Association generally recognized a bad debt deduction equal to 8% of taxable income.

         In August 1996, the provisions repealing the above thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Association has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense. For taxable years beginning after December 31, 1995, the Association's bad debt deduction will be equal to net charge-offs. The new rules allowed an institution to suspend the bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years was equal to or greater than the institution's average mortgage lending activity for the six taxable years preceding 1996. For this purpose, only home purchase and home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution was permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to a provision of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

         Distributions. To the extent that the Association makes "non-dividend distributions" to the Company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Association's taxable income. Non-dividend distributions include distributions in excess of the Association's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Association's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Association's bad debt reserve. Thus, any dividends to the Company that would reduce amounts appropriated to the Association's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Association. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Association makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the Association. The Association does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

         Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the bad debt reserve deduction claimed by the Association over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. Only 90% of AMTI can be offset by net operating loss carryovers of which the Association currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Association's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). In addition, for taxable years beginning after June 30, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2.0 million is imposed on corporations, including the Association, whether or not an Alternative Minimum Tax ("AMT") is paid. The Association does not expect to be subject to the AMT.

         Dividends Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Association as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Association will not file a consolidated tax return, except that if the Company or the Association own more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

Ohio Taxation

         The Company is subject to the Ohio corporation franchise tax, which, as applied to the Company, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 and
(ii) 0.582% times taxable net worth. Under these alternative measures of computing tax liability, the states to which a taxpayer's adjusted total net income and adjusted net worth are apportioned or allocated are determined by complex formulas. The minimum is $50 per year.

         A special litter tax is also applicable to all corporations, including the Company, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to 0.11% of the first $50,000 of computed Ohio taxable income and 0.22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to 0.014% times taxable net worth.


         Ohio corporation franchise tax law is scheduled to change markedly beginning on January 1, 1999 as a consequence of legislative reforms enacted July 1, 1997. Tax liability, however, continues to be measured by both net income and net worth. In general, tax liability will be the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of

$50,000 or (ii) 0.40% of taxable net worth. Under these alternative measures of computing tax liability, the states to which total net income and total net worth will be apportioned or allocated will continue to be determined by complex formulas, but the formulas change. The minimum tax will still be $50 per year and maximum tax liability as measured by net worth will be limited to $150,000 per year. The special litter taxes remain in effect. Various other changes in the tax law may affect the Company.

         The Association is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporation franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Association's apportioned book net worth, determined with GAAP, less any statutory deduction. This rate of tax is scheduled to decrease in each of the years 1999 and 2000. As a "financial institution," the association is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

         Delaware Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                   REGULATION

General

         The Association is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The Association is a member of the FHLB System. The Association's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Association must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to test the Association's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Association and their operations. Assuming that the holding company form of organization is utilized, the Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and of the SEC under the federal securities laws.

         Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Association, their operations or the Association's Conversion. Congress has been considering in 1998 the elimination of the federal thrift charter, abolishment of the OTS and the limitation of unitary savings and loan holding company powers. The results of such consideration, including possible enactment of legislation is uncertain. Therefore, the Association is unable to determine the extent to which the results of consideration or possible legislation, if enacted, would affect its business. See "Risk Factors--Financial Institution Regulation and Possible Legislation."

         Certain of the regulatory requirements applicable to the Association and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on the Association and the Company and is qualified in its entirety by reference to such statutes and regulations.

Federal Savings Institution Regulation

         Business Activities. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institution's capital or assets.

         Loans-to-One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Association's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At June 30, 1998, the Association's general limit on loans-to-one borrower was $2.2 million. At June 30, 1998, the Association's largest aggregate amount of loans-to-one borrower consisted of a $350,000 residential loan.

         QTL Test. The HOLA requires savings institutions to meet a Qualified Thrift Lender ("QTL") test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less:
(i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12-month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of June 30, 1998, the Association maintained 98.21% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

         Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level and supervisory condition. An institution, such as the Association, that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Association's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Association's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

         Liquidity. The Association is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Association's average liquidity ratio for the six months ended June 30, 1998 was 5.12%, which exceeded the applicable requirements. The Association has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         Assessments. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is based upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Association's latest quarterly Thrift Financial Report. The assessments paid by the Association for the year ended December 31, 1997 totalled $38,000.

         Branching. OTS regulations permit federally chartered savings associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations. The Association currently operates branch offices in Ohio only. For a discussion of the impact of proposed legislation, see "Risk Factors--Financial Institution Regulation and Possible Legislation."

         Transactions with Related Parties. The Association's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

         The Association's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is governed by Section 22(g) and 22(h) of the FRA and Regulation O thereunder. Among other things, such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and to not involve more than the normal risk of repayment. Recent legislation created an exception for loans to insiders made pursuant to a benefit or compensation program that are widely available to all employees of the institution and do not give preference to insiders over other employees. Regulation O also places individual and aggregate limits on the amounts of loans the Association may make to insiders based, in part, on the Association's capital position and requires that certain board approval procedures be followed.

         Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

         Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

         Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."

         The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed indefinitely the date that the component will first be deducted from an institution's total capital.

         At June 30, 1998, the Association met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Association's historical amounts and percentages at June 30, 1998, and pro forma amounts and percentages based upon the issuance of the shares within the Estimated Price Range and assuming that a portion of the net proceeds are retained by the Company.

Prompt Corrective Regulatory Action

         Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Insurance of Deposit Accounts

         The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The capital categories are (1) well-capitalized,

(2) adequately capitalized, or (3) undercapitalized. An institution is also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well-capitalized, healthy institutions receiving the lowest rates.

         Deposits of the Association are presently insured by the SAIF. Both the SAIF and the BIF are statutorily required to achieve and maintain a ratio of insurance reserves to total insured deposits equal to 1.25%. Until recently, members of the SAIF and BIF were paying average deposit insurance assessments of between 25 and 25 basis points. The BIF met the required reserve level in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financial Corporation ("FICO") to recapitalize the predecessor to the SAIF.

         In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Association, could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

         On September 30, 1996, the President of the United States signed into law the Funds Act which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Association, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF Special Assessment was recognized by the Association as an expense in the quarter ended September 30, 1996 and is generally tax deductible. The SAIF Special Assessment recorded by the Association amounted to $449,000 on a pre-tax basis and $296,000 on an after-tax basis.


         The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits were assessed for a FICO payment of 1.3 basis points, while SAIF deposits pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000, or the date the BIF and SAIF are merged.

         As a result of the Funds Act, the FDIC voted to effectively lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. SAIF members will also continue to make the FICO payments described above. The FDIC also lowered the SAIF assessment schedule for the fourth quarter of 1996 to 18 to 27 basis points. Management cannot predict the level of FDIC insurance assessments on an ongoing basis, whether the federal thrift charter will be eliminated or whether the BIF and SAIF will eventually be merged.


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

         The Association's assessment rate for fiscal 1997 ranged from .01575 to .0162 basis points, excluding the SAIF Special Assessment rate of 65.7 basis points, and the regular premium paid for this period was $39,000.

         The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Association.

         Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Association does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System

         The Association is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Association, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Association was in compliance with this requirement with an investment in FHLB stock at June 30, 1998 of $2.6 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At June 30, 1998, the Association had $27.7 million in FHLB advances.

         The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1997, 1996 and 1995, dividends from the FHLB to the Association amounted to approximately $173,000, $157,000 and $143,000, respectively. If dividends were reduced, the Association's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Association.

Federal Reserve System

         The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.4 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Association is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Association's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

Holding Company Regulation

         The Company, if utilized, will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Association must notify the OTS 30 days before declaring any dividend to the Company.

         As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Association continues to be a QTL. See "--Federal Savings Institution Regulation--QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, as amended (the "BHC Act"), subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Previously proposed legislation would have treated all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies. See "Risk Factors--Financial Institution Regulation and Possible Legislation."

         The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

         The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

         The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

         The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.


                            MANAGEMENT OF THE COMPANY

         The Board of Directors of the Company will consist of the following five members, each of whom is also a director of the Association: Gerry W. Grace, William R. Williams, Jeffrey W. Aldrich, Thomas P. Ash, Fred C. Jackson. The Board is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Gerry W. Grace and Jeffrey W. Aldrich, has a term of office expiring at the first annual meeting of stockholders; a second class, consisting of William R. Williams and Thomas P. Ash, has a term of office expiring at the second annual meeting of stockholders; and a third class, consisting of Fred C. Jackson, has a term of office expiring at the third annual meeting of stockholders. Their names and biographical information are set forth under "Management of the Association - Directors."

         The following individuals are executive officers of the Company and hold the offices set forth below opposite their names.


           Name                         Position(s) Held With Company
----------------------------  --------------------------------------------------
William R. Williams           President, Chief Executive Officer and Director
John A. Rife                  Executive Vice President and Treasurer
Charles O. Standley           Vice President of Commercial and Consumer Lending
Daniel F. Galeoti             Vice President of Mortgage Operations


         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Association - Biographical Information."


                          MANAGEMENT OF THE ASSOCIATION

Directors

         The following table sets forth certain information regarding the Board of Directors of the Association.


                                                Position(s) Held With the            Director        Term
            Name               Age(1)                  Association                     Since        Expires
-----------------------------  --------   --------------------------------------    ------------  ------------

Gerry W. Grace                   59       Chairman of the Board                        1986          1998

William R. Williams              54       President, Chief Executive Officer           1979          2000
                                          and Director

Jeffrey W. Aldrich               55       Director                                     1979          1999

Thomas P. Ash                    49       Director                                     1985          2000

Fred C. Jackson                  73       Director                                     1977          2000

William R. Porter(2)             82       Director                                     1964          1998

Joseph M. Wells, Jr.(2)          82       Director                                     1958          1998


-------------------------
(1)      As of June 30, 1998.
(2) Messrs. Porter and Wells will retire December 31, 1998, and the number of directors of the Association shall be reduced accordingly.

Executive Officers Who Are Not Directors

     The following table sets forth certain information regarding the executive officers of the Association who are not also a director.


            Name                Age(1)            Position(s) Held with the Association
-----------------------------  ---------  -------------------------------------------------------

John A. Rife                      43      Executive Vice President and Treasurer
Daniel F. Galeoti                 43      Vice President of Mortgage Operations
Charles O. Standley               45      Vice President of Commercial and Consumer Lending


--------------------
(1)      As of June 30, 1998.


         Each of the executive officers of the Association will retain his office in the converted Association until the annual meeting of the Board of Directors of the Association, held immediately after the first annual meeting of stockholders subsequent to Conversion, and until their successors are elected and qualified or until they resign, retire, or are removed or replaced. Officers are re-elected by the Board of Directors annually.

Biographical Information

         Directors

         Gerry W. Grace has served as a Director of the Association since 1987. Mr. Grace is the owner and president of Grace Services, Inc., a weed and pest control company located in Canfield, Ohio. Mr. Grace is also a member of the Board of Trustees of Ellsworth Township.

         William R. Williams has served as a Director of the Association since 1979. Mr. Williams was also appointed as President and Chief Executive Officer of the Association in 1979.

         Jeffrey W. Aldrich has served as a Director of the Association since 1979. Mr. Aldrich is the President and Chief Executive Officer of Sterling China Co., a dishware manufacturing company.

         Thomas P. Ash has served as a Director of the Association since 1985. Mr. Ash has served as the Superintendent of the East Liverpool City School District since 1984.

         Fred C. Jackson has served as a Director of the Association since 1977. Mr. Jackson has been retired since 1987.

         William F. Porter has served as a Director of the Association since 1964. Mr. Porter has been retired since 1980. Before retiring, Mr. Porter was the President of Globe Refractories, Inc., a brick manufacturing company.

         Joseph M. Wells, Jr. has served as a Director of the Association since 1958. Mr. Wells serves currently as the Chairman of the Board of the Homer Laughlin China Co., located in Newell, West Virginia.

         Executive Officers Who Are Not Directors

         John A. Rife currently serves as the Executive Vice President and Treasurer of the Association. Mr. Rife has served as Executive Vice President since 1991.

         Daniel F. Galeoti is the Vice President of Mortgage Lending of the Association, and is responsible for supervising all residential mortgage lending. Mr. Galeoti has served in this position since January 1989.

         Charles O. Standley currently serves as the Vice President of Commercial and Consumer Lending. Mr. Standley supervises all commercial and consumer lending operations including direct and indirect auto, home equity and home improvement loans. Mr. Standley has served in this position since March 1989.

Committees and Meetings of the Board of Directors of the Association and Company

         The Association's Board of Directors meets once per month and may have additional special meetings called in the manner specified in the Bylaws. During fiscal year 1998, no current Director attended less than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings of the Board of Directors on which he served.

         The Board of Directors of the Association has established the following committees:
         The Audit Committee consists of the entire Board of Directors. The purpose of this committee is to review the audit function and management actions regarding the implementation of audit findings. The committee meets once a year.

         The Executive Committee meets weekly throughout the year. Each member of the Board serves on this committee for 4 months each year. The Board Chairman is on this committee 12 months a year and the President is an ex officio member except when a quorum cannot be reached. The purpose of this committee is to act in the absence of the Board of Directors between meetings of the Board of Directors.

         Additionally, the Association has a number of other management committees including the Asset/Liability Committee and the Compliance Committee.


         The Board of Directors of the Company has established the following committees: the Audit Committee, consisting of the entire Board of Directors; and the Compensation Committee, consisting of the Chairman and Messrs. Wells and Aldrich two.


Director Compensation

         All directors of the Association receive an annual retainer of $9,000 a year, and $100 per executive committee meeting attended.

Executive Compensation

         Cash Compensation. The following table sets forth the cash compensation paid by the Association for services rendered in all capacities during the year ended December 31, 1997, to the chief executive officer and the executive officers of the Association who received compensation in excess of $100,000.


                                                                                   Long-Term Compensation
                                                                            -----------------------------------
                                           Annual Compensation                      Awards             Payouts
                                 -----------------------------------------  -----------------------   ---------

                                                                Other       Restricted                Securities
                                                                Annual       Stock      Underlying       LTIP       All Other
        Name and Principal                                    Compensation   Awards       Options       Payouts    Compensation
            Positions           Year  Salary($)(1)  Bonus($)   ($)(2)        ($)(3)       (#)(4)        ($)(5)         ($)
------------------------------  ----  -----------   --------  ------------  ---------   -----------    ---------   ------------

William R. Williams             1997    $132,585    $16,000   $     --      $    --         --          $   --     $      --
President and Chief Executive
Officer


------------------------
(1) Under Annual Compensation, the column titled "Salary" includes base salary and director's fees for the President and Chief Executive Officer.
(2) For 1997, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.
(3) Does not include awards pursuant to the Stock Programs, which may be granted in conjunction with a meeting of stockholders of the Company, as such awards were not earned, vested or granted in fiscal 1997. For a discussion of the terms of the Stock-Based Incentive Plan, see "- Benefits -Stock-Based Incentive Plan." For 1997, the Association had no restricted stock plans in existence.
(4) Does not include options, which may be granted in conjunction with a meeting of stockholders of the Company, as such options were not earned or granted in 1997. For a discussion of the terms of the grants and vesting of options, see "- Benefits - Stock-Based Incentive Plan."
(5)      For 1997, there were no long-term incentive plans in existence.

Employment Agreements

         Upon consummation of the Conversion, the Association and the Company intend to enter into employment agreements (collectively, the "Employment Agreements") with William R. Williams, John A. Rife, Charles O. Standley and Daniel F. Galeoti (individually, the "Executive"). The Employment Agreements are subject to the review and approval of the OTS and may be amended as a result of such OTS review. Review of compensation arrangements by the OTS does not indicate, and should not be construed to indicate, that the OTS has passed upon the merits of such arrangements. The Association and Company intend the Employment Agreements to ensure that the Association and the Company will maintain a stable and competent management base after the Conversion. The continued success of the Association and the Company depends to a significant degree on the skills and competence of Messrs. Williams, Rife, Standley and Galeoti.

         The Employment Agreements provide for a three-year term for each Executive and shall become effective upon consummation of the Conversion. The Association Employment Agreements provide that, commencing on the first anniversary date of the agreement and continuing each anniversary date thereafter, the Board of Directors of the Association may extend each of the agreements for an additional year so that the remaining term shall be three years unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The terms of the Company Employment Agreements shall be extended on a daily basis, unless written notice of non-renewal is given by the Board of Directors of the Company. The Association and Company Employment Agreements provide that the Executive's base salary will be reviewed annually. The base salary, which will be effective for the Employment Agreement for Mr. Williams, will be $135,638. In addition to the base salary, the Employment Agreements provide for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as furnishing certain fringe benefits available to similarly situated executive personnel. The Employment Agreements provide for termination by the Association or the Company for cause (as described in the agreements) at any time. In the event the Association or the Company chooses to terminate the Executive's employment for reasons other than for cause or, in the event of the Executive's resignation from the Association or the Company upon: (i) failure to re-elect the Executive to his/her current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Association or the Company; or (v) a breach of the Employment Agreements by the Association or the Company; the Executive or, in the event of the Executive's death, the Executive's beneficiary would be entitled to receive an amount generally equal to the remaining base salary and bonus payments that would have been paid to the Executive during the remaining term of the Employment Agreements. In addition, the Executive would receive a payment attributable to the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Association or the Company during the remaining term of the Employment Agreements, together with the value of certain stock-based incentives previously awarded to the Executive. The Association and the Company would also continue and pay for the Executive's life and disability coverage for the remaining term of the Employment Agreement, as well as provide medical and hospitalization coverage until the Executive at least attains eligible Medicare age. Upon any termination of the Executive, the Executive is subject to a covenant not to compete with the Company or the Association for one year. The Association and the Company would also continue or pay for the Executive's life, health and disability coverage for the remaining term of the Employment Agreement.

         Under the agreements, if voluntary or involuntary termination follows a change in control of the Association or the Company, the Executive or, in the event of the Executive's death, the Executive's beneficiary would be entitled to a severance payment generally equal to the greater of: (i) the payments due for the remaining terms of the agreement, including the value of certain stock-based incentives previously awarded to the Executive; or (ii) three times the average of the five preceding taxable years' annual compensation. The Association and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months (except medical and hospitalization would be provided at least until the Executive attains eligible Medicare age). Notwithstanding that both Employment Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement. In the event of a change in control of the Association or the Company, the total amount of payments due under the Agreements, based solely on the base salaries to be paid to Messrs. Williams, Rife, Standley and Galeoti effective upon the consummation of the Conversion, and excluding any benefits under any employee benefit plan which may be payable, would equal approximately $1.19 million.

          Payments to the Executive under the Association Employment Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Association. Payments under the Company Employment Agreements would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Association or Company, respectively if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Association and Company shall indemnify the Executive to the fullest extent allowable under federal, Ohio and Delaware law, respectively.

Employee Severance Compensation Plan

         Upon consummation of the Conversion, the Association intends to establish the Central Federal Savings and Loan Association of Wellsville Employee Severance Compensation Plan (the "Severance Plan") which will provide eligible employees with severance pay benefits in the event of a change in control of the Association or the Company. Management personnel with employment agreements are not eligible to participate in the Severance Plan. Generally, employees are eligible to participate in the Severance Plan if they have completed at least one year of service with the Association. Under the Severance Plan, in the event of a change in control of the Association or the Company, eligible employees who are terminated from or terminate employment within one year after the change in control (for reasons specified under the Severance
Plan), will be entitled to receive a severance payment. A participant, whose employment has terminated, will be entitled to a cash severance payment equal to one-twelfth of his or her current annual compensation for each year of service up to a maximum of 199% of current annual compensation. In the event the provisions of the Severance Plan were triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would equal approximately $1.19 million.

Insurance Plans

         All full-time employees of the Association are covered as a group for life, comprehensive hospitalization, including major medical, and long-term disability insurance.

Benefits

         Pension Plan. The Association participates in a multiple-employer defined benefit pension plan known as the Financial Institutions Retirement Fund (the "Pension Plan"). Generally, employees of the Association become members of the Pension Plan upon the completion of one year of service with the Association (as described in the plan document adopted by the Association) and the attainment of age twenty-one. The Association makes annual contributions to the Financial Institutions Retirement Fund sufficient to fund retirement benefits for its employees, as determined in accordance with a formula set forth in the plan document. Participants generally become vested in their accrued benefits under the Pension Plan after completing five years of vesting service (as described in the plan document). In general, accrued benefits under the Pension Plan, including reduced benefits payable upon early retirement or in the event of a disability, are based on an individual's years of benefit service (as described in the plan document) and the average of the individual's highest five years' salary (as described in the plan document).

         The table below reflects the annual pension benefit payable to a member of the Pension Plan upon retirement at age 65, based on various levels of the highest five-year average salary and years of benefit service:


                                                             Years of Benefit Service
                        -----------------------------------------------------------------------------------------
   Highest Five-Year
    Average Salary
---------------------
                          15               20              25              30             35              40
                       ----------    ------------     -----------     -----------   ------------     ------------

       $ 25,000        $  7,500        $ 10,000        $ 12,500        $ 15,000        $ 17,500        $ 20,000
       $ 50,000          15,000          20,000          25,000          30,000          35,000          40,000
       $ 75,000          22,500          30,000          37,500          45,000          52,500          60,000
       $100,000          30,000          40,000          50,000          60,000          70,000          80,000
       $125,000          37,500          50,000          62,500          75,000          87,500         100,000
       $150,000          45,000          60,000          75,000          90,000         105,000         120,000


         As of January 1, 1998, Mr. Williams had 25 years of benefit service credited to him for purposes of determining benefits under the Pension Plan.

         Employee Stock Ownership Plan and Trust. The Association intends to establish a tax-qualified employee stock ownership plan (the "ESOP") in connection with the Conversion. Generally, eligible employees will become participants in the ESOP upon the completion of one year of service with the Association (with credit given for service with the Association prior to adoption of the plan) and attainment of age 21. With the consent of the Association, an affiliate of the Association may also adopt the ESOP for the benefit of its employees.

         The Association expects a committee of the Board of Directors to serve as the administrative committee of the ESOP (the "ESOP Committee"). The ESOP Committee will appoint an unrelated corporate trustee for the ESOP prior to the Conversion. Among other matters, the ESOP Committee may generally instruct the trustee regarding the investment of funds contributed to the ESOP, subject to the terms of the plan document and the related trust agreement. The Association expects the ESOP to purchase 8% of the Common Stock issued in the Conversion. As part of the Conversion, and in order to fund the ESOP's purchase of the Common Stock issued in the Conversion, the ESOP will borrow 100% of the aggregate purchase price of the Common Stock from either the Company or a third-party lender.

         The trustee of the ESOP will repay the loan principally from the Association's annual contributions to the ESOP over an expected period of 12 years. Subject to receipt of any necessary regulatory approvals or opinions, the Association may make contributions to the ESOP for repayment of the loan since some participants in the ESOP will be employees of the Association or, alternatively, the Association may reimburse the Company for contributions made by the Company with respect to employees of the Association. The Association expects the initial interest rate (which may be fixed or variable) for the loan to be at or near the prime rate on or about the date of Conversion.

         The trustee of the ESOP will pledge the shares of Common Stock purchased by the ESOP in connection with the Conversion as collateral for the loan and will hold the shares in a suspense account under the plan. As the trustee repays the loan, the trustee will release a portion of the shares from the suspense account and allocate them to the accounts of active participants in the ESOP based on each participant's compensation (as determined under the terms of the plan) relative to all participants' compensation for the plan year. In the event of a change in control of the Association or the Company prior to complete repayment of the loan, the ESOP trustee, in accordance with the terms of the plan document, will sell enough shares of Common Stock held in the suspense account to repay the loan in full. Upon repayment of the loan, the ESOP trustee will then allocate all remaining shares of Common Stock held in the suspense account to the accounts of active participants based on each participant's account balance as of a specific date or based on some other method set forth in the plan document.

         Participants will become vested in contributions made to the ESOP by the Association at the rate of twenty percent per year of vesting service (with credit given for service with the Association prior to its adoption of the
ESOP). Accordingly, participants will become fully vested in their accounts under the ESOP after completing five years of vesting service. The Association expects that participants will also become fully vested in their accounts under the ESOP upon the attainment of their early or normal retirement age while an employee of the Association, upon their death or incurring disability, upon a change in control of the Association or the Company, or upon termination of the plan. Benefits generally become distributable under the ESOP and potentially become subject to income tax upon death, retirement, disability or other separation from service.

         The ESOP trustee will vote all allocated shares held in the ESOP in accordance with the instructions of the plan participants. The ESOP trustee, subject to its fiduciary duties under ERISA, will vote the unallocated shares (i.e., those held in the suspense account) and allocated shares for which it receives no proper voting instructions in a manner calculated to most accurately reflect the instructions it receives from participants regarding the allocated stock. In the event no shares have been allocated under the ESOP at the time such shares are to be voted, each participant shall be deemed to have one share allocated to his or her account for voting purposes.

         Supplemental Executive Retirement Plan. The Code limits the amount of compensation the Association may consider in providing benefits under its tax-qualified retirement plans, such as the Pension Plan and the ESOP. The Code further limits the amount of contributions and benefit accruals under such plans on behalf of any employee. To provide benefits to make up for the reduction in benefits flowing from these limits in connection with the Pension Plan and ESOP, the Association intends to implement a non-qualified deferred compensation arrangement known as a "Supplemental Executive Retirement Plan" ("SERP"). The SERP will generally provide benefits to eligible individuals (designated by the Board of Directors of the Association or its affiliates) that cannot be provided under the Pension Plan and/or ESOP as a result of the limitations imposed by the Code, but that would have been provided under the Pension Plan and/or ESOP but for such limitations. In addition to providing for benefits lost under tax-qualified plans as a result of limitations imposed by the Code, the SERP will also make up lost ESOP benefits to designated individuals who retire, who terminate employment in connection with a change in control, or whose participation in the ESOP ends due to termination of the ESOP in connection with a change in control (regardless of whether the individual terminates employment) prior to the complete scheduled repayment of the ESOP loan. Generally, upon the retirement of an eligible individual or upon a change in control of the Association or the Company prior to complete repayment of the ESOP Loan, the SERP will provide the individual with a benefit equal to what the individual would have received under the ESOP had he remained employed throughout the term of the ESOP or had the ESOP not been terminated prior to the scheduled repayment of the ESOP loan. An individual's benefits under the SERP become payable upon the participant's retirement (in accordance with the standard retirement policies of the Association), upon the change in control of the Association or the Company or as determined under the ESOP and Pension Plan.

         The Association may establish a grantor trust in connection with the SERP to satisfy the obligations of the Association with respect to the SERP. The assets of the grantor trust would remain subject to the claims of the Association's general creditors in the event of the Association's insolvency until paid to the individual pursuant to the terms of the SERP.

         Stock-Based Incentive Plan. Following the Conversion, the Board of Directors of the Company intends to adopt the Stock-Based Incentive Plan which will provide for the granting of options to purchase Common Stock ("Stock Options"), and Common Stock ("Stock Awards") to eligible officers, employees, and directors of the Company and Association. The plan may also provide for certain rights related to the grant of stock options and the award of Common Stock. The Company may provide such stock-based benefits under the Stock-Based Incentive Plan or may establish one or more separate plans to provide for the benefits described in the following paragraphs.


         In the event the Stock-Based Incentive Plan (or any separate plan(s)) is adopted within one year after the Conversion, OTS regulations require such plan to be approved by a majority of the Company's stockholders at a meeting of stockholders to be held no earlier than six months after the completion of the Conversion. Under the Stock-Based Incentive Plan, the Company intends to grant Stock Options in an amount up to 10% of the shares of Common Stock issued in the Conversion (195,500 shares based upon the maximum of the Estimated Price
Range), and intends to grant Stock Awards in an amount up to 4% of the shares of Common Stock issued in the Conversion (78,200 shares based upon the maximum of the Estimated Price Range). Any Common Stock awarded under the Stock-Based Incentive Plan (Stock Awards) will be awarded at no cost to the recipients. The Company may fund the plan through the purchase of Common Stock by a trust established in connection with the Stock-Based Incentive Plan (or any separate plan(s)) or from authorized but unissued shares. The Board of Directors of the Company intends to appoint an independent fiduciary to serve as trustee of any trust established in connection with the Stock-Based Incentive Plan. In the event that additional authorized but unissued shares are acquired by the Stock-Based Incentive Plan or its participants after the Conversion, the interests of existing shareholders would be diluted. See "Pro Forma Data."


         The grants of Stock Options and Stock Awards will be designed to attract and retain qualified personnel in key positions, provide officers and key employees with a propriety interest in the Company as an incentive to contribute to the success of the Company, and reward key employees for outstanding performance. All employees of the Company and its subsidiaries, including the Association, will be eligible to participate in the Stock-Based Incentive Plan. It is expected that the committee administering the plan will determine the terms of awards granted to officers and employees. The committee will also determine whether Stock Options will be Incentive or Non-Statutory Stock Options, as defined below, the number of shares subject to each Stock Option and Stock Award, the exercise price of each Stock Option, the method of exercising Stock Options, and when Stock Options become exercisable or Stock Awards vest. Only employees may receive grants of Incentive Stock Options. Therefore, under the Stock-Based Incentive Plan, outside directors may receive only grants of Non-Statutory Stock Options. If such plan is adopted within one year after Conversion, OTS regulations provide that no individual officer or employee of the Association may receive more than 25% of the Stock Options available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the Stock Options available under the Stock-Based Incentive Plan (or any separate plan for directors). OTS regulations also provide that no individual officer or employee of the Association may receive more than 25% of the restricted stock awards available under the Stock-Based

Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the restricted stock awards available under the Stock-Based Incentive Plan (or any separate plan for outside directors).

         The Stock-Based Incentive Plan will provide for the grant of: (i) Stock Options intended to qualify as Incentive Stock Options under Section 422 of the Code ("Incentive Stock Options") and (ii) Stock Options that do not so qualify ("Non-Statutory Stock Options"). The plan may also provide for certain limited rights that become exercisable only upon a change in control of the Association or the Company. Unless sooner terminated, the Stock-Based Incentive Plan will remain in effect for a period of ten years from the earlier of adoption by the Board of Directors of the Company or approval by the Company's stockholders. Subject to stockholder approval, the Company anticipates granting Stock Options under the plan at an exercise price equal to at least the fair market value of the underlying Common Stock on the date of grant.

         An individual will not be deemed to have recognized taxable income upon the grant or exercise of any Incentive Stock Option, provided that such shares received through the exercise of such options are not disposed of by the employee for at least one year after the date the stock is received in connection with the stock option exercise and two years after the date of grant of the stock option (a "disqualifying disposition"). No compensation deduction will generally be available to the Company as a result of the exercise of Incentive Stock Options unless there has been a disqualifying disposition. In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an individual will realize ordinary income upon exercise of the stock option (or upon the disqualifying disposition) in an amount equal to the amount by which the exercise price exceeds the fair market value of the Common Stock purchased by exercising the stock option on the date of exercise. The amount of any ordinary income recognized by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option will be a deductible expense to the Company for tax purposes.

         The Stock-Based Incentive Plan will provide for the granting of Stock Awards. Grants of Stock Awards to officers and employees may be made in the form of base grants and/or performance grants (the vesting of which would be contingent upon performance goals established by the committee administering the plan). In establishing any performance goals, the committee may utilize the annual financial results of the Association, actual performance of the Association as compared to targeted goals such as the ratio of the Association's net worth to total assets, the Association's return on average assets, or such other performance standards as determined by the committee with the approval of the Board of Directors.

         When a participant becomes vested with respect to Stock Award, the participant will realize ordinary income equal to the fair market value of the Common Stock at the time of vesting (unless the participant made an election pursuant to Section 83(b) of the Code). The amount of income recognized by the participants will be a deductible expense for tax purposes for the Association. When restricted Stock Awards become vested and shares of Common Stock are actually distributed to participants, the participants would receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of Stock Awards may direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance goals will be voted by the trustee in proportion to the directions provided with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they vest.
         The vesting periods for awards under the Stock-Based Incentive Plan will be determined by the committee administering the Plan. If the Stock-Based Incentive Plan (or any separate plans for employees and directors) is adopted within one year after conversion, awards would become vested and exercisable subject to applicable OTS regulations, which regulations require that any awards begin vesting no earlier than one year from the date of shareholder approval of the plan and, thereafter, vest at a rate of no more than 20% per year and may not be accelerated except in the case of death or disability. Stock Options could be exercisable for a period of time (likely three months) following the date on which the employee or director ceases to perform services for the Association or the Company, except that in the event of death or disability, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such other period of time as determined by the Company. In the case of death or disability, Stock Options may be exercised for a period of 12 months or such other period of time as determined by the committee. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated essentially as a Non-Statutory Stock Option. In the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of the Association, the Company or an affiliate, unvested options and awards would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a consultant or director. In the event of death, disability or normal retirement, the Company, if requested by the optionee, or the optionee's beneficiary, could elect, in exchange for vested options, to pay the optionee, or the optionee's beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

         Subject to any applicable regulatory requirements, the Stock-Based Incentive Plan (or any separate plans for employees and outside directors) may be amended subsequent to the expiration of the one-year period to provide for accelerated vesting of previously granted Stock Options or Stock Awards in the event of a change in control of the Company or the Association. A change in control would generally be considered to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Association or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Association or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

Transactions With Certain Related Persons

          The Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Association's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

         Prior to FIRREA, the Bank made loans to its executive officers and Directors which were secured by their primary residences. The rates of interest charged by the Bank on such loans were the Bank's cost of funds. Pursuant to FIRREA, in 1989, the Bank discontinued its practice of making such preferential loans to its officers and Directors. However, all such pre-FIRREA preferential loans were "grandfathered" under FIRREA. Since the enactment of FIRREA, the Bank has not made any loans to its executive officers or Directors. The Bank intends to implement a policy whereby it will begin to again offer loans to executive officers and Directors. Such loans, as well as loans made to Bank employees, will be made on the same terms and conditions offered to the general public. If the Bank implements a policy of extending credit to executive officers and Directors, such policy will provide that all such loans will be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. As of June 30, 1998, the Bank had $274,000 of loans to executive officers or Directors all of which had balances of less than $60,000 as of June 30, 1998 or were made by the Bank in the ordinary course of business with no favorable terms and do not involve more than the normal risk of collectibility or present unfavorable features.


         The Company intends that all transactions in the future between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

Subscriptions by Executive Officers and Directors

         The following table sets forth the number of shares of Common Stock the Association's executive officers and directors propose to purchase, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Price Range and that sufficient shares will be available to satisfy their subscriptions. The table also sets forth the total expected beneficial ownership of Common Stock as to all directors and executive officers as a group.




                                                             At the Minimum
                                                         of the Estimated Price                 At the Maximum
                                                                 Range(1)             of the Estimated Price Range(1)
                                                     ------------------------------   --------------------------------
                                                                       As a Percent                     As a Percent
                                                         Number         of Shares       Number           of Shares
Name                                   Amount          of Shares         Offered      of Shares           Offered
--------------------------------    ----------        ----------       ------------   ----------        ------------
Gerry W. Grace                      $  200,000            20,000              1.38%       20,000              1.02%
William R. Williams                    200,000            20,000              1.38        20,000              1.02
Jeffrey W. Aldrich                     200,000            20,000              1.38        20,000              1.02
Thomas P. Ash                          200,000            20,000              1.38        20,000              1.02
Fred C. Jackson                        200,000            20,000              1.38        20,000              1.02
William R. Porter                      200,000            20,000              1.38        20,000              1.02
Joseph M. Wells, Jr                    200,000            20,000              1.38        20,000              1.02
John A. Rife                           200,000            20,000              1.38        20,000              1.02
Daniel F. Galeoti                      200,000            20,000              1.38        20,000              1.02
Charles O. Standley                    200,000            20,000              1.38        20,000              1.02
                                    ----------        ----------        ----------    ----------        ----------

All Directors and Executive
Officers as a group
(10 persons)                        $2,000,000           200,000              13.8%      200,000              10.2%
                                    ----------        ----------        ----------    ----------        ----------
                                    ----------        ----------        ----------    ----------        ----------
------------------------






(1)      Includes proposed subscriptions, if any, by associates.

                                 THE CONVERSION

        THE BOARD OF DIRECTORS OF THE ASSOCIATION AND THE OTS HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

General


        On June 11, 1998, the Association's Board of Directors unanimously adopted, subject to approval by the OTS, the Plan pursuant to which the Association will be converted from a federally chartered mutual savings and loan association to a federally chartered capital stock savings and loan association. It is currently intended that all of the outstanding capital stock of the Association will be held by the Company, which is incorporated under Delaware law. The Plan was approved by the OTS, subject to, among other things, approval of the Plan by the Association's members. A special meeting of members has been called for this purpose to be held on December __, 1998.


        The Company has filed an application with the OTS to become a savings and loan holding company and to acquire all of the Common Stock of the Association to be issued in the Conversion. The Company plans to use 50% of the net proceeds from the sale of the Common Stock to purchase all of the then to be issued and outstanding capital stock of the Association. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan.

        The Plan provides that the Board of Directors of the Association may, at any time prior to the issuance of the Common Stock and for any reason, decide not to use a holding company form. Such reasons may include possible delays resulting from overlapping regulatory processing or policies which could adversely affect the Association's or the Company's ability to consummate the Conversion and transact its business as contemplated herein and in accordance with the Company's operating policies. In the event such a decision is made, the Association will withdraw the Company's registration statement from the SEC and take steps necessary to complete the Conversion without the Company, including filing any necessary documents with the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Association determines not to complete the Conversion, if permitted by the OTS, the Association will issue and sell the common stock of the Association and subscribers will be notified of the elimination of a holding company and resolicited (i.e., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Association's passbook rate of interest; or be permitted to modify or rescind their subscriptions), and notified of the time period within which the subscriber must affirmatively notify the Association of his intention to affirm, modify or rescind his subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the conversion of the Association from the mutual to stock form of organization and the sale of the Association's common stock.

        The Plan provides generally that (i) the Association will convert from a mutual savings and loan association to a capital stock savings and loan association and (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering to the Association's Eligible Account Holders, the Employee

Plans, Supplemental Eligible Account Holders and Other Members. Concurrently, shares will be offered in a Community Offering to certain members of the general public, with preference given to natural persons residing in the Association's Local Community. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company in the Syndicated Community Offering. The Association has the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering. See "- Community Offering" and "- Syndicated Community Offering."



        The aggregate price of the shares of Common Stock to be issued in the Conversion, currently estimated to be between $14.5 million and $19.6 million, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by Keller, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Common Stock.


        The following is a brief summary of pertinent aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the Association's main office and at the Central Region and Washington, D.C. offices of the OTS. The Plan is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Purposes of Conversion

        The Association, as a federally chartered mutual savings and loan association, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Association will be structured in the form used by commercial banks, other business entities and a growing number of savings institutions. The Conversion will enhance the Association's ability to expand its current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities it serves, increase its equity capital base and access capital markets, or diversify into other financial services to the extent allowable by applicable law and regulation.

        The Conversion would also position the Association for a conversion to a commercial bank charter if the Board of the Association chooses to do so in the future. In determining whether to convert to a commercial bank charter, the Association may consider, among other things, the differences in the regulatory and supervisory structure applicable to the Association as a commercial lending institution as opposed to a thrift lending institution. In particular, a conversion to a commercial bank charter would provide the Association with added lending flexibility in that the Association would not be restricted in the types or amounts of commercial loans in which it may not currently be able to invest due to regulations applicable to federal savings institutions. However, the Association does not expect to convert to a commercial bank charter at this time.

        The holding company form of organization, if used, would provide additional flexibility to diversify the Association's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.


        The potential impact of the Conversion upon the Association's capital base is significant. Due to the Association's capital position, it has sought to limit its asset growth to a level sustainable by its capital position. The Conversion will significantly increase the Association's capital position to a level whereby the Association will be better positioned to take advantage of business opportunities and engage in activities which, prior to Conversion, would have been more difficult for the Association to engage in and still continue to meet its status as a "well-capitalized" institution. At June 30, 1998, the Association had total equity, determined in accordance with GAAP, of $14.3 million, or 11.8% of total assets. An institution with a ratio of tangible capital to total assets of greater than or equal to 5.0% is considered to be "well-capitalized" pursuant to OTS regulations. Assuming that the Company uses 50% of the net proceeds at the maximum of the Estimated Price Range, the Association's GAAP capital will increase to $21.9 million or a ratio of GAAP capital to adjusted assets, on a pro forma basis, of 16.6% after the Conversion. The investment of the net proceeds from the sale of the Common Stock is expected to provide the Association with additional income to increase further its capital position. The additional capital may also assist the Association in offering new programs and expanded services to its customers. See "Use of Proceeds."


        After completion of the Conversion, the authorized but unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options under the Stock-Based Incentive Plan or the possible issuance of authorized but unissued shares to the Stock-Based Incentive Plan under the Stock-Based Incentive Plan. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Association--Benefits."

Effects of Conversion

        General. Each depositor in a mutual savings institution has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, mutual savings institution depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings institution is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

        When a mutual savings institution converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's net worth. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.

        Continuity. While the Conversion is being accomplished, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Association will continue to be subject to regulation by the OTS and the FDIC. After the Conversion, the Association will continue to provide services for depositors and borrowers under current policies by its present management and staff.

        The Directors serving the Association at the time of Conversion will serve as Directors of the Association after the Conversion. The Directors of the Company will consist of individuals currently serving on the Board of Directors of the Association. All officers of the Association at the time of Conversion will retain their positions after Conversion.

        Effect on Deposit Accounts. Under the Plan, each depositor in the Association at the time of Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will continue to be insured by the FDIC to the same extent as before the Conversion (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

        Effect on Loans. No loan outstanding from the Association will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

        Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Association are members of, and have voting rights in, the Association as to all matters requiring membership action. Upon Conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Association. Upon Conversion, all voting rights in the Association will be vested in the Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors and borrowers of the Association will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.


        Tax Effects. The Association has received an opinion from Muldoon, Murphy & Faucette with regard to federal income taxation and an opinion from Crowe, Chizek and Company LLP ("Crowe Chizek") with regard to Ohio taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Ohio tax purposes to the Association, its Eligible Account Holders, or its Supplemental Eligible Account Holders or the Company, except as discussed below. See "- Tax Aspects."


        Effect on Liquidation Rights. If a mutual savings institution were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would be entitled to such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Association were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Association's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Stock Pricing

        The Plan of Conversion requires that the purchase price of the Common Stock must be based on the pro forma market value of the Common Stock giving effect to the Conversion, as determined on the basis of an independent valuation. The Association and the Company have retained Keller to make such valuation. For its services in making such appraisal, Keller will receive a fee of $21,000 plus out-of-pocket expenses not to exceed $500. The Association and the Company have agreed to indemnify Keller and its employees and affiliates against certain losses arising out of its services as appraiser, except where Keller liability results from its negligence or bad faith.

        An appraisal has been made by Keller in reliance upon the information contained in this Prospectus, including the Financial Statements. Keller also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Association and the economic and demographic conditions in the Association's existing marketing area; certain historical, financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other similarly situated publicly-traded savings institutions; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Association's net worth and earnings potential; the proposed dividend policy of the Company and the Association; and the trading market for securities of comparable institutions and general conditions in the market for such securities.


        On the basis of the foregoing, Keller has advised the Company and the Association that, in its opinion, dated September 18, 1998, and updated as of October 23, 1998, the estimated pro forma market value of the Common Stock ranged from a minimum of $14.5 million to a maximum of $19.6 million with a midpoint of $17.0 million. Based upon the Valuation Range, the Board of Directors has established the Estimated Price Range of $14.5 million to $19.6 million, with a midpoint of $17.0 million, and the Company expects to issue between 1,445,000 and 1,955,000 shares of Common Stock at the Purchase Price of $10.00 per share. The Board of Directors of the Company and the Association have reviewed the appraisal of Keller and in determining the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, have reviewed the methodology and reasonableness of the assumptions utilized by Keller in the preparation of such appraisal. The Estimated Price Range may be amended with the approval of the OTS (if required), if necessitated by subsequent developments in the financial condition of the Company or the Association or market conditions generally.


        SUCH VALUATION, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON STOCK IN THE OFFERINGS. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE ASSOCIATION, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE ASSOCIATION. THE APPRAISAL CONSIDERS THE ASSOCIATION AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE ASSOCIATION. MOREOVER, BECAUSE SUCH APPRAISAL IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE. SEE "RISK FACTORS -- ABSENCE OF MARKET FOR COMMON STOCK"

        Following commencement of the Subscription and Community Offerings, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 2,248,250 shares due to regulatory considerations, changes in market conditions or general financial and economic conditions, without the resolicitation of subscribers. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription and Community Offerings.


        No sale of shares of Common Stock may be consummated unless, prior to such consummation, Keller confirms to the Association and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors including those which would be involved in a change in the maximum subscription price, would cause Keller to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Subscription and Community Offerings.


        If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range, the Association and the Company, after consulting with the OTS, may terminate the Plan and return all funds promptly with interest at the Association's passbook rate of interest on payments made by cash, check, bank draft or money order, cancel withdrawal authorizations, extend or hold a new Subscription and Community Offering, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, subscribers will be notified by mail, and will be permitted to continue their orders if they affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering. If subscribers do not affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering, their subscription funds will be promptly returned as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond December __, 2000.


        If all shares of Common Stock are not sold through the Subscription and Community Offerings, then the Association and the Company expect to offer the remaining shares in a Syndicated Community Offering which would occur as soon as practicable following the close of the Subscription and Community Offerings but may commence during the Subscription and Community Offerings subject to prior rights of subscribers. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Community Offerings. See "-Syndicated Community Offering."

        No sale of shares of Common Stock may be consummated unless, prior to such consummation, Keller confirms to the Association, the Company and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause Keller to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below or more than 15% above the Estimated Price Range would be subject to OTS approval. If such confirmation is not received, the Association may extend the Conversion, extend, reopen or commence new Subscription and Community Offerings or a Syndicated Community Offering, establish a new Estimated Price Range and commence a resolicitation of all subscribers with the approval of the OTS or take such other actions as permitted by the

OTS in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, and the Company and the Association determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days, or if following the Syndicated Community Offering, 90 days, unless further extended by the OTS for periods up to 90 days not to extend beyond December __, 2000. If such resolicitation is not effected, the Association will return all funds promptly with interest at the Association's passbook rate of interest on payments made by check, bank draft or money order.


        Copies of the appraisal report of Keller, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Association and the other locations specified under "Additional Information."

Number of Shares to be Issued


        Depending upon market or financial conditions following the commencement of the Subscription and Community Offerings, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Price Range. Based on a fixed purchase price of $10.00 per share and Keller's estimate of the pro forma market value of the Common Stock ranging from a minimum of $14.5 million to a maximum, as increased by 15%, of $22.5 million, the number of shares of Common Stock expected to be sold in the Conversion is between a minimum of 1,445,000 shares and a maximum, as adjusted by 15%, of 2,248,250 shares. The actual number of shares sold between this range will depend on a number of factors and shall be obtained by the Association and the Company subject to OTS approval, if necessary.


        In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, if the Plan is not terminated by the Company and the Association after consultation with the OTS, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will be able to subscribe for such adjusted amount. See "- Limitations on Common Stock Purchases."

        An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and pro forma net earnings and stockholders' equity on a per share basis while increasing the Company's pro forma net earnings


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and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and pro forma net earnings and stockholders' equity on a per share basis while decreasing the Company's pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

Subscription Offering and Subscription Rights


        In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) holders of deposit accounts with a balance of $50 or more as of December 31, 1996 ("Eligible Account Holders"); (2) the Employee Plans consisting of the ESOP; (3) holders of deposit accounts with a balance of $50 or more as of September 30, 1998 ("Supplemental Eligible Account Holders"); and (4) members of the Association, consisting of depositors of the Association as of October 31, 1998, the Voting Record Date, and borrowers with loans outstanding as of January 18, 1995 which continue to be outstanding as of the Voting Record Date other than those members which qualify as Eligible Account Holders and Supplemental Eligible Account Holders ("Other Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."


        Deposit accounts which will provide subscription rights to holders thereof consist of any "savings accounts," as defined by the Plan consistent with OTS regulations. Pursuant to the Plan and applicable regulations, certain deposit accounts do not qualify as "savings accounts" including, but not limited to, noninterest-bearing demand accounts (primarily noninterest-bearing checking accounts), or mortgage escrow accounts maintained at the Association.

        Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, non-transferable subscription rights to subscribe in the Subscription Offering for up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of the Common Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall maximum purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "- Limitations on Common Stock Purchases."


        In the event that Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the qualifying deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the qualifying deposits of all Eligible Account Holders whose subscriptions

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remain unsatisfied exclusive of any increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those remaining Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

        To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Association or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1996.


        Priority 2: Employee Plans. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the Employee Plans, consisting of the ESOP, will receive, without payment therefor, second priority, non-transferable subscription rights to purchase, in the aggregate, up to 10% of Common Stock issued in the Conversion, including any increase in the number of shares of Common Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range and provided further that any such increase in the number of shares to be issued in the Conversion will first be allocated to satisfy the ESOP's subscription. See "- Limitations on Common Stock Purchases." The ESOP intends to purchase 8.0% of the shares to be issued in the Conversion, or 115,600 shares and 156,400 shares, based on the issuance of 1,445,000 shares and 1,955,000 shares, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Association's directors, officers, employees or associates thereof. See "Management of the Association - Benefits - Employee Stock Ownership Plan and Trust."


        Priority 3: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, non-transferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock, one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall maximum purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "- Limitations on Common Stock Purchases."

        In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Supplemental Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the qualifying deposit


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

of each Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the qualifying deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied exclusive of any increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those remaining Supplemental Eligible Account Holders whose subscriptions are still not satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

        To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction to the subscription rights to be received as a Supplemental Eligible Account Holder.

        Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority non-transferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock, or one-tenth of one percent (.10%) of the total offering of shares of Common Stock, subject to the overall maximum purchase limitation and exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

        In the event that Other Members exercise subscription rights for a number of shares of Common Stock which, when added to the shares of Common Stock subscribed for by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders is in excess of the total number of such shares being issued, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining after that allocation will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes of a subscribing Other Member on the Voting Record Date bears to the total votes on the Voting Record Date of all subscribing Other Members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Other Members, the excess shall be reallocated (one or more times as necessary) among those remaining Other Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.


        Expiration Date for the Subscription Offering. The Subscription Offering will expire on _________________, 1998 unless extended for up to 45 days by the Association or such additional periods with the approval of the OTS. Subscription rights which have not been exercised prior to the Expiration Date will become void.




        The Association will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Association pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Expiration Date


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

is granted, the Association will resolicit subscribers by notifying subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and, unless an affirmative response is received, have their funds returned promptly with interest. Such extensions may not go beyond December __, 2000.


Community Offering

        Concurrent with the Subscription Offering, to the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members, the Association has determined to offer shares pursuant to the Plan to certain members of the general public. A preference will be given to natural persons (such persons referred to as "Preferred Subscribers") residing in Columbiana, Mahoning and Jefferson Counties, subject to the right of the Company to accept or reject any such orders, in whole or in part, in their sole discretion. Persons purchasing stock in the community offering, together with associates of and persons acting in concert with such persons, may purchase up to $200,000 of the Common Stock offered, subject to the maximum purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Price Range by up to 15%. See "- Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% or decreased to less than $200,000 at the sole discretion of the Company and the Association. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE ASSOCIATION AND THE COMPANY, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

        Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Association, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. If there are any shares remaining, shares will be allocated to other persons of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

Persons in Non-Qualified States or Foreign Countries

        The Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Association and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside, or (ii) the Company or the Association determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Company and the Association or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request to register or otherwise qualify the subscription rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Association and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the


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

size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

Marketing, Underwriting and Records Management Services Arrangements

        The Association and the Company have engaged Webb as a financial and marketing advisor to advise the Company and the Association with respect to the Subscription and Community Offerings. Webb is a registered broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Webb will assist the Company and the Association in the Conversion by, among other things: (i) developing marketing materials; (ii) targeting potential investors in the Subscription Offering and other investors eligible to participate in the Community Offering; (iii) soliciting potential investors by phone or in person; (iv) training management and staff to perform tasks in connection with the Conversion; (v) managing and setting up the Conversion Center; (vi) managing the subscription campaign; and (vii) the solicitation of proxies.

        The Association will pay Webb a management advisory and proxy solicitation fee equal to 1.3% of the dollar value of all stock sold in the Subscription and Community Offerings. Such amount is exclusive of any shares sold to the ESOP, directors, officers and employees and members of their immediate families. Such fees will be paid upon completion of the Conversion. Webb shall not be reimbursed for its expenses, including its legal fees. Webb has not prepared any report or opinion constituting a recommendation or advice to the Company or the Association or to persons who subscribe in the Offerings, nor has it prepared an opinion as to the fairness to the Company or the Association of the Purchase Price or the terms of the Offerings. Webb expresses no opinion as to the prices at which Common Stock to be issued in the Offerings may trade. The Association has agreed to indemnify Webb against certain liabilities including certain liabilities under the Securities Act and certain misrepresentations or breaches by the Company or the Association relating to the agreement with Webb.


        In the event any shares of Common Stock are unsold after completion of the Subscription and Community Offerings, at the request of the Company and the Association, Webb, will seek to form a syndicate of registered broker-dealers to assist in the sale of such Common Stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. Webb will endeavor to distribute the Common Stock among dealers in a fashion which best meets the distribution objectives of the Association and the Plan of Conversion. Webb will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of Common Stock sold by them. Webb will pass onto selected broker-dealers, who assist in the Syndicated Community Offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of a selected broker/dealer other than Webb shall be transmitted by Webb to such broker/dealer. Total marketing fees to Webb are expected to be $146,824 and $207,818 at the minimum and maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.


        Crowe Chizek has performed conversion and records management services for the Association in the Conversion and will receive a fee for this service of $60,000 plus reimbursement of reasonable out-of-pocket expenses not to exceed $5,000.

        Directors and executive officers of the Company and Association may participate in the solicitation of offers to purchase Common Stock. Other employees of the Association may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Other questions of prospective purchasers will be directed to executive officers or registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

Procedure for Purchasing Shares in Subscription and Community Offerings

        To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and acknowledgment form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms and acknowledgment forms will only be distributed with a Prospectus.

        To purchase shares in the Subscription and Community Offerings, an executed stock order form and acknowledgment form with the required payment for each share subscribed for or appropriate authorization for withdrawal from a deposit account maintained at the Association (which may be given by completing the appropriate blanks in the stock order form), must be received by the Association at its office by 5:00 p.m., Eastern Time, on the Expiration Date. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Association and Company are not obligated to accept orders submitted on photocopied or facsimilied stock order forms and will not accept stock order forms unaccompanied by an executed acknowledgment form. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion. The Company and the Association have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Association unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.


        In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (December 31, 1996) and/or the Supplemental Eligibility Record Date (September 30, 1998) and/or the Voting Record Date (October 31, 1998) must list all accounts on the stock order form giving all names in each account, the account number and the approximate deposit balance as of the record date.


        To ensure that your subscription rights are properly identified, you must list qualifying deposit accounts and loans, as of the respective qualifying dates on the stock order form. Persons who do not list all qualifying deposit accounts and loans may be subject to reduction or rejection of their subscription.

        Payment for subscriptions may be made: (i) in cash if delivered in person at any branch office of the Association; (ii) by check, bank draft or money order; or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Orders for Common Stock submitted by subscribers in the Subscription Offering which aggregate to $50,000 or more must be paid by official bank or certified check, a check issued by a broker-dealer registered with the NASD, or by withdrawal authorization from a deposit account of the Association. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Association's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion. Such funds will be otherwise unavailable to the depositor until completion or termination of the Conversion.

        If a subscriber authorizes the Association to withdraw the amount of the purchase price from his deposit account, the Association will do so as of the effective date of the Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Association's passbook rate.

        If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Subscription Offering and Community Offering, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering; provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

        Owners of self-directed Individual Retirement Accounts ("IRAs") and Qualified Plans may use the assets of such IRAs and Qualified Plans to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs and Qualified Plans are not maintained at the Association. Persons with self-directed IRAs and Qualified Plans maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA and Qualified Plan funds to purchase shares of Common Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs and Qualified Plans.

        Certificates representing shares of Common Stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares

        Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members of the Association, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

        THE ASSOCIATION AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.


Syndicated Community Offering

        As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Webb acting as agent of the Company to assist the Company and the Association in the sale of the Common Stock. The Company and the Association have the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Webb nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering, however, Webb has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.


        The price at which Common Stock is sold in the Syndicated Community Offering will be $10.00, the same price as paid by subscribers in the Subscription and Community Offerings. Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $200,000 of the Common Stock, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of $200,000, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.


        Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Association's passbook rate of interest from the date such payment is actually received by the Association until completion or termination of the Conversion.

        In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Association for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Association for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such


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alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

        Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.


        The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company with the approval of the OTS. Such extensions may not be beyond December __, 2000. See "- Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.


Limitations on Common Stock Purchases

        The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

        (1)     No less than 25 shares;

        (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock, one-tenth of one percent (.10%) of the total offering of shares of Common Stock, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in each case on the Eligibility Record Date subject to the overall maximum purchase limitation described in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

        (3) The ESOP is permitted to purchase in the aggregate up to 10% of the shares of Common Stock issued in the Conversion, including shares issued in the event of an increase in the Estimated Price Range of 15%, and intends to purchase 8% of the shares of Common Stock issued in the Conversion;

        (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Common Stock, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall maximum purchase limitation described in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;


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        (5)     Each Other Member may subscribe for and purchase in the
                Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock offered, or one-tenth of one percent (.10%) of the total offering of shares of Common Stock subject to the overall maximum purchase limitation described in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

        (6) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to $200,000 of Common Stock offered in the Conversion, subject to the overall maximum purchase limitation described in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

        (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Offering up to $200,000 of Common Stock offered in the Conversion subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15% and, provided further that shares of Common Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the $200,000 purchase limitation;


        (8) Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may purchase stock in the Community Offering and Syndicated Community Offering subject to the purchase limitations described in (6) and (7) above, provided that, except for the ESOP, the maximum number of shares of Common Stock subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed the overall maximum purchase limitation of $200,000, exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; and


        (9) No more than 25% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Association and their associates in the aggregate, excluding purchases by the ESOP.

        Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Association, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Company and the Association. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Association may be, given the opportunity to increase their subscriptions up to the then applicable limit. In addition, the Boards of Directors of the Company and the Association may, in their sole discretion, increase the overall maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered in the Subscription and Community Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offerings. Requests to purchase additional shares of Common Stock under this provision will be determined by the Boards of Directors and,


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

if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth herein.


        The overall maximum purchase limitation may not be reduced to less than $200,000 but the individual amount permitted to be subscribed for may be reduced by the Association to less than $200,000, subject to paragraphs (2),
(4) and (5) above without the further approval of members or resolicitation of subscribers. An individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may not purchase individually in the Subscription Offering the overall maximum purchase limitation of $200,000 of the shares offered, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories, subject to availability of shares and the maximum overall purchase limitation for purchases in the Conversion.


        In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unsatisfied subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unsatisfied subscriptions of Supplemental Eligible Account Holders, exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unsatisfied subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unsatisfied subscriptions in the Community Offering to the extent possible exclusive of the Adjusted Maximum and with preference to Preferred Subscribers.

        The term "associate" of a person is defined to mean: (i) any corporation (other than the Association or a majority-owned subsidiary of the Association) of which such person is an officer, partner or 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan of the Association in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Association. Directors are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "-Certain Restrictions on Purchase or Transfer of Shares After Conversion," "The Board of Directors and Management of the Association - Subscriptions by Executive Officers and Directors," and "Restrictions on Acquisition of the Company and the Association."

Liquidation Rights

        In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor would receive his pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Association at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Association. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Association above that amount.


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

        The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Association as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Association, would be entitled, on a complete liquidation of the Association after the Conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Association on December 31, 1996 and September 30, 1998, respectively ("Qualifying Deposit"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in the Association. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such record date.

        If, however, on any annual closing date of the Association, subsequent to December 31, 1996, or September 30, 1998, the amount in any deposit account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the amount in such deposit account on December 31, 1996 or September 30, 1998, respectively, or the previous annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Association.

Tax Aspects

        Consummation of the Conversion is expressly conditioned upon the receipt by the Association of either a favorable ruling from the IRS or an opinion of counsel with respect to federal income taxation, and an opinion of an independent accountant with respect to Ohio income and franchise taxation, to the effect that the Conversion will not be a taxable transaction to the Company, the Association, Eligible Account Holders, Supplemental Eligible Account Holders or Other Members except as noted below.

        No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Association has received an opinion of its counsel, Muldoon, Murphy & Faucette, to the effect that for federal income tax purposes, among other matters: (i) the Association's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code and neither the Association nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized to the Association or the Company upon the purchase of the Association's capital stock by the Company or to the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Association in its stock form and their interests in the liquidation account in exchange for their deposit accounts in the Association;
(iv) the tax basis of the depositors' deposit accounts in the Association immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental

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

Eligible Account Holders upon the distribution to them of non-transferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (vii) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefore and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. Crowe Chizek has opined that the Conversion will not be a taxable transaction to the Company, the Association, Eligible Account Holders or Supplemental Eligible Account Holders for Ohio income and/or franchise tax purposes. Certain portions of both the federal and the state and local tax opinions are based upon the assumption that the subscription rights issued in connection with the Conversion will have no value. The Company and the Association have received an opinion issued by Keller stating that pursuant to Keller's valuation, Keller is of the opinion that subscription rights issued in connection with the Conversion will have no value.

        Unlike private rulings, an opinion of counsel or an opinion of an independent accountant is not binding on the IRS or the Ohio Department of Taxation ("ODOT") and the IRS or ODOT could disagree with conclusions reached therein. Keller has stated in its opinion that, pursuant to its valuation, Keller is of the opinion that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. Such valuation is not binding on the IRS or ODOT. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could be taxable to those Eligible Account Holders or Supplemental Eligible Account Holders who receive and/or exercise the subscription rights in an amount equal to such value and the Association could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Interpretation and Amendment of the Plan of Conversion

        To the extent permitted by law, all interpretations of the Plan by the Association will be final. The Plan provides that the Association's Board of Directors shall have the discretion to interpret and apply the provisions of the Plan to particular circumstances and that such interpretation or application shall be final. Any and all interpretations, applications and determinations will be made by the Board of Directors on the basis of such information and assistance as was then reasonably available for such purpose.

        The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended at any time by a two-thirds vote of the Association's Board of Directors prior to solicitation of proxies from members to vote on the Plan. After submission of the proxy materials to the members, the Plan may be amended by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting with the concurrence of the OTS. The Plan may be amended at any time after the approval of members with the approval of the OTS and no further approval of the members will be necessary unless otherwise required by the OTS. By adoption of the Plan, the Association's members will be deemed to have authorized amendment of the Plan under the circumstances described above.


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Certain Restrictions on Purchase or Transfer of Shares After Conversion

        All shares of Common Stock purchased in connection with the Conversion by a director or an executive officer of the Association will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Association will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

        Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Association after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any stock option plan to be established after the Conversion.

        Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years except: (i) for an offer to all stockholders on a pro rata basis; or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing, and except as provided below, beginning one year following completion of the Conversion, the Company may repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Association to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. Under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.


                   RESTRICTIONS ON ACQUISITION OF THE COMPANY
                               AND THE ASSOCIATION

General

        The Plan of Conversion provides for the Conversion of the Association from the mutual to the stock form of organization and, in connection therewith, a new Federal Stock Charter and Bylaws to be adopted by members of the Association. The Plan also provides for the concurrent formation of a holding company, which form of organization may or may not be utilized at the option of the Board of Directors of the Association. See "The Conversion - General." In the event that the holding company form of organization is utilized, as described below, certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration entered into in connection with the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In the event that the holding company form of

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organization is not utilized, the Association's Stock Charter and Bylaws and management remuneration entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Association.

Restrictions in the Company's Certificate of Incorporation and Bylaws

        A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of the Company's Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

        Limitation on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Association or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation also contains provisions authorizing the Board of Directors to construe and apply the Limit and to demand that any person reasonably believed to beneficially own Common Stock in excess of the Limit (or hold of record Common Stock beneficially owned in excess of the Limit) to provide the Company with certain information. No assurance can be given that a court applying Delaware law would enforce such provisions of the Certificate of Incorporation. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

        Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office.


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The classified Board is intended to provide for continuity of the Board of
Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

        In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

        Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

        Authorized Shares. The Certificate of Incorporation authorizes the issuance of 6,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the Stock-Based Incentive Plan and upon exercise of stock options to be issued pursuant to the terms of the Stock-Based Incentive Plan, all of which are to be established and presented to stockholders at the first annual meeting after the Conversion.

        Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, 80% approval of shareholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares


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of voting stock of the Company. This provision of the Certificate of
Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof. The directors and executive officers of the Association are purchasing in the aggregate approximately 8.7% of the shares of the Common Stock at the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the Common Stock sold in the Conversion. Additionally, if at a meeting of stockholders following the Conversion stockholder approval of the proposed Stock-Based Incentive Plan is received, the Company expects to acquire 4% of the Common Stock issued in the Conversion on behalf of the Stock Awards and expects to issue an amount equal to 10% of the Common Stock issued in the Conversion under the Stock-Based Incentive Plan to directors and executive officers. As a result, assuming the Stock-Based Incentive Plan is approved by Stockholders, directors, executive officers and employees have the potential to control the voting of approximately 25.8% of the Company's Common Stock, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.


        Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to: (i) make a tender or exchange offer for any equity security of the Company; (ii) merge or consolidate the Company with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Association and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Association's present and future account holders, borrowers and employees; on the communities in which the Company and the Association operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Association to fulfill the objectives of a federally chartered stock savings association under applicable statutes and regulations. No assurance can be given that a court applying Delaware law would enforce the foregoing provision of the Certificate of Incorporation. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

        Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

        Certain Bylaw Provisions. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion

        The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the Employment Agreements, CIC Agreements, the Severance Plan, or the Stock-Based Incentive Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Association and the Company in the event of a takeover. See "Management of the Association - Employment Agreements" and "- Benefits - Stock-Based Incentive Plan."

        The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

Delaware Corporate Law

        The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

        In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

        The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and
(iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by
Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

Restrictions in the Association's New Charter and Bylaws

        Although the Board of Directors of the Association is not aware of any effort that might be made to obtain control of the Association after the Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by federal regulations to protect the interests of the converted Association and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Association's sole stockholder. See "Risk Factors--Certain Anti-Takeover Provisions."

        The Association's Federal Stock Charter will contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Association by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of the Federal Stock Charter provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Association forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Association, the Board of Directors of the Association will be able to assert this provision of the Association's Federal Stock Charter against such holders. Although the Board of Directors of the Association is not currently able to determine when and if it would assert this provision of the Association's Federal Stock Charter, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Association, the Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Association indirectly through a change in control of the Company. Finally, for five years, stockholders will not be permitted to call a special meeting of stockholders relating to a change of control of the Association or a charter amendment or to cumulate their votes in the election of directors. Furthermore, the staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Association in the years immediately following the Conversion.

        Although the Association has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock (the "Preferred Stock") proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Association with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Association of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interest of the Association and its then existing stockholders.

Regulatory Restrictions

        The Plan of Conversion prohibits any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Common Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

        For three years following the Conversion, OTS regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of the Association or the Company; or (iii) offers which are not opposed by the Board of Directors of the Association and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of the Company. Such acquisition may be disapproved by the OTS if it is found, among other things, that the proposed acquisition: (a) would frustrate the purposes of the provisions of the regulations regarding conversions; (b) would be manipulative or deceptive; (c) would subvert the fairness of the conversion; (d) would be likely to result in injury to the savings institution; (e) would not be consistent with economical home financing; (f) would otherwise violate law or regulation; or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

        In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution, and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that: (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Association which have not received prior regulatory approval.


                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General


        The Company is authorized to issue 6,000,000 shares of Common Stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). The Company currently expects to issue up to 1,955,000 shares of Common Stock (or 2,248,250 in the event of an increase of 15% in the Estimated Price Range) and no shares of Preferred Stock in the Conversion. Except as discussed above in "Restriction on Acquisition of the Company and the Association," each share of Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable.


        THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

Common Stock

        Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

        Voting Rights. Upon Conversion, the holders of Common Stock will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Association," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisition of the Company and the Association."

        As a federal mutual savings and loan association, corporate powers and control of the Association are vested in its Board of Directors, who elect the officers of the Association and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Association, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Association.

        Liquidation. In the event of any liquidation, dissolution or winding up of the Association, the Company, as holder of the Association's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights"), all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

        Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

Preferred Stock

        None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                 DESCRIPTION OF CAPITAL STOCK OF THE ASSOCIATION

General

        The Federal Stock Charter of the Association, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 6,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of Common Stock of the Association will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Federal Stock Charter without the approval of the Association's stockholders. Assuming that the holding company form of organization is utilized, all of the issued and outstanding common stock of the Association will be held by the Company as the Association's sole stockholder. The capital stock of the Association will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

        Dividends. The holders of the Association's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Association out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation - Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

        Voting Rights. Immediately after the Conversion, the holders of the Association's common stock will possess exclusive voting rights in the Association. Each holder of shares of common stock will be entitled to one vote for each share held, subject to the right of shareholders to cumulate their votes for the election of directors. During the five-year period after the effective date of the Conversion, cumulation of votes will not be permitted. See "Restrictions on Acquisition of the Company and the Association - Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion."

        Liquidation. In the event of any liquidation, dissolution, or winding up of the Association, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Association available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

        Preemptive Rights; Redemption. Holders of the common stock of the Association will not be entitled to preemptive rights with respect to any shares of the Association which may be issued. The common stock will not be subject to redemption. Upon receipt by the Association of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

                          TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Common Stock is Registrar and Transfer Company.

                                     EXPERTS

        The financial statements of the Association and its subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been included herein in reliance upon the report of Robb, Dixon, Francis, Davis, Oneson & Company, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        Keller & Company, Inc. has consented to the publication herein of the summary of its report to the Association and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its valuation with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

        The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Association and the Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Association and the Company. Muldoon, Murphy & Faucette will rely as to certain matters of Delaware law on the opinion of Morris, Nichols, Arsht & Tunnell. The State of Ohio tax consequences of the Conversion will be passed upon for the Association and the Company by Crowe, Chizek and Company LLP. Certain legal matters will be passed upon for Webb by Breyer & Aguggia LLP, Washington, D.C.

                             ADDITIONAL INFORMATION


        The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information and all exhibits to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC including the Company. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.


        The Association has filed an application for conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.

        In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Association amends the Plan to eliminate the concurrent formation of the Company as part of the Conversion, the Association will register its stock with the OTS under Section 12(g) of the Exchange Act and, upon such registration, the Association and the holders of its stock will become subject to the same obligations and restrictions.

        A copy of the Certificate of Incorporation and the Bylaws of the Company and the Federal Stock Charter and Bylaws of the Association are available without charge from the Association.

                             CENTRAL FEDERAL SAVINGS
                        & LOAN ASSOCIATION of WELLSVILLE



                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                Page
                                                                                                                ----
Independent Auditors' Report for the year December 31, 1997...................................................  F-2

Balance Sheets................................................................................................  F-3

Statements of income and comprehensive income.................................................................  F-4

Statements of changes in equity...............................................................................  F-5

Statements of cash flows......................................................................................  F-6

Notes to Financial Statements.................................................................................  F-7


All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

The financial statements the Holding Company have been omitted because the Holding Company has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.
--------------------------------------------------------------------------------
                                      F-1

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Central Federal Savings & Loan Association
Wellsville, Ohio


         We have audited the accompanying balance sheets of Central Federal Savings & Loan Association as of December 31, 1997 and 1996 and the related statements of income and comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central Federal Savings & Loan Association as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                        /s/ Robb, Dixon, Francis, Davis, Oneson & Co.
                        ---------------------------------------------
                                       ROBB, DIXON
                                 FRANCIS, DAVIS, ONESON
                                        & COMPANY


Granville, Ohio
March 18, 1998
--------------------------------------------------------------------------------
                                      F-2

                   CENTRAL FEDERAL SAVINGS & LOAN ASSOCIATION
                                WELLSVILLE, OHIO


                                 BALANCE SHEETS
            June 30, 1998 (Unaudited) and December 31, 1997 and 1996
--------------------------------------------------------------------------------


                                                                                  (Dollars in thousands)
                                                                        June 30,              December 31,
                                                                          1998             1997            1996
                                                                          ----             ----            ----
                                                                       (Unaudited)
ASSETS

Cash and cash equivalents
     Cash and amounts due from depository institutions .............  $      2,216    $        990     $        960
     Interest-bearing deposits in other banks ......................         1,217           4,856            4,278
                                                                      ------------    ------------     ------------
              Total cash and cash equivalents ......................         3,433           5,846            5,238

Securities
     Securities held-to-maturity (estimated fair value
       of $35,099 in 1998; $31,625 in 1997 and $42,507
       in 1996) ....................................................        35,573          31,476           43,392
     Securities available-for-sale .................................        16,155          17,818           20,972
                                                                      ------------    ------------     ------------
         Total securities ..........................................        51,728          49,294           64,364

Loans held for sale ................................................           689           1,605            2,448
Loans, net .........................................................        59,873          56,281           47,069
Accrued interest receivable ........................................           868             877              973
Premises and equipment, net ........................................         1,953           1,611            1,440
Stock in Federal Home Loan Bank, at cost ...........................         2,605           2,514            2,341
Other assets .......................................................           492             237              313
                                                                      ------------    ------------     ------------
              TOTAL ASSETS .........................................  $    121,641    $    118,265     $    124,186
                                                                      ------------    ------------     ------------
                                                                      ------------    ------------     ------------

LIABILITIES

Deposits
     Noninterest bearing ...........................................  $        977    $      1,091     $        390
     Interest bearing ..............................................        77,932          75,892           75,438
                                                                      ------------    ------------     ------------
         Total deposits ............................................        78,909          76,983           75,828
Advances from Federal Home Loan Bank ...............................        27,680          26,161           34,277
Accrued interest payable ...........................................           150             154              186
Advance payments by borrowers for taxes and insurance ..............           463             665              575
Other liabilities ..................................................           108             137               77
                                                                      ------------    ------------     ------------
              TOTAL LIABILITIES ....................................       107,310         104,100          110,943

Commitments and contingencies


EQUITY

Retained earnings, substantially restricted ........................        14,270          14,119           13,438
Accumulated other comprehensive income .............................            61              46             (195)
                                                                      ------------    ------------     ------------
              TOTAL EQUITY .........................................        14,331          14,165           13,243
                                                                      ------------    ------------     ------------
              TOTAL LIABILITIES AND EQUITY .........................  $    121,641    $    118,265     $    124,186
                                                                      ------------    ------------     ------------
                                                                      ------------    ------------     ------------

--------------------------------------------------------------------------------
See accompanying notes.

                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
             Six months ended June 30, 1998 and 1997 (Unaudited) and
                  Years ended December 31, 1997, 1996 and 1995
--------------------------------------------------------------------------------

                                                                      (Dollars in thousands)
                                                       Six months
                                                     ended June 30,                Years ended December 31,
                                                   1998          1997           1997          1996          1995
                                                   ----          ----           ----          ----          ----
INTEREST INCOME

Interest and fees on loans ................... $     2,434   $     2,091   $     4,405   $     4,068    $     4,002
Interest on investment securities:
     Taxable .................................       1,905         2,290         4,280         4,381          3,931
     Non-taxable .............................           9             9            18            26             33
Interest on interest-bearing deposits
  in banks ...................................          64            43           100           138            151
                                               -----------   -----------   -----------   -----------    -----------
         TOTAL INTEREST INCOME ...............       4,412         4,433         8,803         8,613          8,117
                                               -----------   -----------   -----------   -----------    -----------


INTEREST EXPENSE

Interest on deposits .........................       1,718         1,655         3,367         3,232          2,893
Interest on advances from Federal Home
  Loan Bank ..................................         818         1,001         1,906         1,965          1,878
                                               -----------   -----------   -----------   -----------    -----------
         TOTAL INTEREST EXPENSE ..............       2,536         2,656         5,273         5,197          4,771
                                               -----------   -----------   -----------   -----------    -----------

         NET INTEREST INCOME .................       1,876         1,777         3,530         3,416          3,346
Provision for loan losses ....................         150             0             0             0             42
                                               -----------   -----------   -----------   -----------    -----------
         NET INTEREST INCOME
           AFTER PROVISION FOR
           LOAN LOSSES .......................       1,726         1,777         3,530         3,416          3,304

OTHER INCOME

Service charges ..............................          85            83           171           130             96
Gain on sale of loans ........................          33             0             5             4              2
Gain (loss) on sale of securities ............           4             0             0            (9)             0
Other income .................................          40            32            65            44             59
                                               -----------   -----------   -----------   -----------    -----------
         TOTAL OTHER INCOME ..................         162           115           241           169            157


OTHER EXPENSES

Salaries and employee benefits ...............         839           686         1,553         1,441          1,257
Net occupancy expense ........................         227           188           353           297            205
Data processing expense ......................          69            63           128           125            118
FDIC assessments .............................          24            15            39           614            160
Franchise taxes ..............................         111           103           201           201            177
Other operating expenses .....................         422           304           609           574            568
                                               -----------   -----------   -----------   -----------    -----------
         TOTAL OTHER EXPENSES ................       1,692         1,359         2,883         3,252          2,485
                                               -----------   -----------   -----------   -----------    -----------

         INCOME BEFORE FEDERAL
           INCOME TAX EXPENSE ................         196           533           888           333            976
Federal income tax expense ...................          45           156           207            46            307
                                               -----------   -----------   -----------   -----------    -----------



         NET INCOME .......................... $       151   $       377   $       681   $       287    $       669
                                               -----------   -----------   -----------   -----------    -----------
                                               -----------   -----------   -----------   -----------    -----------
Other comprehensive income net of tax:
     Change in unrealized gain (loss)
       on securities available-for-sale ......          15            43           241          (268)           492
                                               -----------   -----------   -----------   -----------    -----------



COMPREHENSIVE INCOME ......................... $       166   $       420   $       922   $        19    $     1,161
                                               -----------   -----------   -----------   -----------    -----------
                                               -----------   -----------   -----------   -----------    -----------

--------------------------------------------------------------------------------
                                      F-4

                         STATEMENTS OF CHANGES IN EQUITY
                 Six months ended June 30, 1998 (Unaudited) and
                  Years ended December 31, 1997, 1996 and 1995
--------------------------------------------------------------------------------

                                              (Dollars in thousands)
                                                                       Unrealized gain
                                                                           (Loss)
                                                                        on securities
                                                                     available-for-sale
                                                                      net of applicable
                                                   Retained               deferred                 Total
                                                   earnings             income Taxes              equity
                                                 -----------         -------------------         ---------
Balances at December 31, 1994 ..................  $     12,482           $       (419)          $     12,063

Net income .....................................           669                                           669

Change in unrealized
gain (loss) on securities
available-for-sale..............................                                  492                    492
                                                  ------------           ------------           ------------

Balances at December 31, 1995 ..................        13,151                     73                 13,224

Net income .....................................           287                                           287

Change in unrealized
gain (loss) on securities
available-for-sale .............................                                (268)                  (268)
                                                  ------------           ------------           ------------

Balances at December 31, 1996 ..................        13,438                   (195)                13,243

Net income .....................................           681                                           681

Change in unrealized
gain (loss) on securities
available-for-sale ............................                                   241                    241
                                                  ------------           ------------           ------------

Balance at December 31, 1997 ...................        14,119                     46                 14,165

Net income (unaudited) .........................           151                                           151

Change in unrealized
gain (loss) on securities
available-for-sale (unaudited)                                                     15                     15
                                                  ------------           ------------           ------------

Balances at June 30, 1998 (unaudited) ..........  $     14,270           $         61           $     14,331
                                                  ------------           ------------           ------------
                                                  ------------           ------------           ------------

--------------------------------------------------------------------------------
                                      F-5

                            STATEMENTS OF CASH FLOWS
             Six months ended June 30, 1998 and 1997 (Unaudited) and
                  Years ended December 31, 1997, 1996 and 1995
--------------------------------------------------------------------------------

                                                                          (Dollars in thousands)
                                                     Six months ended June 30,       Years ended December 31,
                                                         1998          1997        1997         1996         1995
                                                         ----          ----        ----         ----         ----
                                                            (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

Net income ..........................................$     151    $     377     $    681     $    287     $     669
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Premium amortization net of discount accretion .      (58)         (60)         (67)          66           341
     (Gain) loss on sale of securities ..............       (4)                                     9
     Provision for loan losses ......................      150                                                   42
     (Gain) loss on sale of fixed assets, net .......                                 (5)           4
     Gain on sales of loans held for sale, net ......      (33)                       (4)         (20)           (2)
     Depreciation ...................................      116           96          156          161           115
     Deferred income taxes ..........................      (77)         (89)         (55)          12            (9)
     Originations of loans held-for-sale ............   (3,675)         (54)         (54)
     Proceeds from sale of loans held-for-sale ......    4,624           99          877          629           549
     Changes in operating assets and liabilities:
         (Increase) decrease in accrued interest
           receivable ...............................       (9)         (41)          96         (354)
         (Increase) decrease in other assets ........     (164)          74           (1)          (4)           (8)
         Increase (decrease) in accrued interest
           payable ..................................       (4)          (2)         (32)         (17)          (27)
         Increase (decrease) in other liabilities ...      (29)         158           60           33            (8)
                                                     ---------    ---------     --------     --------     ---------
         Net cash provided by operating activities ..      988          558        1,652          806         1,662
                                                     ---------    ---------     --------     --------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of held-to-maturity securities ...........    (8,243)      (2,000)      (3,987)     (11,499)          100
Proceeds from maturities and payments on held-to-maturity
  securities .......................................     4,179        3,457       15,964        6,451         5,403
Purchases of available-for-sale securities .........    (1,929)                   (4,989)     (11,144)       (1,000)
Proceeds from sale of available-for-sale securities.       184                                  1,509
Proceeds from maturities and payments on available-for-
  sale securities ..................................     3,460          740        8,522        3,137         2,916
Net increase in loans ..............................    (3,746)      (4,237)      (9,187)      (1,808)          (70)
Purchases of premises and equipment ................      (458)         (51)        (329)        (367)         (210)
Proceeds from sales of premise and equipment                                           7
Purchase of FHLB stock .............................       (91)         (83)        (173)        (157)         (142)
                                                     ---------    ---------     --------     --------     ---------
         Net cash provided by (used in) investing
           activities ..............................    (6,644)      (2,174)       5,828      (13,878)        6,997
                                                     ----------   ---------     --------     --------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits ................     1,926         (480)       1,155        3,829           717
Net increase (decrease) in short-term FHLB advances.    (5,500)       2,200       (4,750)      10,938        (8,193)
Proceeds from long-term FHLB advances ..............     8,500
Repayment of long-term FHLB advances ...............    (1,481)      (1,480)      (3,367)      (1,185)
Net increase in escrow accounts ....................      (202)        (181)          90           87            47
                                                     ---------    ---------     --------     --------     ---------
         Net cash provided by (used in) financing
           activities ..............................     3,243           59       (6,872)      13,669        (7,429)
                                                     ---------    ---------     --------     --------     ---------

         NET INCREASE IN CASH AND CASH
           EQUIVALENTS .............................    (2,413)      (1,557)         608          597         1,230


         CASH AND CASH EQUIVALENTS AT
           BEGINNING OF YEAR .......................     5,846        5,238        5,238        4,641         3,410
                                                     ---------    ---------     --------     --------     ---------

         CASH AND CASH EQUIVALENTS AT
           END OF YEAR ............................  $   3,433    $   3,681     $  5,846     $  5,238     $   4,640
                                                     ---------    ---------     --------     --------     ---------
                                                     ---------    ---------     --------     --------     ---------

SUPPLEMENTAL DISCLOSURES

Cash paid during the year for interest ............  $   2,540    $   2,658     $  5,305     $  5,214     $   4,798
Cash paid during the year for income taxes ........        160            -          276           68           344
Transfers to REO ..................................          4           39           39            -            32

--------------------------------------------------------------------------------
                                      F-6

--------------------------------------------------------------------------------

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
Central Federal Savings & Loan Association is a federally-chartered mutual thrift association headquartered in Wellsville, Ohio. The Association provides a variety of financial services to individuals and corporate customers, through its four offices in Wellsville, Ohio and surrounding areas, which are primarily light industrial areas. The Association's primary source of revenue is single-family residential loans to middle income individuals.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

A majority of the Association's loan portfolio consists of single family residential loans in the Columbiana County area. The regional economy depends heavily on light industry. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.


Securities
Securities Held-to-Maturity: Debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using the interest method over the period of maturity. Mortgage-backed securities represent participating interest in pools of long-term mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

--------------------------------------------------------------------------------
                                       F-7

--------------------------------------------------------------------------------

Securities Available-for-Sale: Available-for-sale securities consist of investment securities not classified as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of retained earnings until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using the interest method over the period of maturity.


Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

Loans Held for Sale
Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market valued determined on an aggregate basis. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method.

Loans
Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

Loan origination as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loans fees is discontinued when a loan is placed on nonaccrual status.

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. The accrual of interest on loans is suspended when a loan is 90 days or more past due or when, in management's opinion, the collection of all or a portion of the loan principal has become doubtful. When a loan is placed on nonaccrual status, accrued and unpaid interest at risk is charged against income. Interest income on nonaccrual loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions and other risks inherent in the portfolio. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Premises and Equipment
Land is carried at cost. Other premises and equipment are recorded at cost and are depreciated on the straight-line method. Depreciation and amortization are provided over the estimated useful lives of the respective assets which range from 3 to 40 years.

Foreclosed Real Estate
Foreclosed real estate is recorded at the lower of cost or fair value, less estimated costs to sell. Any reduction in fair value is reflected in a valuation allowance account established by a charge to income. Cost incurred to carry the foreclosed real estate are charged to expense.

Mortgage Servicing Rights

Effective January 1, 1995, the Association adopted Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights." This statement requires lenders who sell or securitize originated loans and retain servicing rights to recognize as separate assets the rights to service mortgage loans for others. Effective January 1, 1997, SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" superseded SFAS No. 122 and was adopted by the Association. SFAS No. 125 provided new guidance on the determination of the value of mortgage servicing rights and when to recognize the sale of loans without changing the concept of assigning value to mortgage servicing rights when a loan is sold or securitized and the servicing is retained. Both statements were adopted prospectively.

The Association recognizes as separate assets the rights to service mortgage loans for others, whether the servicing rights are acquired through purchases or loan originations. The fair value of capitalized mortgage servicing rights is based upon the present value of estimated future cash flows. Based upon current fair values and considering outstanding positions of derivative financial instruments utilized as hedges, capitalized mortgage servicing rights are periodically assessed for impairment, which is recognized in the statement of income during the period in which impairment occurs as an adjustment to the corresponding valuation allowance. For purposes of performing its impairment evaluation, the Association stratifies its portfolio on the basis of certain risk characteristics including loan type and note rate. Capitalized mortgage servicing rights are amortized over the period of estimated net servicing income and take into account appropriate prepayment assumptions.

Income Taxes
Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accumulated depreciation, and deferred loan fees for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Pension Plan
The Association has a pension plan covering substantially all employees. It is the policy of the Association to fund the maximum amount that can be deducted for federal income tax purposes but in amounts not less than the minimum amounts required by law.

Statements of Cash Flows
The Association considers all cash, demand amounts due from depository institutions, and interest-bearing deposits in other banks to be cash equivalents for purposes of the statements of cash flows.
--------------------------------------------------------------------------------
                                      F-9

--------------------------------------------------------------------------------
Fair Values of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on-and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.



Interim Financial Information
The unaudited balance sheet as of June 30, 1998 and related statements of income and comprehensive income, changes in equity and cash flows for the six months ended June 30, 1998 and 1997 have been prepared in a manner consistent with the audited financial information presented. Management believes that all adjustments, which were all of a normal and recurring nature, have been recorded to the best of its knowledge and that the unaudited financial information fairly presents the financial position and results of operations and cash flows of the Association in accordance with generally accepted accounting principles.

Reclassifications
Certain amounts in prior financial statements have been reclassified to conform with the current presentation.
--------------------------------------------------------------------------------
                                      F-10

--------------------------------------------------------------------------------
NOTE B -SECURITIES

Securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values are as follows:


Securities held-to-maturity
                                                                                               (Dollars in thousands)
                                              June 30, 1998 (Unaudited)                            December 31, 1997
                                   ---------------------------------------------   ---------------------------------------------
                                                  Gross       Gross                               Gross       Gross
                                    Amortized  Unrealized  Unrealized     Fair      Amortized  Unrealized  Unrealized      Fair
                                      Cost        Gains      Losses       Value       Cost        Gains      Losses        Value
                                      ----        -----      ------       -----       ----        -----      ------        -----
U.S. government and federal
agencies ......................... $  1,497    $     14    $           $   1,511   $   2,497   $      18   $           $   2,515
Corporate notes                                                                          992                                 992
Mortgage related securities:
  Freddie Mac ....................   19,927          70        (442)      19,555      22,714         346        (176)     22,884
  Fannie Mae .....................    4,425          65         (80)       4,410       5,273          70        (109)      5,234
  CMO's ..........................    9,724                    (101)       9,623
                                   --------    --------    --------    ---------   ---------   ---------   ---------   ---------

Total ............................ $ 35,573    $    149    $   (623)   $  35,099   $  31,476   $     434   $    (285)  $  31,625
                                   --------    --------    --------    ---------   ---------   ---------   ---------   ---------
                                   --------    --------    --------    ---------   ---------   ---------   ---------   ---------




                                             December 31, 1996
                              ----------------------------------------------
                                              Gross       Gross
                                Amortized  Unrealized  Unrealized     Fair
                                  Cost        Gains      Losses       Value
                                  ----        -----      ------       -----
U.S. government and federal
agencies ..................   $   5,499   $      14   $      (6)  $   5,507
Corporate notes
Mortgage related securities:
  Freddie Mac .............      31,991          46      (1,070)     30,967
  Fannie Mae ..............       5,902         135          (4)      6,033
  CMO's ...................
                              ---------   ---------   ---------   ---------

Total .....................   $  43,392   $     195   $  (1,080)  $  42,507
                              ---------   ---------   ---------   ---------
                              ---------   ---------   ---------   ---------




Securities available-for-sale
                                                                                               (Dollars in thousands)
                                              June 30, 1998 (Unaudited)                            December 31, 1997
                                   ---------------------------------------------   ---------------------------------------------
                                                  Gross       Gross                               Gross       Gross
                                    Amortized  Unrealized  Unrealized     Fair      Amortized  Unrealized  Unrealized      Fair
                                      Cost        Gains      Losses       Value       Cost        Gains      Losses        Value
                                      ----        -----      ------       -----       ----        -----      ------        -----
U.S. government and federal
agencies ........................  $  9,990    $           $    (13)   $   9,977   $   9,989   $           $     (84)  $   9,905
Municipal Securities ............       225           6                      231         275           9                     284
Mortgage related securities:
  Freddie Mac ...................       367           1         (14)         354         391           5                     396
  Fannie Mae ....................     2,530          66         (28)       2,568       3,734          75                   3,809
  Ginnie Mae ....................     2,949          77          (1)       3,025       3,358          66                   3,424
                                   --------    --------    --------    ---------   ---------   ---------   ---------   ---------

Total ...........................  $ 16,061    $    150    $    (56)   $  16,155   $  17,747   $     155   $     (84)  $  17,818
                                   --------    --------    --------    ---------   ---------   ---------   ---------   ---------
                                   --------    --------    --------    ---------   ---------   ---------   ---------   ---------




                                                 December 31, 1996
                                  --------------------------------
                                                  Gross       Gross
                                    Amortized  Unrealized  Unrealized     Fair
                                      Cost        Gains      Losses       Value
                                      ----        -----      ------       -----
U.S. government and federal
agencies ........................ $  10,988   $           $    (448)  $  10,540
Municipal Securities ............       328          12          (1)        339
Mortgage related securities:
  Freddie Mac ...................       490           1                     491
  Fannie Mae ....................     5,452          79                   5,531
  Ginnie Mae ....................     4,014          60          (3)      4,071
                                  ---------   ---------   ---------   ---------

Total ........................... $  21,272   $     152   $    (452)  $  20,972
                                  ---------   ---------   ---------   ---------
                                  ---------   ---------   ---------   ---------

--------------------------------------------------------------------------------
                                      F-11

--------------------------------------------------------------------------------

The following is a summary of maturities of securities held-to-maturity and available-for-sale:

                                                             (Dollars in thousands)
                                            June 30, 1998                             December 31, 1997
                             ------------------------------------------ -------------------------------

                              Available-for-sale     Held-to-maturity     Available-for-sale      Held-to-maturity
                              ------------------     ----------------     ------------------      ----------------
                               Amortized  Fair     Amortized    Fair     Amortized    Fair     Amortized    Fair
                               Cost       Value      Cost       Value      Cost       Value      Cost       Value
                              ------     -------    ------     -------    ------     -------    ------     -------
                                             (Unaudited)
One year or less ........... $     100  $     102  $          $          $     100  $     102  $     992  $     992
After one year through
  five years ...............       125        129      1,497      1,511        175        182      2,497      2,515
After ten years ............     9,990      9,977                            9,989      9,905
Mortgage-backed
  securities ...............     5,846      5,947     34,076     33,588      7,483      7,629     27,987     28,118
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                             $  16,061  $  16,155  $  35,573  $  35,099  $  17,747  $  17,818  $  31,476  $  31,625
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

The amortized cost and fair value of mortgage-backed securities are presented in the held-to-maturity and available-for-sale category by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

During the six months ended June 30, 1998 and the year ended December 31, 1996, the Association sold securities available-for-sale for total proceeds of approximately $184,000 and $1,509,000 resulting in gross realized gains of approximately $4,000 and gross realized losses of approximately $9,000. During the six months ended June 30, 1997 and years ended December 31, 1997 and 1995 the Association did not sell any securities available-for-sale.

There were no securities transferred between classifications during 1998, 1997 or 1996. Securities with a carrying amount of approximately $19,233,000, $20,510,000 and $22,554,000 were pledged to secure deposits as required or permitted by law at June 30, 1998, December 31, 1997 and 1996, respectively.


NOTE C - LOANS

Loans are summarized as follows:

                                                                                  (Dollars in thousands)
                                                                        June 30,              December 31,
                                                                          1998             1997           1996
                                                                          ----             ----           ----
                                                                      (Unaudited)
Loans secured by real estate:
     Construction loans on one-to-four family residences ...........  $      1,607    $      1,017     $        612
     Secured by 1-4 family residential properties ..................        41,897          40,659           35,891
     Secured by multifamily residential properties .................            16              17               99
     Secured by nonresidential properties ..........................           942             989            1,349
Commercial loans ...................................................           394             308              290
Consumer loans .....................................................        15,392          13,522            9,057
                                                                      ------------    ------------     ------------
                                                                            60,248          56,512           47,298

Allowance for loan losses ..........................................          (375)           (231)            (229)
                                                                      ------------    ------------     ------------

     Total .........................................................  $     59,873    $     56,281     $     47,069
                                                                      ------------    ------------     ------------
                                                                      ------------    ------------     ------------

--------------------------------------------------------------------------------
                                      F-12

--------------------------------------------------------------------------------
An analysis of the allowance for loan losses is as follows:

                                                                   (Dollars in thousands)
                                                   Six months
                                                 ended June 30,                  Years ended December 31,
                                         ----------------------------    -------------------------------------------
                                              1998           1997           1997           1996           1995
                                              ----           ----           ----           ----           ----
                                           (Unaudited)
Balance, beginning of period ...........  $       231     $       229    $       229    $       249     $       211
Loans charged off ......................           (7)                            (4)           (20)             (4)
Recoveries .............................            1               2              6
Provision for losses ...................          150                                                            42
                                          -----------     -----------    -----------    -----------     -----------

Balance, end of period .................  $       375     $       231    $       231    $       229     $       249
                                          -----------     -----------    -----------    -----------     -----------
                                          -----------     -----------    -----------    -----------     -----------


At June 30, 1998 and December 31, 1997 and 1996, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114 and No. 118, amounted to approximately $55,000, $5,000 and $0, respectively. The average recorded investment in impaired loans amounted to approximately $55,000, $2,000 and $0 for the six months ended June 30, 1998 and for the years ended December 31, 1997 and 1996, respectively. No interest income on impaired loans was recognized for cash payments received for the six months ended June 30, 1998, 1997 and years ended December 31, 1997, 1996 and 1995.

The Association has no commitments to loan additional funds to borrowers whose loans have been modified.

In the ordinary course of business, the Association has and expects to continue to have transactions, including borrowings, with its officers, directors, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. Loans to such borrowers are summarized as follows:

                                                                                         (Dollars in thousands)
                                                                                       Six Months
                                                                                          Ended        Year Ended
                                                                                        June 30,      December 31,
                                                                                          1998            1997
                                                                                          ----            ----
                                                                                       (Unaudited)
Balance, beginning of period .......................................................  $        280     $        240
New loans ..........................................................................           170              164
Payments ...........................................................................          (176)            (124)
                                                                                      -------------    ------------

Balance, end of period .............................................................  $        274     $        280
                                                                                      -------------    ------------
                                                                                      -------------    ------------

--------------------------------------------------------------------------------
                                      F-13

--------------------------------------------------------------------------------
NOTE D - MORTGAGE BANKING ACTIVITIES

The components of mortgage banking non-interest income is presented below:

                                                                   (Dollars in thousands)
                                                    June 30,                           December 31,
                                         ----------------------------    -------------------------------------------
                                              1998           1997           1997           1996           1995
                                              ----           ----           ----           ----           ----
                                                  (Unaudited)
Loan servicing fees ....................  $         7     $         4    $         9    $         8     $         8
Net gain on sales of mortgage ..........           33                              5              4               2
                                          -----------     -----------    -----------    -----------     -----------

Totals .................................  $        40     $         4    $        14    $        12     $        10
                                          -----------     -----------    -----------    -----------     -----------
                                          -----------     -----------    -----------    -----------     -----------


Mortgage loans serviced for others are not included in the accompanying balance sheets. The outstanding balances of serviced loans were $7,511,000 and $3,065,000 at June 30, 1998 and 1997, respectively. The outstanding balances of serviced loans were $3,453,000, $3,264,000 and $3,480,000 at December 31, 1997,
1996 and 1995, respectively.


Changes in capitalized mortgage loan servicing rights included in other assets were:

                                                                   (Dollars in thousands)
                                                    June 30,                           December 31,
                                         ----------------------------    -----------------------------------------
                                              1998           1997           1997           1996           1995
                                              ----           ----           ----           ----           ----
                                                  (Unaudited)

Balance at beginning of year ............ $        11     $         4    $         4    $         0     $         0
Originations ............................          18               2             10              4               0
Amortization ............................          (4)             (1)            (3)             0               0
                                          -----------     -----------    -----------    -----------     -----------

Totals .................................. $        25     $         5    $        11    $         4     $         0
                                          -----------     -----------    -----------    -----------     -----------
                                          -----------     -----------    -----------    -----------     -----------

NOTE E - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                                                 (Dollars in Thousands)
                                                                       June 30,               December 31,
                                                                         1998             1997            1996
                                                                         ----             ----            ----
Loans ..............................................................  $        291    $        286     $        238
Mortgage-backed securities .........................................           258             235              318
Investments and other ..............................................           319             356              417
                                                                      ------------    ------------     ------------

Totals .............................................................  $        868    $        877     $        973
                                                                      ------------    ------------     ------------
                                                                      ------------    ------------     ------------

--------------------------------------------------------------------------------
                                      F-14

--------------------------------------------------------------------------------
NOTE F - PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                                                                  (Dollars in thousands)
                                                                        June 30,             December 31,
                                                                          1998             1997            1996
                                                                          ----             ----            ----
                                                                       (Unaudited)
Land ..............................................................         $   63         $    63         $     63
Buildings and improvements ........................................          1,449           1,449            1,449
Furniture, fixtures and equipment .................................          1,095             926              880
Leasehold improvements ............................................            727             334              223
Construction in process............................................                            150
                                                                      ------------    ------------     ------------
                                                                             3,334           2,922            2,615
Accumulated depreciation and amortization .........................         (1,381)         (1,311)          (1,175)
                                                                      ------------    ------------     ------------

Total .............................................................   $      1,953    $      1,611     $      1,440
                                                                      ------------    ------------     ------------
                                                                      ------------    ------------     ------------

Certain Association facilities and equipment are leased under various operating leases. Rental expense was $37,000 and $20,000 for six months ended June 30, 1998 and 1997 and $42,000, $23,000 and $0 for years ended December 31, 1997,
1996 and 1995. Future minimum rental commitments under noncancelable leases are:

                                            (Dollars in thousands)
            June 30, 1998                                                       December 31, 1997
---------------------------------------                                ---------------------------
            (Unaudited)
1999 ...........         $  123                                        1998 ............       $  80
2000 ...........            128                                        1999 ............          73
2001 ...........            129                                        2000 ............          68
2002 ...........            133                                        2001 ............          73
After 2003 .....          1,600                                        After 2003 ......         811
                       ------------                                                        ------------

Total ..........         $2,113                                        Total ...........       $1,105
                       ------------                                                        ------------
                       ------------                                                        ------------

--------------------------------------------------------------------------------
                                      F-15

--------------------------------------------------------------------------------
NOTE G - DEPOSITS

Deposit account balances are summarized as follows:

                                                               (Dollars in thousands)
                                            June 30,                              December 31,
                                    ------------------------  ---------------------------------------------------
                                           1998                         1997                      1996
                                           ----                         ----                      ----
                                      Amount        %           Amount             %        Amount           %
                                      ------       ---          ------            ---       ------          ---
                                        (Unaudited)
Noninterest-bearing
  accounts ........................ $     977         1.2%    $      1,091         1.4%   $      390          .5%
Interest-bearing checking
  account .........................    10,538        13.3           10,379        13.5        11,452        15.1
Savings accounts ..................    23,945        30.4           23,266        30.2        23,972        31.6
Certificates of deposit ...........    43,449        55.1           42,247        54.9        40,014        52.8
                                    ---------     -------     ------------    --------    ----------     -------

                                    $  78,909       100.0%    $     76,983       100.0%   $   75,828       100.0%
                                    ---------     -------     ------------    --------    ----------     -------
                                    ---------     -------     ------------    --------    ----------     -------


The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $3,344,000, $2,427,000 and $1,363,000 at June 30, 1998, December 31, 1998 and 1997. Deposits in excess of $100,000 are not insured by the FDIC.

The scheduled maturities of certificates of deposit are as follows:

                                            (Dollars in thousands)
              June 30, 1998                                                       December 31, 1997
---------------------------------------                                ----------------------------
               (Unaudited)
1999 ............... $     25,585                                      1998 ......... $      25,851
2000 ...............       16,483                                      1999 .........        15,293
2001 ...............        1,065                                      2000 .........           720
2002 ...............          227                                      2001 .........           284
After 2003 .........           89                                      After 2003 ...            99
                      ------------                                                      ------------

Total .............. $     43,449                                      Total ........   $     42,247
                      ------------                                                       ------------
                      ------------                                                       ------------

The Association held deposits of approximately $1,229,000 for related parties at June 30, 1998.

Interest expense on deposits is summarized as follows:

                                                                   (Dollars in thousands)
                                                    June 30,                           December 31,
                                         ----------------------------    ------------------------------------------
                                              1998           1997           1997           1996           1995
                                              ----           ----           ----           ----           ----
                                                  (Unaudited)
Interest bearing checking ............... $       154     $       155    $       292    $       292     $       335
Savings .................................         358             361            724            759             781
Certificates of deposit .................       1,206           1,139          2,351          2,181           1,777
                                          -----------     -----------    -----------    -----------     -----------

Totals .................................. $     1,718     $     1,655    $     3,367    $     3,232     $     2,893
                                          -----------     -----------    -----------    -----------     -----------
                                          -----------     -----------    -----------    -----------     -----------

--------------------------------------------------------------------------------
                                      F-16

--------------------------------------------------------------------------------
NOTE H - FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank (FHLB) advances are comprised of the following:

                                                  Current
                                                 Interest          June 30,                   December 31,
                                                   Rate              1998                 1997            1996
                                                   ----              ----                 ----            ----
                                                         (Unaudited)
                                                                       (Dollars in thousands)
Federal Home Loan Bank advances
Variable rate advances:
     Due in ninety (90) days ..................    6.02%         $     10,988         $     14,988     $      3,000
     Due in one (1) year ......................                                                              14,988

Fixed rate advances, with monthly interest
 payments:
     Advance due in 1997  .....................                                                               4,750
     Advance due in 1998  .....................                                              3,000            2,000
     Advances due in 1999 .....................    5.07                 1,500
     Advances due in 2000 .....................    5.21                 2,500
     Advances due in 2003  ....................    5.59                 6,000

Fixed rate advances, with monthly principal and
 interest payments:
     Advance due 2002 .........................    6.04                 1,980                2,513            3,020
     Advance due 2003 .........................    5.76                 3,738                4,486            5,181
     Advance due 2005 .........................    6.93                   153                  153              173
     Advance due 2006 .........................    6.31                    53                   60               67
     Advance due 2007 .........................    6.52                   768                  961            1,098
                                                ----------          ------------         ------------     ------------

Total Federal Home Loan Bank
  Advances ....................................    5.86%         $     27,680         $     26,161     $     34,277
                                                ----------          ------------         ------------     ------------
                                                ----------          ------------         ------------     ------------


Federal Home Loan Bank (FHLB) advances are collateralized by all shares of FHLB stock (totaling $2,605,000 at June 30, 1998 and $2,514,000 at December 31,
1997), securities owned by the Association (totaling $18,712,000 at June 30, 1998 and $17,879,000 at December 31, 1997) and by 100% of the Association's qualified mortgage loan portfolio (totaling approximately $41,018,000 at June 30, 1998 and $40,659,000 at December 31, 1997). Based on the carrying amount of FHLB stock owned by the Association, total FHLB advances are limited to approximately $52,100,000 at June 30, 1998 and $50,276,000 at December 31, 1997.

The aggregate minimum future annual principal payments on FHLB advances at June 30, 1998 are $12,487,000 in 1999, $2,500,000 in 2000, $0 in 2001, $0 in 2002 and
$12,693,000 after 2002. The aggregate minimum future annual principal payments on FHLB advances at December 31, 1997 are $19,317,000 in 1998, $1,409,000 in
1999, $1,493,000 in 2000, $1,574,000 in 2001 and $2,368,000 after 2001.
--------------------------------------------------------------------------------
                                      F-17

--------------------------------------------------------------------------------
NOTE I - FEDERAL INCOME TAXES

The provision for income taxes consists of the following:

                                                               (Dollars in thousands)
                                              Six months
                                            ended June 30,                       Years ending December 31,
                                     ----------------------------     ------------------------------------------
                                         1998             1997            1997             1996            1995
                                         ----             ----            ----             ----            ----
                                                                 (Unaudited)
Current federal tax ...............  $        124    $        172     $        262    $         34     $        316
Deferred federal tax expense ......           (79)            (16)             (55)             12               (9)
                                     ------------    ------------     ------------    ------------     ------------

                                     $         45    $        156     $        207    $         46     $        307
                                     ------------    ------------     ------------    ------------     ------------
                                     ------------    ------------     ------------    ------------     ------------


The provision for federal income taxes differs from that computed by applying federal statutory rates to income before federal income tax expense, as indicated in the following analysis:

                                                                (Dollars in thousands)
                                              Six months
                                            ended June 30,                       Years ending December 31,
                                     ----------------------------     ----------------------------------------------
                                         1998             1997            1997             1996            1995
                                         ----             ----            ----             ----            ----
                                                                  (Unaudited)
Expected tax provision at a
  34% rate ......................... $         67    $        181     $        302    $        113     $        332
Effect of tax-exempt income ........           (9)             (9)             (67)            (62)             (54)
Other ..............................          (13)            (16)             (28)             (5)              29
                                     ------------    ------------     ------------    ------------     ------------

                                     $         45    $        156     $        207    $         46     $        307
                                     ------------    ------------     ------------    ------------     ------------
                                     ------------    ------------     ------------    ------------     ------------

Effective tax rate .................     23.0%           29.3%            23.3%           13.8%            31.5%

--------------------------------------------------------------------------------
                                      F-18

--------------------------------------------------------------------------------
The net deferred tax assets in the balance sheets include the following components:

                                                                         (Dollars in thousands)
                                                       Six months
                                                     ended June 30,         Years ending December 31,
                                                          1998                   1997            1996
                                                     --------------         ------------    ------------
                                                       (Unaudited)
Deferred tax assets
     Bad debt ...................................... $         86            $         30     $         19
     Deferred loan fees and costs ..................          206                     188              151
     Unrealized loss on securities
        available for sale .........................                                                   100
     Other .........................................            6                       8                1
                                                     ------------            ------------     ------------
Total deferred tax assets .......................... $        298            $        226     $        271

Deferred tax liabilities
     Fixed assets .................................. $        (86)           $         98     $         96
     Unrealized gain on securities
        available for sale .........................          (31)                     24
     Other .........................................          (10)                      5                1
                                                     ------------            ------------     ------------
Total deferred tax liabilities ..................... $       (127)           $        127     $         97
                                                     ------------            ------------     ------------

Net deferred tax assets (liabilities) .............. $        171            $         99     $        174
                                                     ------------            ------------     ------------
                                                     ------------            ------------     ------------


No valuation allowance for deferred tax assets was provided at June 30, 1998 or December 31, 1997 and 1996, because the Association had sufficient taxes paid in and available for recovery to warrant recording the full deferred tax asset.


NOTE J - PENSION PLAN

The Association maintains a contributory trusted pension plan for all eligible employees. The benefits contemplated by the plan are funded as accrued through the purchase of individual life insurance policies. The cost of funding is charged directly to operations. No funded liability exist for past service costs. The Association's contributions to the plan charged to earnings for six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 amounted to $0, $9,000, $9,000, $36,000 and $44,000.


NOTE K - REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision
(OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct affect on the Association and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.
--------------------------------------------------------------------------------
                                      F-19

--------------------------------------------------------------------------------
Qualitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to total assets (as defined). As discussed in greater detail below, as of June 30, 1998, the Association meets all of the capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notifications from the OTS, the Association was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Association would have to maintain minimum total risk-based, Tier I risk-based, Teri I leverage ratios as set forth in the table below. There are no conditions or events since the most recent notification that management believes have changed the Association's prompt corrective action category.

                                                             (Dollars in thousands)
                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                   For Capital               Prompt Corrective
                                        Actual                  Adequacy Purposes            Action Provisions
                                        ------                  -----------------            -----------------
                                Amount          Ratio        Amount           Ratio         Amount        Ratio
                                ------          -----        ------           -----         ------        -----
As of June 30, 1998 (Unaudited)
     Total Risk-Based
     Capital (to Risk
       Weighted Assets) ... $     14,620        23.2%      $     5,037         8.0%     $      6,296      10.0%
     Tier I Capital
       (to Risk Weighted
       Assets) ............       14,245        22.6             2,519         4.0             3,778       6.0
     Tier I Capital
       (to Adjusted Assets) ...   14,245        11.7             4,863         4.0             6,079       5.0

As of December 31, 1997:
     Total Risk-Based ..... $     14,388        27.5%      $     4,193         8.0%     $      5,242      10.0%
     Capital
       (to Risk Weighted Assets)
     Tier I Capital .......       14,158        27.0             2,097         4.0             3,145       6.0
       (to Risk Weighted
       Assets)
     Tier I Capital .......       14,158        12.0             4,729         4.0             5,911       5.0
       (to Adjusted Assets)

As of December 31, 1996:
     Total Risk-Based ..... $     13,667        28.4%      $     3,853         8.0%     $      4,816      10.0%
     Capital
       (to Risk Weighted Assets)
     Tier I Capital .......       13,438        27.9             1,927         4.0             2,889       6.0
       (to Risk Weighted
       Assets)
     Tier I Capital .......       13,438        10.8             4,968         4.0             6,211       5.0
       (to Adjusted Assets)

--------------------------------------------------------------------------------
                                      F-20

--------------------------------------------------------------------------------

A reconciliation of GAAP capital to regulatory capital at June 30, 1998 and December 31, 1997 is as follows:

                                                                        Total         Tier I         Tangible
                                                                        -----         ------         --------
June 30, 1998
GAAP Capital ..................................................... $   14,331     $    14,331      $    14,331
Unrealized gain on securities available for sale .................        (61)            (61)             (61)
Allowable allowance for loan losses ..............................        375
Other adjustments ................................................        (25)            (25)             (25)
                                                                   ----------     -----------      -----------

                                                                   $   14,620     $    14,245      $    14,245
                                                                   ----------     -----------      -----------
                                                                   ----------     -----------      -----------
December 31, 1997

GAAP Capital ..................................................... $   14,165     $    14,165      $    14,165
Unrealized gain on securities available for sale .................        (46)            (46)             (46)
Allowable allowance for loan losses ..............................        230
Other adjustments ................................................         39              39               39
                                                                   ----------     -----------      -----------

                                                                   $   14,388     $    14,158      $    14,158
                                                                   ----------     -----------      -----------
                                                                   ----------     -----------      -----------


NOTE L - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Association has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The principal commitments of the Association are as follows:

The Association had outstanding commitments to originate loans as follows:

                                                                                         (Dollars in thousands)
                                                                                         June 30,      December 31,
                                                                                           1998            1997
                                                                                           ----            ----
                                                                                        (Unaudited)
First mortgages ...................................................................   $      2,087     $        574
Consumer lines ....................................................................          1,236            1,332
Commercial lines ..................................................................          1,410            1,481
                                                                                      ------------     ------------

                                                                                      $      4,733     $      3,387
                                                                                      ------------     ------------
                                                                                      ------------     ------------


As of June 30, 1998, fixed-rate commitments totaled $3,257,000 and had interest rates ranging from 6.625% to 8.50%. As of December 31, 1997, fixed-rate commitments totaled $1,712,000 and had interest rates ranging from 7.25% to8.50%.


In addition, the Association periodically is a defendant in various legal proceedings arising in connection with its business. It is the best judgment of management that neither the financial position nor results of operations of the Association will be materially affected by the final outcome of these legal proceedings.
--------------------------------------------------------------------------------
                                      F-21

--------------------------------------------------------------------------------
NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets.

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Association upon extension of credit, varies and is based on management's credit evaluation of the counterparty.
--------------------------------------------------------------------------------
                                      F-22

--------------------------------------------------------------------------------
NOTE N - FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Association.

The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

     Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

     Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values. Fair values for fixed -rate certificates of deposit are using a estimated discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated contractual expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates fair value.

     Federal Home Loan Bank (FHLB) advances: Fair value for FHLB advances are estimated using a discounted cash flow analysis that applies interest rates currently being offered on FHLB advances to a schedule of aggregated contractual maturities on such borrowings.
--------------------------------------------------------------------------------
                                      F-23

--------------------------------------------------------------------------------
The estimated fair values of the Association's financial instruments are as follows:

                                           June 30,                             December 31,
                                             1998                        1997                      1996
                                             ----                        ----                      ----
                                          (Unaudited)
                                    Carrying       Fair        Carrying         Fair      Carrying        Fair
                                     Amount        Value        Amount          Value      Amount        Amount
                                    --------       -----       --------         -----     --------       ------
Financial assets:
     Cash and cash equivalents ... $  3,433    $     3,433   $     5,846   $     5,846   $     5,238    $     5,238
     Investment securities .......   51,728         51,254        49,294        49,443        64,364         63,482
     Loans, net of allowance .....   59,873         59,873        56,281        57,651        47,069         47,830
     Loans held for sale .........      689            689         1,605         1,611         2,448          2,451
     Accrued interest receivable ....   868            868           877           877           973            973

Financial liabilities:
     Deposits .....................  78,909         78,970        76,983        76,995        75,828         76,523
     Federal Home Loan Bank
       advances ...................  27,680         27,598        26,161        26,043        34,277         34,020
     Accrued interest payable .....     150            150           154           154           186            186
     Advance payments by
       borrowers for taxes
       and insurance ..............     463            463           665           665           575            575


The carrying amounts in the preceding table are included in the balance sheets under the applicable captions. The contract or notional amounts of the Association's financial instruments with off-balance-sheet risk are disclosed in NOTE L. No derivatives were held by the Association for trading purposes. It is not practicable to estimate the fair value of Federal Home Loan Bank (FHLB) stock because it is not marketable. The carrying amount of these investment is reported in the balance sheets.


NOTE O - ADOPTION OF PLAN OF CONVERSION

On June 11, 1998, the Board of Directors of the Association, subject to regulatory approval and approval by the members of the Association, unanimously adopted a Plan of Conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association with the concurrent formation of a holding company. The Holding Company will acquire 100 percent of the Association's common stock. The conversion is expected to be accomplished through amendment of the Association's charter and the sale of the Holding Company's common stock in an amount equal to the pro forma market value of the Association after giving effect to the conversion. A subscription offering of the shares of the Holding Company's common stock will be offered to the Association's depositors, then to an employee stock benefit plan and then to other members. Any shares of the Holding Company's common stock not sold in the subscription offering may be offered for sale to the general public.

At the time of the conversion, the Association will establish a liquidation account in the amount equal to its regulatory capital as of the latest practicable date before the conversion at which such regulatory capital can be determined. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Association may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

--------------------------------------------------------------------------------
                                      F-24

--------------------------------------------------------------------------------

Under Office of Thrift Supervision (OTS) regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts that are both well capitalized and given favorable qualitative examination ratings by the OTS.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At June 30, 1998, approximately $29,000 of conversion related costs have been deferred.

--------------------------------------------------------------------------------
                                      F-25

------------------------------------------------------------------------------
------------------------------------------------------------------------------



     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation shall not be relied upon as having been authorized by the Company, the Association or Charles Webb & Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Association since any of the dates as of which information is furnished herein or since the date hereof.

                           ------------------------

     Until ___________________ or 25 days after commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 __________ Shares

                      [GRAND CENTRAL FINANCIAL CORP.]
                       (Proposed Holding Company for
        Central Federal Savings and Loan Association of Wellsville)



                                COMMON STOCK


                           ------------------------
                                 PROSPECTUS
                           ------------------------


                           Charles Webb & Company
                A Division of Keefe, Bruyette & Woods, Inc.


                            _______________, 1998


------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

     TENTH:       Indemnification.

                  A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

                  B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

                  C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to receive the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

                  D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

                  E. The Corporation may maintain insurance, at its expense, to protect itself and any Director Officer, employee or agent of the Corporation or Subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                  F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     ELEVENTH: Limitations of Director's Liability. A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses of the conversion are as follows:

         SEC filing fee(1)...................................................................................$7,803
         OTS filing fee.......................................................................................8,400
         NASD filing fee(1)...................................................................................3,195
         Stock Market listing fee(1).........................................................................48,750
         Printing, postage and mailing......................................................................150,000
         Legal fees and expenses (including underwriter's
              counsel)......................................................................................200,000
         Accounting fees and expenses........................................................................70,500
         Appraisers' fees and expenses (including
              business plan).................................................................................28,500
         Marketing fees and selling commissions.............................................................310,123
         Underwriter's expenses...................................................................................0
         Conversion agent fees and expenses..................................................................14,000
         Transfer agent fees and expenses....................................................................10,000
         Certificate printing.................................................................................5,000
         Telephone, temporary help and other equipment.......................................................10,000
         Blue Sky fees and expenses..........................................................................10,000
         Miscellaneous.......................................................................................43,729

         TOTAL.............................................................................................$920,000
                                                                                                           --------
                                                                                                           --------



----------------------

(1) Unless otherwise noted, based upon the registration and issuance of 2,248,250 shares at $10.00 per share.



Item 26.    Recent Sales of Unregistered Securities.

None.

Item 27.  Exhibits.

The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)


 1.1 Engagement Letter between Central Federal Savings and Loan Association of Wellsville and Charles Webb & Company, a Division of Keefe, Bruyette and Woods, Inc.*
 1.2     Draft Form of Agency Agreement
 2.1 Plan of Conversion (including the Stock Charter and Bylaws of Central Federal Savings and Loan Association of Wellsville)*
 3.1     Certificate of Incorporation of Grand Central Financial Corp.*
 3.2     Bylaws of Grand Central Financial Corp.*
 3.3 Stock Charter and Bylaws of Central Federal Savings and Loan Association of Wellsville (See Exhibit 2.1 hereto)*
 4.0     Draft Stock Certificate of Grand Central Financial Corp.*
 5.0     Opinion of Muldoon, Murphy & Faucette re: legality
 5.1     Opinion of Morris, Nichols, Arsht & Tunnell re: legality
 8.0     Opinion of Muldoon, Murphy & Faucette re:  Federal Tax Matters
 8.1     Opinion of Crowe Chizek and Company LLP re:  State Tax Matters
10.1 Form of Central Federal Savings and Loan Association of Wellsville Employee Stock Ownership Plan*
10.2     Draft ESOP Loan Commitment Letter and ESOP Loan Documents*
10.3     Form of Central Federal Savings and Loan Association of
         Wellsville Employment Agreement*
10.4     Form of Grand Central Financial Corp. Employment Agreement*
10.5 Form of Central Federal Savings and Loan Association of Wellsville Supplemental Executive Retirement Plan*
10.6 Form of Central Federal Savings and Loan Association of Wellsville Employee Severance Compensation Plan*
23.1     Consent of Robb, Dixon, Francis, Oneson & Company
23.2     Consent of Muldoon, Murphy & Faucette*
23.3     Consent of Morris, Nichols, Arsht & Tunnell*
23.4     Consent and Subscription Rights Opinion of Keller & Company, Inc.
24.1     Powers of Attorney*
27.0     Financial Data Schedule*
99.1     Appraisal Report of Keller & Company, Inc.(P)




---------------------
* Previously filed.
(P) Filed pursuant to Rule 202 of Regulation S-T.

Item 28.  Undertakings.

        The small business issuer will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED
                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the Village of Wellsville, State of Ohio, on November 6, 1998.


Grand Central Financial Corp.


By:      /s/ William R. Williams
         --------------------------
         William R. Williams
         President, Chief Executive Officer and Director

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

      Name                                     Title                                          Date
      ----                                     -----                                          ----


/s/ William R. Williams                        President, Chief Executive               November 6, 1998
------------------------------------           Officer and Director
William R. Williams                            (principal executive
                                               officer)

/s/ John A. Rife                               Executive Vice President                 November 6, 1998
------------------------------------           and Treasurer
John A. Rife                                   (principal accounting and
                                                financial officer)


                *                              Director
------------------------------------
Gerry W. Grace


                *                              Director
------------------------------------
Jeffrey W. Aldrich


                *                              Director
------------------------------------
Thomas P. Ash


                *                              Director
------------------------------------
Fred C. Jackson


                *                              Director
------------------------------------
William F. Porter


                *                              Director
------------------------------------
Joseph M. Wells, Jr.


------------------
*Pursuant to Power of Attorney filed on September 23, 1998, as Exhibit 24.1 to the Registration Statement on Form SB-2 for Grand Central Financial Corp.




/s/ William R. Williams                                                                 November 6, 1998
---------------------------
William R. William
President, Chief Executive Officer
  and Director



TABLE OF CONTENTS


List of Exhibits (filed herewith unless otherwise noted)

The exhibits filed as a part of this Registration Statement are as follows:

 1.1  Engagement Letter between Central Federal Savings and Loan Association of
      Wellsville and Charles Webb & Company, a Division of Keefe, Bruyette and
      Woods, Inc.*
 1.2  Draft Form of Agency Agreement
 2.1  Plan of Conversion (including the Stock Charter and Bylaws of Central
      Federal Savings and Loan Association of Wellsville)*
 3.1  Certificate of Incorporation of Grand Central Financial Corp.*
 3.2  Bylaws of Grand Central Financial Corp.*
 3.3 Stock Charter and Bylaws of Central Federal Savings and Loan Association of Wellsville (See Exhibit 2.1 hereto)*
 4.0  Draft Stock Certificate of Grand Central Financial Corp.*
 5.0  Opinion of Muldoon, Murphy & Faucette re: legality
 5.1  Opinion of Morris, Nichols, Arsht & Tunnell re: legality
 8.0  Opinion of Muldoon, Murphy & Faucette re:  Federal Tax Matters
 8.1  Opinion of Crowe Chizek and Company LLP re:  State Tax Matters
10.1  Form of Central Federal Savings and Loan Association of Wellsville
      Employee Stock Ownership Plan*
10.2  Draft ESOP Loan Commitment Letter and ESOP Loan Documents*
10.3  Form of Central Federal Savings and Loan Association of Wellsville
      Employment Agreement*
10.4  Form of Grand Central Financial Corp. Employment Agreement*
10.5  Form of Central Federal Savings and Loan Association of Wellsville
      Supplemental Executive Retirement Plan*
10.6  Form of Central Federal Savings and Loan Association of Wellsville
      Employee Severance Compensation Plan*
23.1  Consent of Robb, Dixon, Francis, Oneson & Company
23.2  Consent of Muldoon, Murphy & Faucette*
23.3  Consent of Morris, Nichols, Arsht & Tunnell*
23.4  Consent and Subscription Rights Opinion of Keller & Company, Inc.
24.1  Powers of Attorney*
27.0  Financial Data Schedule*
99.1  Appraisal Report of Keller & Company, Inc.(P)




-----------------------

*  Previously filed.
(P) Filed pursuant to Rule 202 of Regulation S-T.